Registration No. 333-16931

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                        Post-Effective Amendment No. 1 to

                                    Form S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                             Falmouth Bancorp, Inc.
             (Exact name of registrant as specified in its charter)


      Delaware                           6035                     04-3337685

(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                         c/o FALMOUTH CO-OPERATIVE BANK
                                20 Davis Straits
                          Falmouth, Massachusetts 02540
                                 (508) 548-3500
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)
                                 ---------------

                              SANTO P. PASQUALUCCI
                      President and Chief Executive Officer
                         c/o FALMOUTH CO-OPERATIVE BANK
                                20 Davis Straits
                          Falmouth, Massachusetts 02540
                                 (508) 548-3500
                     (Name, address, including ZIP Code, and
                        telephone number, including area
                           code, of agent for service)
                                 ---------------

                                 with a copy to:
                            RICHARD A. SCHABERG, ESQ.
                             THACHER PROFFITT & WOOD
                               1500 K Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-8400
                                 ---------------
              Approximate date of commencement of proposed sale of
              the securities to the public: As soon as practicable
                  after the effective date of this Registration
                                   Statement.
                                 ---------------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |X|

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
  Title of each Class of       Amount to be        Proposed Maximum              Proposed Maximum                 Amount of
Securities to be Registered   Registered(1)   Offering Price Per Share(2)  Aggregate Offering Price (2)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

       Common Stock,            1,454,750               $14.00                     $20,366,500                    $6,172(3)

      $0.01 par value

====================================================================================================================================

(1) Based upon 1,454,750 shares of common stock of Falmouth Bancorp, Inc. to be issued in exchange for the same number of shares of common stock of Falmouth Co-operative Bank in connection with the reorganization of Falmouth Co-operative Bank as described in the Proxy Statement-Prospectus.
(2) The proposed maximum offering price per share reflects the market price of the common stock of Falmouth Co-operative Bank to be converted and exchanged in connection with the reorganization described in the Proxy Statement-Prospectus, computed in accordance with Rule 457(f)(1) under the

         Securities Act of 1933, as amended. It is based on the average of the high and low prices of the common stock on November 21, 1996, as reported on the American Stock Exchange. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee.

(3) Calculated based on 1/33 of one percent of the proposed maximum aggregate offering price.


    This  Registration  Statement  shall  become  effective in  accordance  with
Section 8(a) of the Securities Act of 1933, as amended.

                             Falmouth Bancorp, Inc.
         Cross Reference Sheet Required by Item 501(b) of Regulation S-B

                     Caption                                          Caption in Proxy Statement-Prospectus
                     -------                                          -------------------------------------
I.     INFORMATION ABOUT THE TRANSACTION

       A.   Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus.................          Facing Page; Cross-Reference Sheet; Notice
                                                                     of Annual Meeting of Stockholders; Outside
                                                                     Front Cover Page of Proxy Statement-
                                                                     Prospectus.

       B.   Inside Front and Outside Back Cover Pages
            of Prospectus................................            Available Information; Table of Contents.

       C.   Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information................            Summary of the Proxy Statement-Prospectus;
                                                                     General Information; Proposal 6--
                                                                     Formation of Holding Company-- Terms
                                                                     and Conditions to the Reorganization.

       D.   Terms of the Transaction.....................            Summary of the Proxy Statement-Prospectus;
                                                                     General Information; Proposal 6--
                                                                     Formation of Holding Company--
                                                                     Conditions to the Reorganization, Description
                                                                     of Bancorp Capital Stock, Certain
                                                                     Differences in Stockholder Rights, Tax
                                                                     Consequences of the Reorganization,
                                                                     Accounting Treatment of the Reorganization,
                                                                     Market for the Common Stock; Appendix C
                                                                     -- Agreement and Plan of Reorganization.

       E.   Pro Forma Financial Information..............            Pro Forma Consolidated Capitalization.

       F.   Material Contracts with the Company Being
            Acquired.....................................            Proposal 1-- Election of Directors--
                                                                     Employee Benefit Plans, Employment
                                                                     Agreement; Proposal 4-- 1997 Stock Option
                                                                     Plan; Appendix A-- 1997 Stock Option
                                                                     Plan; Proposal 5-- Recognition and
                                                                     Retention Plan; Appendix B-- Recognition
                                                                     and Retention Plan; Proposal 6-- Formation
                                                                     of Holding Company-- Management of
                                                                     Falmouth; Appendix C-- Agreement and
                                                                     Plan of Reorganization.

       G.   Additional Information Required for
            Reoffering by Persons and Parties Deemed to
            be Underwriters..............................            Not Applicable.

       H.   Interests of Named Experts and Counsel.......            Not Applicable.


                     Caption                                          Caption in Proxy Statement-Prospectus
                     -------                                          -------------------------------------
       I.   Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities.......    Proposal 6-- Formation of Holding
                                                                     Company-- Certain Differences in
                                                                     Stockholder Rights-- Limitation of Liability
                                                                     and Indemnification of Directors, Officers
                                                                     and Employees.

II.    INFORMATION ABOUT THE REGISTRANT

       A.   Information with Respect to S-3 Registrants.........     Not Applicable.

       B.   Incorporation of Certain Information by
            Reference............................................    Not Applicable.

       C.   Information with Respect to S-2 or S-3
            Registrants..........................................    Not Applicable.

       D.   Incorporation of Certain Information by
            Reference............................................    Not Applicable.

       E.   Information with Respect to Registrants Other
            Than S-3 or S-2 Registrants..........................    Proposal 6-- Formation of Holding
                                                                     Company-- Parties to the Reorganization,
                                                                     Business of Bancorp, Description of Bancorp
                                                                     Capital Stock, Market for the Common
                                                                     Stock, Dividend Policy, Regulation and
                                                                     Supervision, Management of Bancorp.

III.     INFORMATION ABOUT THE COMPANY BEING
         ACQUIRED

       A.   Information with Respect to S-3 Companies........        Not Applicable.

       B.   Information with Respect to S-2 or S-3
            Companies........................................        Not Applicable.

       C.   Information with Respect to Companies Other
            Than S-3 or S-2 Companies........................        Proposal 6-- Formation of Holding
                                                                     Company-- Parties to the Reorganization,
                                                                     Business of the Bank, Market for the
                                                                     Common Stock, Dividend Policy, Regulation
                                                                     and Supervision, Management's Discussion
                                                                     and Analysis of Financial Condition and
                                                                     Results of Operations, Management of
                                                                     Falmouth.


                     Caption                                          Caption in Proxy Statement-Prospectus
                     -------                                          -------------------------------------
IV.    VOTING AND MANAGEMENT INFORMATION

       A.   Information if Proxies, Consents or
            Authorization are to Be Solicited.................       Notice of Annual Meeting of Stockholders;
                                                                     Summary of the Proxy Statement-Prospectus;
                                                                     General Information; Proposal 1-- Election
                                                                     of Directors; Proposal 2-- Ratification of
                                                                     Appointment of Independent Auditors;
                                                                     Proposal 3-- Election of Clerk; Proposal 4
                                                                     -- 1997 Stock Option Plan; Proposal 5--
                                                                     Recognition and Retention Plan; Proposal 6
                                                                     -- Formation of Holding Company--
                                                                     Conditions to the Reorganization,
                                                                     Management of Bancorp, Management of
                                                                     Falmouth; Appendix A-- 1997 Stock Option
                                                                     Plan; Appendix B-- Recognition and
                                                                     Retention Plan; Appendix D-- Dissenters'
                                                                     Appraisal Rights.

       B.   Information if Proxies, Consents or
            Authorizations are Not to Be Solicited or in an
            Exchange Offer....................................       Not Applicable.






                                    [Letterhead of Falmouth Co-operative Bank]




                                                              December 24, 1996



Dear Stockholder:

         You are cordially invited to attend the 1997 annual meeting of stockholders of Falmouth Co-operative Bank ("Falmouth" or the "Bank"), which will be held on January 21, 1997 at 3:00 p.m. Eastern Standard time at the Quality Inn, 921 Jones Road, Falmouth, Massachusetts (the "Annual Meeting").


         At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of three directors to serve for a three-year term expiring in 2000;
(2) the ratification of the appointment of Shatswell MacLeod & Co., P.C. as independent auditors for the Bank for the fiscal year ending September 30, 1997;
(3) the election of a Clerk of the Bank to serve until the Bank's 1998 annual meeting of stockholders; (4) the 1997 Stock Option Plan for Outside Directors,
Officers and Employees of Falmouth  Co-operative Bank (the "Stock Option Plan");
(5) the 1997 Recognition and Retention Plan for Outside Directors,  Officers and
Employees of Falmouth Co-operative Bank (the "RRP"); and (6) a proposal to form a holding company for the Bank by the adoption and approval of an Agreement and Plan of Reorganization, dated as of November 25, 1996, among the Bank and Falmouth Bancorp, Inc., a newly-formed Delaware business corporation organized at the direction of the Bank to be a bank holding company with the Bank as its wholly-owned subsidiary. In addition, management will report on the operations and activities of the Bank and there will be an opportunity for you to ask questions about the Bank's business.


         The Board of Directors  believes that a holding company  structure will
better  position   Falmouth  to  compete  in  the  markets  that  it  serves  by facilitating  acquisitions  of other  savings  institutions,  by  providing  tax savings  on  earnings  from  investments  held by the  holding  company,  and by enhancing  stockholder value by permitting stock repurchases without adverse tax consequences.


         It is very  important  that your  shares be  represented  at the Annual
Meeting, regardless of whether or not you plan to attend in person. A plurality of the votes is sufficient to elect directors. A majority of the votes represented in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of the independent auditors and to elect a Clerk of the Bank. The adoption of the Stock Option Plan and the RRP each require the approval of votes representing a majority of the outstanding shares of the Bank's common stock. The adoption of the holding company proposal requires the approval of votes representing two-thirds of the outstanding shares of the Bank's common stock. A failure to vote will have the same effect as a vote against proposals 4, 5 and 6. I urge you to execute, date and return the enclosed proxy card in the postage-paid envelope provided as soon as possible to ensure that your shares will be voted at the Annual Meeting.


                 YOUR VOTE IS IMPORTANT WHETHER OR NOT YOU PLAN
                     TO ATTEND THE ANNUAL MEETING IN PERSON

         The Board of Directors of Falmouth has determined that the matters to be considered at the Annual Meeting are in the best interests of the Bank and its stockholders. For the reasons set forth in the Proxy Statement-Prospectus, the Board unanimously recommends a vote FOR each matter to be considered.

                                          Sincerely yours,

                                          /s/ Santo P. Pasqualucci

                                          Santo P. Pasqualucci
                                          President and Chief Executive Officer


                           FALMOUTH CO-OPERATIVE BANK

                                20 DAVIS STRAITS
                          FALMOUTH, MASSACHUSETTS 02540



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 21, 1997

         NOTICE IS HEREBY GIVEN that the 1997 annual meeting of stockholders of Falmouth Co-operative Bank ("Falmouth" or the "Bank") will be held on January
21, 1997 at 3:00 p.m.  Eastern Standard time at the Quality Inn, 921 Jones Road,
Falmouth, Massachusetts 02540 (the "Annual Meeting"). The Annual Meeting has been called for the following purposes:

         1. To elect three directors to serve for a three-year term expiring at the 2000 annual meeting and until their respective successors have been duly elected and qualified;

         2. To ratify the appointment of Shatswell MacLeod & Co., P.C. as independent auditors for the
                  Bank for the  fiscal year ending September 30, 1997;


         3. To elect a Clerk of the Bank to serve until the 1998 annual meeting of stockholders;


         4.       Approval of the 1997 Stock Option Plan for Outside  Directors,
                  Officers  and  Employees  of Falmouth  Co-operative  Bank (the
                  "Stock Option Plan") (a copy of the Stock Option Plan is attached as Appendix A to the Proxy Statement--Prospectus accompanying this Notice);

         5.       Approval  of the  1997  Recognition  and  Retention  Plan  for
                  Outside   Directors,   Officers  and   Employees  of  Falmouth
                  Co-operative  Bank (the  "RRP") (a copy of the RRP is attached as Appendix B to the Proxy Statement- Prospectus  accompanying this Notice);


         6.       To  consider  and vote upon the  formation  of a bank  holding company  for  Falmouth  by the  adoption  and  approval  of an
                  Agreement and Plan of Reorganization  dated as of November 25,
                  1996 (the "Plan of  Reorganization"  or "Plan") by and between
                  the  Bank  and  Falmouth  Bancorp,   Inc.  ("Bancorp"  or  the
                  "Company"),   pursuant  to  which  Falmouth  will  become  the
                  wholly-owned  subsidiary of Bancorp and all of the outstanding shares of common stock of Falmouth  (other than shares held by stockholders  exercising  dissenters'  rights, if any) will be converted  into and  exchanged  for, on a  one-for-one  basis, shares  of  common  stock  of  Bancorp  (a copy of the Plan is attached  as  Appendix  C to  the  Proxy  Statement-Prospectus
                  accompanying this Notice); and

         7. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Pursuant to the Bylaws of Falmouth,  the Board of  Directors  has fixed
December 13, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only holders of the Bank's common stock as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.


         Each Falmouth stockholder has the right to demand from Falmouth payment for the fair value of his or her shares;  provided,  that such  stockholder  (1)
files  with  Falmouth,  before  the vote on the  approval  of the Plan,  written objection demanding payment for the shares at fair value if the Plan is approved and (2) does not vote such  shares in favor of the Plan.  Falmouth  and any such stockholder  will have the rights and duties and must follow the  procedures set forth  in  Sections  86  through  98 of  Chapter  156B  of the  General  Laws of
Massachusetts,  a  copy  of  which  is  attached  as  Appendix  D to  the  Proxy
Statement-Prospectus accompanying this Notice.

         THE BOARD OF DIRECTORS  UNANIMOUSLY  RECOMMENDS THAT  STOCKHOLDERS VOTE
FOR APPROVAL OF EACH PROPOSAL TO BE CONSIDERED AT THE ANNUAL MEETING.


         WE URGE YOU TO  SIGN,  DATE  AND  RETURN  THE  ENCLOSED  PROXY  CARD AS
PROMPTLY AS  POSSIBLE,  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
THE  PROXY  MAY BE  REVOKED  AT ANY TIME  PRIOR TO ITS  EXERCISE  IN THE  MANNER
DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY STOCKHOLDER PRESENT AT
THE ANNUAL  MEETING,  INCLUDING ANY  ADJOURNMENT OR  POSTPONEMENT  THEREOF,  MAY
REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE
ANNUAL MEETING.



                                           By Order of the Board of Directors

                                            /s/ John A. DeMello

                                           John A. DeMello
                                           Clerk


Falmouth, Massachusetts
December 24, 1996


                                       -2-






                                 PROXY STATEMENT

                           FALMOUTH CO-OPERATIVE BANK
                                20 Davis Straits
                          Falmouth, Massachusetts 02540

                         Annual Meeting of Stockholders
                                January 21, 1997


                               -------------------

                                   PROSPECTUS

                             FALMOUTH BANCORP, INC.
                     Common Stock, par value $0.01 per share



         This document serves as a Proxy Statement for the 1997 annual meeting of stockholders of Falmouth Co-operative Bank ("Falmouth" or the "Bank"), to be held on January 21, 1997 at 3:00 p.m. Eastern Standard time at the Quality Inn,
921 Jones Road, Falmouth, Massachusetts, and at any adjournment or postponement thereof (the "Annual Meeting"), and is being used by the Board of Directors of the Bank to solicit the proxies of the Bank's stockholders in connection therewith. This Proxy Statement-Prospectus, with the accompanying proxy card, is first being sent or given to Falmouth's stockholders on or about December 24, 1996.

         As more fully described in this Proxy Statement-Prospectus, the purpose of the Annual Meeting is (1) to elect three directors to serve for a three-year term expiring in 2000; (2) to ratify the appointment of Shatswell MacLeod & Co., P.C. as independent auditors for the Bank for the fiscal year ending September
30, 1997; (3) to elect a Clerk of the Bank to serve until the 1998 annual meeting of stockholders; (4) to approve the 1997 Stock Option Plan for Outside
Directors, Officers and Employees of Falmouth Co-operative Bank; (5) to approve the 1997 Recognition and Retention Plan for Outside Directors, Officers and
Employees of Falmouth Co-operative Bank; (6) to consider and vote upon the formation of a bank holding company by the adoption and approval of the Agreement and Plan of Reorganization dated as of November 25, 1996 (the "Plan of
Reorganization"  or "Plan") by and between the Bank and Falmouth  Bancorp,  Inc.
("Bancorp"), a newly-formed Delaware business corporation organized at the direction of the Bank to become the holding company for Falmouth (the
"Reorganization"); and (7) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


         This document also serves as a Prospectus in connection with the issuance by Bancorp of up to 1,454,750 shares of Bancorp common stock, par value
$0.01 per share ("Bancorp Common Stock"). Upon the effective date of the Reorganization (the "Effective Date"), all outstanding shares of the Bank's common stock, par value $0.10 per share ("Bank Common Stock") (other than shares held by stockholders exercising dissenters' rights, if any), will be converted into and exchanged for an equal number of shares of Bancorp Common Stock, on a one-for-one basis.

         Under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"), the solicitation of stockholders of Falmouth to approve the proposed Plan of Reorganization constitutes an offering of Bancorp Common Stock. Bancorp has filed with the SEC a registration statement on Form S-4 under the Securities Act
(the  "Registration  Statement")  with respect to such offering,  and this Proxy
Statement-Prospectus constitutes the prospectus of Bancorp filed as part of the Registration Statement. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the related exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

         This Proxy Statement-Prospectus shall not constitute a prospectus for a public reoffering of Bancorp Common Stock issuable pursuant to the Plan of Reorganization.

         No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy
Statement-Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy
Statement-Prospectus, nor any offer or solicitation made hereunder, shall, under any circumstances, imply that the information set forth or incorporated herein is correct as of any time subsequent to its date.

         THESE   SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION,  THE FEDERAL DEPOSIT INSURANCE  CORPORATION,
THE DIVISION OF BANKS OF THE  COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER FEDERAL
OR STATE AGENCY OR ANY STATE  SECURITIES  COMMISSION,  NOR HAS SUCH  COMMISSION,
OFFICE OR OTHER  AGENCY  OR ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON THE
ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT- PROSPECTUS.  ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE  SECURITIES  ARE NOT SAVINGS  ACCOUNTS  OR  DEPOSITS  AND ARE NOT
INSURED BY THE FEDERAL  DEPOSIT  INSURANCE  CORPORATION OR ANY OTHER  GOVERNMENT
AGENCY. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS,  INCLUDING POSSIBLE LOSS
OF THE PRINCIPAL INVESTED.

        The date of this Proxy Statement-Prospectus is December 24, 1996.





                                       -2-




                              AVAILABLE INFORMATION

         Falmouth is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the FDIC at 550 17th Street, N.W., Washington, D.C. 20429, and at the FDIC's Northeast Regional Office located at Westwood Executive Center, 200
Lowder Brook Drive, Westwood, Massachusetts 02090.

         Bancorp  is  not  currently   subject  to  the  information   reporting
requirements of the Exchange Act and, accordingly,  has not filed reports, proxy statements or other information with the SEC. All of the Bancorp Common Stock is currently owned by Falmouth,  and there is, therefore,  no public trading market for Bancorp Common Stock. If the  Reorganization is consummated,  Bancorp Common
Stock will be registered  under the Exchange Act, and Bancorp will file periodic reports and other information with the SEC. In addition,  in accordance with the rules  and  regulations  of the SEC  with  respect  to  annual  meetings  of the stockholders  of Bancorp,  proxy  statements  accompanied  or preceded by annual reports to  stockholders  will be furnished  to  stockholders  of Bancorp.  Such reports will contain  financial  information that has been examined and reported upon, with an opinion expressed by, an independent public accounting firm.

         This Proxy Statement-Prospectus does not contain all of the information set forth in the  Registration  Statement and the related exhibits which Bancorp has filed with the SEC, and to which  reference is hereby made.  Reports,  proxy and information  statements and other  information,  including the  Registration
Statement  and  exhibits  thereto,  can be  inspected  and  copied at the public
reference  facilities   maintained  by  the  SEC  at  450  Fifth  Street,  N.W.,
Washington,  D.C.  20549, 7 World Trade Center,  New York,  New York 10048,  and
Northwestern  Atrium  Center,  500 West  Madison  Street,  Suite 1400,  Chicago,
Illinois 60661.  Copies can be obtained at prescribed  rates from the SEC Public
Reference Branch, 450 Fifth Street, N.W.,  Washington,  D.C. 20549. The SEC also maintains  a Web Site,  http://www.sec.gov,  that  contains  reports,  proxy and information statements and other information submitted by registrants, including
Bancorp.

         If the Plan of Reorganization is adopted and approved by the Bank's stockholders, Bancorp and the Bank will file an application for approval of the Plan of Reorganization, pursuant to Section 26B of Chapter 172 of the General
Laws of Massachusetts, with the Division of Banks of the Commonwealth of Massachusetts (the "Division of Banks"). The non-confidential portions of the application can be inspected at the office of the Division of Banks located at 100 Cambridge Street, Boston, Massachusetts 02202. In addition, Bancorp will file with the Federal Reserve Board (the "FRB") an application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. Finally, Bancorp will file an application with the American Stock Exchange in order to list its shares on such exchange under the symbol "FCB," the same symbol currently used by the Bank.

         A copy of the Bank's Annual Report to Stockholders  for the fiscal year
ended  September  30,  1996  (the  "Annual   Report")   accompanies  this  Proxy
Statement-Prospectus.  The Annual Report contains financial statements, prepared in conformity with generally accepted accounting principles, for the years ended
September  30, 1996 and 1995 and certain  other  information  and should be read along with this Proxy Statement-Prospectus.


                                       -3-


                                TABLE OF CONTENTS



AVAILABLE INFORMATION......................................................... 3
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS..................................... 4
SELECTED  FINANCIAL AND OTHER DATA OF THE BANK................................ 8
GENERAL INFORMATION........................................................... 9
              General      ................................................... 9
              Record Date and Voting.......................................... 9
              Vote Required...................................................10
              Rights of Dissenting Stockholders...............................10
              Revocability of Proxies.........................................11
              Solicitation of Proxies.........................................11
              Security Ownership of Certain Beneficial Owners.................11
              Stock Ownership of Management...................................12
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING................................14
PROPOSAL 1  ELECTION OF DIRECTORS.............................................14
              General      ...................................................14
              Vote Required...................................................14
              Information with Respect to Nominees and Continuing
                Directors...................................................  14
              Nominees     ...................................................15
              Continuing Directors............................................15
              Board and Committee Meetings....................................16
              Directors' Compensation.........................................16
              Summary Compensation Table......................................17
              Certain Employee Benefit Plans and Employment Agreement.........17
              Transactions with Certain Related Persons.......................20
              Section 16(a)  Beneficial
                          Ownership Reporting Compliance......................20
PROPOSAL 2  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS...............21
PROPOSAL 3  ELECTION OF CLERK.................................................21
PROPOSAL 4  STOCK OPTION PLAN.................................................22
              General Plan Information........................................22
              Purpose of the Stock Option Plan................................22
              Vote Required...................................................22
              Regulatory Restrictions and Conditions to Implementation........22
              Description of the Stock Option Plan............................23
              New Plan Benefits...............................................24
              Termination or Amendment of the Stock Option Plan...............25
              Effect of Reorganization on Stock Option Plan...................25
              Federal Income Tax Consequences.................................25
PROPOSAL 5  RECOGNITION AND RETENTION PLAN....................................26
              General Plan Information........................................26
              Purpose of the RRP..............................................26
              Vote Required...................................................26
              Regulatory Restrictions and Conditions to Implementation........26
              Description of the RRP..........................................27
              New Plan Benefits...............................................28
              Termination or Amendment of the RRP.............................28
              Effect of Reorganization on RRP.................................28
              Federal Income Tax Consequences.................................29
PROPOSAL 6  FORMATION OF HOLDING COMPANY......................................29
              General      ...................................................29
              Vote Required...................................................30
PARTIES TO THE REORGANIZATION.................................................30


                                        i





              Falmouth Co-operative Bank......................................30
              Falmouth Bancorp, Inc...........................................31
DESCRIPTION OF THE REORGANIZATION.............................................31
              Reasons for the Reorganization..................................31
              Effective Date..................................................32
              Actions at the Effective Date...................................32
              Conditions to the Reorganization................................32
              Amendment and Termination ......................................32
              Exchange of Stock Certificates..................................33
              Effect of the Reorganization on Employee Benefit Plans..........33
DESCRIPTION OF BANCORP CAPITAL STOCK..........................................33
              General      ...................................................33
              Common Stock ...................................................34
              Bancorp Preferred Stock.........................................35
              Anti-Takeover Provisions........................................35
DESCRIPTION OF FALMOUTH CAPITAL STOCK.........................................35
              General      ...................................................35
              The Common Stock................................................36
              Bank Preferred Stock............................................36
CERTAIN DIFFERENCES IN STOCKHOLDER RIGHTS.....................................36
              General      ...................................................36
              Payment of Dividends............................................37
              Rights of Issuer to Repurchase Stock............................37
              Limitation of Liability and Indemnification of Directors,
                Officers and Employees........................................37
              Appraisal Rights................................................38
              Special Meetings of Stockholders................................38
              Certain Anti-Takeover Provisions................................38
TAX CONSEQUENCES OF THE REORGANIZATION........................................43
ACCOUNTING TREATMENT OF THE REORGANIZATION....................................43
MARKET FOR THE COMMON STOCK...................................................43
DIVIDEND POLICY...............................................................44
PRO FORMA CONSOLIDATED CAPITALIZATION.........................................45
BUSINESS OF BANCORP...........................................................45
              General  .......................................................45
              Property  ......................................................46
              Competition  ...................................................46
              Employees    ...................................................46
BUSINESS OF THE BANK..........................................................46
              General      ...................................................46
              Market Area  ...................................................47
              Lending Activities..............................................47
              Investment Activities...........................................57
              Deposit Activity and Other Sources of Funds.....................60
              Competition  ...................................................63
              Properties   ...................................................63
              Employees    ...................................................63
              Legal Proceedings...............................................63
FEDERAL AND STATE TAXATION....................................................63
              Federal Taxation................................................63
              State Taxation..................................................65
REGULATION AND SUPERVISION....................................................65
              General      ...................................................65
              Federal Banking Regulations.....................................66



                                       ii


              Enforcement  ...................................................67
              Deposit Insurance...............................................67
              Transactions with Affiliates and Insiders.......................68
              Real Estate Lending Policies....................................69
              Standards for Safety and Soundness..............................70
              Federal Home Loan Bank System...................................70
              Federal Reserve System..........................................70
              Massachusetts Banking Laws and Supervision......................70
              Regulation of Holding Company...................................72
              Federal Securities Laws.........................................73

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

  RESULTS OF OPERATIONS.......................................................73
              General      ...................................................73
              Business Strategy...............................................73
              Asset/Liability Management......................................74
              Interest Rate Sensitivity Analysis..............................74
              Average Balances, Interest and Average Yields...................76
              Rate/Volume Analysis............................................78
              Comparison of Financial Condition at September 30, 1996
                and 1995 .....................................................78
              Comparison of Financial Condition at September 30, 1995
                and 1994......................................................79
              Comparison of Operating Results for the Years Ended
                September 30, 1996 and 1995...................................79
              Comparison of Operating Results for the Years Ended
                September 30, 1995 and 1994.................................. 80
              Liquidity and Capital Resources.................................81
              Impact of Inflation and Changing Prices........................ 82
              Impact of New Accounting Standards............................. 82
MANAGEMENT OF BANCORP........................................................ 84
              Directors    .................................................. 84
              Executive Officers............................................. 84
              Compensation .................................................. 84
              Employee Benefit Plans......................................... 84
MANAGEMENT OF FALMOUTH....................................................... 84
              Directors   ................................................... 84
              Executive Officers............................................. 84
              Compensation and Employee Benefit Plans........................ 85
OTHER MATTERS................................................................ 85
PROPOSALS FOR 1997 ANNUAL MEETING............................................ 86
FINANCIAL STATEMENTS......................................................... 86
INDEX TO FINANCIAL STATEMENTS OF FALMOUTH CO-OPERATIVE BANK..................F-1
FINANCIAL STATEMENTS.........................................................F-2


APPENDICES
----------

Appendix A          Stock Option Plan
Appendix B          Recognition  and Retention Plan
Appendix C          Agreement and Plan of Reorganization
Appendix D          Dissenters'  Appraisal Rights
Appendix E          Bancorp Certificate of Incorporation
Appendix F          Bancorp Bylaws

                                       iii






                    SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

         This Summary is qualified in its entirety by the detailed information contained in this Proxy Statement- Prospectus, the Appendices hereto and the documents referred to herein.


                         ANNUAL MEETING OF STOCKHOLDERS


Time and Place of the
   Annual Meeting................       The  Annual  Meeting  will  be  held  on
                                        January  21,  1997 at 3:00 p.m.  Eastern
                                        Standard  time at the Quality  Inn,  921
                                        Jones Road, Falmouth, Massachusetts. See
                                        "General Information -- General."

Purpose of the Annual
   Meeting.......................       The purpose of the Annual  Meeting is to
                                        (1) elect three directors, each to serve
                                        for a three-year  term expiring in 2000;
                                        (2) ratify the  appointment of Shatswell
                                        MacLeod  &  Co.,  P.C.  as   independent
                                        auditors  for the  Bank  for the  fiscal
                                        year  ending  September  30,  1997;  (3)
                                        elect a Clerk of the Bank to serve until
                                        the 1998 annual meeting of stockholders;
                                        (4) approve  the 1997 Stock  Option Plan
                                        for  Outside  Directors,   Officers  and
                                        Employees of Falmouth  Cooperative Bank;
                                        (5)  approve  the 1997  Recognition  and
                                        Retention  Plan for  Outside  Directors,
                                        Officers   and   Employees  of  Falmouth
                                        Co-operative Bank; (6) consider and vote
                                        upon the Plan of Reorganization pursuant
                                        to  which   Falmouth   will  become  the
                                        wholly-owned  subsidiary of Bancorp, and
                                        all of the  outstanding  shares  of Bank
                                        Common  Stock (other than shares held by
                                        stockholders    exercising   dissenters'
                                        rights,  if any) will be converted  into
                                        and  exchanged  for,  on  a  one-for-one
                                        basis,  shares of Bancorp  Common Stock;
                                        and (7) transact such other  business as
                                        may  properly  come  before  the  Annual
                                        Meeting.   See  "General   Information,"
                                        "Proposal 1 --  Election of  Directors,"
                                        "Proposal   2   --    Ratification    of
                                        Appointment  of  Independent  Auditors,"
                                        "Proposal   3  --  Election  of  Clerk,"
                                        "Proposal  4  --  Stock  Option   Plan,"
                                        "Proposal 5 -- Recognition and Retention
                                        Plan" and  "Proposal 6 --  Formation  of
                                        Holding Company."


Record Date......................       The Board of  Directors  of Falmouth has
                                        fixed the close of  business on December
                                        13, 1996 as the record date (the "Record
                                        Date")   for   the    determination   of
                                        stockholders  entitled  to notice of and
                                        to vote at the Annual Meeting and at any
                                        adjournment or postponement thereof. See
                                        "General  Information -- Record Date and
                                        Voting."

Beneficial Ownership by
  Directors and
  Executive Officers..............      On  November 1, 1996 the  directors  and
                                        executive     officers    of    Falmouth
                                        beneficially   owned  in  the  aggregate
                                        213,990 shares of Bank Common Stock. See
                                        "General  Information -- Stock Ownership
                                        of Management."

Additional Information............      For  additional  information,  telephone
                                        Santo    P.    Pasqualucci,     Falmouth
                                        Co-operative Bank, at (508) 548-3500.


                                       -4-

                          FORMATION OF HOLDING COMPANY
The Parties to the
   Reorganization................       Falmouth  Co-operative Bank and Falmouth
                                        Bancorp, Inc.

Falmouth Co-operative
   Bank..........................       Falmouth    is   a    state    chartered
                                        co-operative  bank  organized  under the
                                        rules    and    regulations    of    the
                                        Commonwealth of Massachusetts.  Falmouth
                                        conducts its business  through an office
                                        located at 20 Davis  Straits,  Falmouth,
                                        Massachusetts  02540,  and its telephone
                                        number is (508) 548-3500.

                                        On March 28, 1996, the Bank converted from mutual to stock form and issued
                                        1,454,750 shares of common stock, par value $0.10 per share.

Falmouth Bancorp, Inc............       Bancorp   is  a   business   corporation
                                        incorporated     as    a    wholly-owned
                                        subsidiary of Falmouth under the General
                                        Corporation   Law   of  the   State   of
                                        Delaware.  Bancorp was  organized at the
                                        direction  of  Falmouth to become a bank
                                        holding  company  with  Falmouth  as its
                                        wholly-owned  subsidiary.  Bancorp  will
                                        acquire    all   of   the   issued   and
                                        outstanding  shares  of the Bank  Common
                                        Stock   as   part   of   the   Plan   of
                                        Reorganization.  Bancorp's  address  and
                                        telephone  number  are the same as those
                                        given for Falmouth above.

Reasons for the
   Reorganization................       The Board of Directors  believes  that a
                                        holding  company  structure  will better
                                        position   Falmouth   to   (i)   enhance
                                        stockholder  value by  permitting  stock
                                        repurchases    without    adverse    tax
                                        consequences,   (ii)   reduce   interest
                                        expenses associated with the ESOP, (iii)
                                        provide a source  of  shares to  satisfy
                                        proposed  stock  option  and  restricted
                                        stock   plans   without    dilution   to
                                        stockholders,  and  (iv)      facilitate
                                        acquisitions     of    other     savings
                                        institutions  should such  opportunities
                                        arise.  See  "Proposal 6 -- Formation of
                                        Holding  Company --  Description  of the
                                        Reorganization   --   Reasons   for  the
                                        Reorganization."

Description of the
   Reorganization................       Under the Plan of Reorganization, all of
                                        the  outstanding  shares of Bank  Common
                                        Stock   (other   than   shares  held  by
                                        stockholders    exercising   dissenters'
                                        rights,  if any)  will be  automatically
                                        converted  into and exchanged  for, on a
                                        one-for-one  basis,  shares  of  Bancorp
                                        Common  Stock and  Falmouth  will become
                                        the wholly-owned  subsidiary of Bancorp.
                                        Falmouth   will   continue  its  current
                                        business    and    operations    as    a
                                        Massachusetts   chartered   co-operative
                                        bank    using    its    current    name.
                                        Certificates representing shares of Bank
                                        Common    Stock    will    automatically
                                        represent   shares  of  Bancorp   Common
                                        Stock.  Stockholders  will  not  need to
                                        exchange     their     Falmouth    stock
                                        certificates     for    Bancorp    stock
                                        certificates.

                                        The Plan of  Reorganization  is attached
                                        hereto as Appendix C. See "Proposal 6 --
                                        Formation   of   Holding    Company   --
                                        Description  of  the  Reorganization  --
                                        Conditions to the Reorganization."

Management of Bancorp............       The Board of  Directors  of  Bancorp  is
                                        comprised of the current  members of the
                                        Board  of  Directors  of the  Bank.  The
                                        officers of

                                      -5-

                                        Bancorp are the current senior  officers
                                        of  the  Bank.   See   "Proposal   6  --
                                        Formation   of  Holding   Company"   and
                                        "Management of Bancorp."

Conditions and Required
   Regulatory Approvals..........       The  consummation of the  Reorganization
                                        is  subject  to  the  satisfaction  of a
                                        number of conditions, including: (1) the
                                        adoption  and  approval  of the  Plan of
                                        Reorganization  by  the  holders  of  at
                                        least   two-thirds  of  the  outstanding
                                        shares  of Bank  Common  Stock;  (2) the
                                        approval by the Division of Banks of the
                                        application  of Bancorp  and the Bank to
                                        approve  the  Plan  of   Reorganization,
                                        which will be filed  following  adoption
                                        and    approval    of   the    Plan   of
                                        Reorganization     by     the     Bank's
                                        stockholders;  (3) the  approval  of the
                                        FRB of Bancorp's application to become a
                                        bank  holding   company;   and  (4)  the
                                        receipt  by   Falmouth  of  a  favorable
                                        opinion  of  counsel  as to the  federal
                                        income   tax    consequences    of   the
                                        Reorganization.  There  is no  assurance
                                        that these conditions will be satisfied.
                                        See    "Tax    Consequences    of    the
                                        Reorganization"  and "Description of the
                                        Reorganization   --  Conditions  to  the
                                        Reorganization"  under  "Proposal  6  --
                                        Formation of Holding Company."

Comparison of Stockholder
   Rights ........................      The  Certificate  of   Incorporation  of
                                        Bancorp     (the     "Certificate     of
                                        Incorporation"),   attached   hereto  as
                                        Appendix  E, and the Bylaws of  Bancorp,
                                        attached   hereto  as  Appendix  F,  are
                                        similar in many  respects to the current
                                        Charter and Bylaws of Falmouth. However,
                                        certain differences will exist following
                                        the Reorganization between the rights of
                                        the stockholders of Bancorp and those of
                                        Falmouth. These differences will include
                                        such  matters  as   limitations  on  the
                                        liability of directors,  indemnification
                                        of  directors,  officers and  employees,
                                        appraisal    rights   and   antitakeover
                                        protections.    See   "Proposal   6   --
                                        Formation of Holding  Company -- Certain
                                        Differences  in   Stockholder   Rights,"
                                        Appendix  E --  Bancorp  Certificate  of
                                        Incorporation  and Appendix F -- Bancorp
                                        Bylaws.

Anti-Takeover Effects............       Bylaws of Bancorp  and the  Charter  and
                                        Bylaws of  Falmouth  contain  provisions
                                        that  may  be  relevant   to   potential
                                        changes in control.  See  "Proposal 6 --
                                        Formation of Holding  Company -- Certain
                                        Differences  in  Stockholder  Rights  --
                                        Certain    Anti-takeover    Provisions,"
                                        Appendix  E --  Bancorp  Certificate  of
                                        Incorporation  and Appendix F -- Bancorp
                                        Bylaws.
Federal Income Tax
   Consequences..................       The    Plan   of    Reorganization    is
                                        conditioned,  in part,  upon the receipt
                                        by  Falmouth of an opinion of counsel to
                                        the effect that for  federal  income tax
                                        purposes:  (1) no gain  or loss  will be
                                        recognized by  stockholders  of Falmouth
                                        on the  transfer of their shares of Bank
                                        Common   Stock  to  Bancorp   solely  in
                                        exchange  for shares of  Bancorp  Common
                                        Stock;  (2) no  gain  or  loss  will  be
                                        recognized  by Bancorp  upon its receipt
                                        of  shares  of  Bank  Common   Stock  in
                                        exchange  for shares of  Bancorp  Common
                                        Stock;  (3) the  aggregate  basis of the
                                        shares  of  Bancorp  Common  Stock to be
                                        received  by each  Falmouth  stockholder
                                        will be the  same as the aggregate basis
                                        of  the  shares  of  Bank  Common  Stock
                                        exchanged  therefor; and (4) the holding
                                        period of  the shares of Bancorp  Common
                                        Stock to be received by each

                                       -6-

                                        Falmouth  stockholder  will  include the
                                        holding  period  of  Bank  Common  Stock
                                        exchanged  therefor,  provided that each
                                        such  stockholder  held  such  shares of
                                        Bank Common Stock as a capital  asset on
                                        the Effective Date. Each  stockholder is
                                        urged  to  consult  his or her  own  tax
                                        advisor as to the specific  consequences
                                        of the Reorganization to the stockholder
                                        under  federal,   state  and  any  other
                                        applicable  tax laws. See "Proposal 6 --
                                        Formation  of  Holding  Company  --  Tax
                                        Consequences of the Reorganization."

Accounting Treatment of the
  Reorganization...................     It is expected  that the  Reorganization
                                        will be  characterized  as, and  treated
                                        similarly  to, a "pooling of  interests"
                                        for  financial   reporting  and  related
                                        purposes.  See  "Proposal 6 -- Formation
                                        of   Holding   Company   --   Accounting
                                        Treatment of the Reorganization."

Regulation and Supervision.........     After the Effective  Date,  Bancorp will
                                        be subject to regulation by the FRB as a
                                        bank holding  company under the BHCA and
                                        by the SEC. Falmouth will continue to be
                                        subject to regulation by the Division of
                                        Banks and the FDIC.  See  "Proposal 6 --
                                        Formation   of   Holding    Company   --
                                        Regulation and Supervision."

Market for Stock.................       The  Bank's  Common  Stock is  currently
                                        traded on the  American  Stock  Exchange
                                        under the symbol  "FCB".  Following  the
                                        Reorganization,   it  is  expected  that
                                        Bancorp  Common  Stock will be traded on
                                        the American  Stock  Exchange  under the
                                        same symbol.  See "Market For The Common
                                        Stock"  and   "Dividend   Policy"  under
                                        "Proposal  6  --  Formation  of  Holding
                                        Company."

Effective Date....................      The  Effective  Date will be the date of
                                        the   consummation   of  the   Plan   of
                                        Reorganization.   See   "Proposal  6  --
                                        Formation   of   Holding    Company   --
                                        Description  of  the  Reorganization  --
                                        Conditions  to  the   Reorganization, --
                                        Effective Date."

Rights of Dissenting
   Stockholders....................     Holders of shares of Bank  Common  Stock
                                        are entitled to dissent from the Plan of
                                        Reorganization  and to receive  the fair
                                        value of  their  shares  if they  follow
                                        certain   statutory   procedures   under
                                        Massachusetts    law.    See    "General
                                        Information    --    Appraisal  Rights,"
                                        "Proposal  6  --  Formation  of  Holding
                                        Company," "General Information -- Rights
                                        of Dissenting Stockholders" and Appendix
                                        D -- Dissenters' Appraisal Rights.


Stockholder Vote Required
   for Approval..................       Approval  of the Plan of  Reorganization
                                        will  require the vote of the holders of
                                        two-thirds of the outstanding  shares of
                                        Bank  Common  Stock   entitled  to  vote
                                        thereon.

Recommendation Of
   Management....................       The  Board  of   Directors  of  Falmouth
                                        unanimously recommends that stockholders
                                        vote  for the  adoption  of the  Plan of
                                        Reorganization.


                                       -7-



                  SELECTED FINANCIAL AND OTHER DATA OF THE BANK

         The selected financial and other data of the Bank set forth below is derived in part from and should be read in conjunction with the Financial
Statements  of the Bank and Notes  thereto  presented  elsewhere  in this  Proxy
Statement-Prospectus.

                                                                     At September 30,                            At April 30,
                                                   ---------------------------------------------------       ------------------
                                                        1996         1995         1994        1993           1993(1)       1992
                                                        ----         ----         ----        ----           ----          ----
                                                                               (Dollars in thousands)
Selected Financial Condition Data:
Total amount of:
 Assets ........................................       $90,516       $73,679       $74,666       $75,144       $74,202       $72,826
 Loans, net ....................................        40,237        32,503        27,584        28,956        29,406        32,380
Investment Securities(2): ......................        45,553        35,576        38,992        35,326        34,574        30,343
Deposits .......................................        66,439        65,061        66,696        67,571        66,321        66,623
Stockholders' equity/Net worth(3) ..............        21,914         8,435         7,847         7,196         6,774         6,108


                                                              Year Ended September 30,                  Year Ended April 30,
                                                  --------------------------------------------------  -----------------------
                                                       1996         1995            1994        1993(1)        1993(1)       1992
                                                       ----         ----            ----        ----           ----          ----
                                                 (Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income ..................    $    5,576    $    4,815    $    4,629    $    5,207    $    5,466    $    6,122
Interest expense on deposits and
  borrowings ..................................         2,833         2,487         2,137         2,455         2,750         3,911
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net interest income ...........................         2,743         2,328         2,492         2,752         2,716         2,211
Provision for possible loan losses ............            51          --               9          --             178           156
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net interest income after provision
  for possible loan losses ....................         2,692         2,328         2,483         2,752         2,538         2,055
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Other income:
     Gain (loss) on sales of
       investment securities, net .............             2            16            16            48          --             (24)
     Other ....................................           123            99           214           140           134           133
                                                   ----------    ----------    ----------    ----------    ----------    ----------
           Total other income .................           125           115           230           188           134           109
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Operating expenses ............................         1,888         1,793         1,615         1,652         1,541         1,475
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Income before income taxes ....................           929           650         1,098         1,288         1,131           689
Income taxes ..................................           359           211           447           470           465           275
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Income before cumulative effect
  of change in accounting
  principle ...................................           570           439           651           818           666           414
Cumulative effect of change in
  accounting principles .......................          --            --            --             106          --            --
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net income ....................................    $      570    $      439    $      651    $      924    $      666    $      414
                                                   ==========    ==========    ==========    ==========    ==========    ==========

Net income per common share (4) ...............           .32          --            --            --            --            --
 Weighted average number of
    common shares outstanding(5) ..............     1,454,750          --            --            --            --            --



----------

(1) During 1993, the Bank changed its fiscal year end from April 30 to September 30. Throughout this Proxy Statement- Prospectus, information for the year ended September 30, 1993 represents a twelve-month audited period.
(2) Effective October 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 which requires the classification of the Bank's investment securities as "trading securities," "held-to-maturity" or "available-for-sale." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards."
(3) Includes unrealized gain on available-for-sale securities of $144,000 and $149,000, net of tax, at September 30, 1996 and 1995, respectively.
(4) Amount calculated from March 28, 1996, the date of Conversion, to September 30, 1996. For the twelve months ended September 30, 1996, net income per share of common stock was $0.39.
(5)  Calculated  from March 28, 1996, the date of  Conversion,  to September 30,
     1996.



                                                                                               At or for the Year
                                                At or for the Year Ended September 30,          Ended April 30,
                                                --------------------------------------          ---------------
                                               1996        1995       1994        1993          1993       1992
                                               ----        ----       ----        ----          ----       ----

Interest rate spread information:(1)
  Average during period...................     2.59%       2.95%      3.21%       3.56%         3.48%     2 .84%
  End of period...........................     2.73        2.97       3.12        3.52          3.71       2.89
Net interest margin(2)....................     3.40        3.33       3.49        3.80          3.75       3.16
Return on average assets..................      .69         .61        .88        1.23           .89        .58
Return on average equity..................     3.51        5.48       8.52       13.55         10.13       7.13

 Non-performing loans as a percent of
  total loans.............................      .03          --       1.15        1.17          1.52       2.72
Non-performing assets as a percent of
  total assets............................      .02          --        .43         .57           .61       1.45
Allowance for possible loan losses as a
  percent of non-performing loans......... 3,557.14          --      96.27       80.99         61.42      28.62
Capital Ratios:
  Average equity to average assets........    19.56       11.06      10.36        9.10          8.76       7.97
  Regulatory Tier 1 leverage capital ratio    24.27       11.52      10.55        9.54          9.00       8.39


---------------------------
(1) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.


                               GENERAL INFORMATION

General


         This Proxy Statement-Prospectus is being furnished to stockholders of Falmouth, in connection with the solicitation of proxies by the Bank's Board of Directors for the Annual Meeting to be held on January 21, 1997, at 3:00 p.m. Eastern Standard time at the Quality Inn, 921 Jones Road, Falmouth, Massachusetts, and at any adjournment or postponement thereof.


         Holders of Bank Common Stock are requested promptly to sign, date and return the accompanying proxy card to Falmouth in the enclosed postage-paid, addressed envelope. Failure to return a properly executed proxy card or to vote at the Annual Meeting will have the same effect as a vote against Proposals 4, 5 and 6.

Record Date and Voting

         The Board of Directors of Falmouth has fixed the close of business on December 13, 1996 as the Record Date for the determination of the holders of Bank Common Stock entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of Bank Common Stock at the close of business on that date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were 1,454,750 shares of Bank Common Stock outstanding.


         Each holder of outstanding shares of Bank Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Annual Meeting and at any adjournment or postponement thereof. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Bank Common Stock entitled to vote at the Annual

Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not obtained, or if fewer shares of Bank Common Stock are voted in favor of any of Proposals 2, 3, 4, 5 or 6 than the number required for approval, it is expected that the Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).


         If the enclosed proxy card is properly executed and received by Falmouth in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked on the proxy card. Executed proxy cards without voting instructions will be voted FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders.

         Management is not aware of any matters other than those set forth in the Notice of Annual Meeting of Stockholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual
Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Falmouth.

VOTE REQUIRED

         The vote required for each proposal is set forth in the discussion of such proposal under the caption "-- Vote Required."

RIGHTS OF DISSENTING STOCKHOLDERS

         Massachusetts law provides that stockholders of record of the Bank on December 13, 1996 have the right to dissent from the Reorganization and, if the Reorganization is consummated, to receive compensation equal to the fair value of their shares. Stockholders of the Bank desiring to exercise their dissent and appraisal rights must follow the procedures set forth in Sections 86 through 98 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as summarized below and included as Appendix D to this Proxy Statement-Prospectus. Stockholders of the Bank desiring to exercise their dissent and appraisal rights are urged to read Appendix D in its entirety since failure to comply with the procedures set forth therein may result in the loss of dissent and appraisal rights.

         To exercise dissent and appraisal rights under Massachusetts law, a stockholder must (1) file with the Bank, before the stockholder vote on the Plan of Reorganization, a written objection to the Reorganization stating that he or she intends to demand payment for his or her shares, (2) not vote in favor of the Plan of Reorganization, and (3) within 20 days after the date of mailing to him or her of a written notice that the Reorganization has become effective, make written demand upon the Bank for payment of his or her shares and an appraisal of the value thereof. A stockholder who fails to satisfy all of the conditions set forth above will not acquire the right to payment for his or her shares under Massachusetts law. Signed proxies that are returned but left blank will be voted for the Reorganization; therefore, in order to be assured that shares are not voted in favor of the Plan of Reorganization, a stockholder must either vote in person or by proxy against the Plan of Reorganization or abstain from voting. Failure to vote against the Plan of Reorganization will not constitute a waiver of dissent and appraisal rights.

         After making written demand for payment of his or her shares as provided above, the Bank will pay to such dissenting stockholder the fair value of his or her shares within 30 days after the expiration of the period during which such demand may be made. If within this 30-day period the parties fail to agree as to the fair value of the shares, the Bank or stockholder may, within four months after the expiration of such 30- day period, demand a determination of the value of the stock by filing a bill in equity with the Superior Court in Barnstable County. For the purpose of a Superior Court determination, the value of the shares of the Bank will be determined as of the day preceding the vote of the Bank's stockholders on the Plan of Reorganization and shall be exclusive of any element of value arising from the expectation of accomplishment of the Reorganization. Upon making written demand for payment, the dissenting stockholder will not thereafter be entitled to notice of any meeting of stockholders, to vote at any meeting of stockholders or to receive dividends or other distributions on the Bank's common stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the Reorganization) unless (1) neither the Bank nor the dissenting stockholder files a bill in equity within four months demanding judicial appraisal of the value of the stock, (2) a bill in equity, if filed, is dismissed as to that stockholder, or (3) the stockholder delivers a written withdrawal of his or her objection to, and indicates an acceptance of, the Reorganization, with the written approval of the Bank.

         The costs of the bill in equity required under Massachusetts law in order to determine the value of the Bank's common stock, including the reasonable compensation and expenses of any master appointed by the Superior Court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the Superior Court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders will be paid by the Bank. Interest will be paid upon any award from the date of the vote approving the Reorganization, and the Superior Court may, on application of any interested party, determine the amount of interest to be paid in the case of any stockholder.

REVOCABILITY OF PROXIES

         The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Clerk of the Bank a written notice of revocation prior to the Annual Meeting, (ii) delivering to the Clerk of the Bank prior to the Annual Meeting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting, filing a written notice of revocation with the Clerk of the Bank, and voting in person.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of Falmouth may solicit proxies for the Annual Meeting from Falmouth stockholders personally or by telephone or telegram without additional remuneration therefor. Falmouth will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. Falmouth has retained Chase Mellon Shareholder Services to aid in the solicitation of proxies at a fee of $4,000 plus expenses. The cost of solicitation of proxies for the Annual Meeting, including the fees of Chase Mellon Shareholder Services, will be borne by Falmouth. A Falmouth stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to Chase Mellon Shareholder Services, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information (such as a prescribed identification code) from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Bank Common Stock on November 1, 1996, except as otherwise indicated. Other than the beneficial owner listed below, the Bank is not aware of any person or group that beneficially owns more than 5% of the outstanding shares of Bank Common Stock as of November 1, 1996.


                                                                                                       Percent of
                                                                           Amount of                    Shares of
                           Name and Address                               Beneficial                  Common Stock
Title of Class             of Beneficial Owner                             Ownership                 Outstanding (1)
--------------             -------------------                             ---------                 ---------------

Common Stock               Falmouth Co-operative Bank                       82,921                        5.7%
                             Employee Stock Ownership
                             Plan (the "ESOP")
                           20 Davis Straits
                           Falmouth, Massachusetts 02540

----------

(1) The total number of shares of Bank Common Stock outstanding on November 1, 1996 was 1,454,750 shares.
(2) The Employee Stock Ownership Plan ("ESOP") is administered by a committee of the Bank's Board of Directors (the "ESOP Committee"). The ESOP's assets are held in a trust (the "ESOP Trust"), for which directors Gardner L. Lewis, John L. Lynch, Jr. and Armand Ortins serve as trustees (the"ESOP Trustee"). The ESOP Trust purchased these shares with funds borrowed from Bridgewater Savings Bank and intends to allocate them to employees over a period of ten years. If the
         Reorganization is consummated, Bancorp intends to assume the loan to the ESOP currently held by the third party lender. See "Proposal 6 -- Formation of Holding Company -- Description of the Reorganization -- Reasons for the Reorganization." The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, ("ERISA") as amended, the ESOP Trustee will vote, tender or exchange shares of Bank Common Stock held in the ESOP Trust in accordance with the following rules. The ESOP Trustee will vote tender or exchange shares of Bank Common
         Stock allocated to participants' accounts in accordance with instructions received from the participants. As of September 30, 1996, 4,364 shares held by the ESOP Trust were allocated. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares that have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted. The ESOP Trustee will tender or exchange any shares in the suspense account or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are tendered or exchanged. With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares. Except as described above, the ESOP Committee has sole investment power, except in limited circumstances, but no voting power over all Bank Common Stock held in the ESOP Trust.


STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of November 1, 1996 as to shares of Bank Common Stock beneficially owned by each director of the Bank, the Named Executive Officer of the Bank identified in the Summary Compensation Table appearing in this Proxy Statement-Prospectus and all directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals. For purposes of this table, an individual is considered to "beneficially own" any securities (a) over which such individual exercises sole or shared voting or investment power, or (b) of which such individual has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, within 60 days after November 1, 1996. As used herein, "voting power" includes the power to vote, or direct the voting of, such securities, and "investment power" includes the power to dispose of, or direct the disposition of, such securities. Except as otherwise indicated, each person and the group shown in the table has sole voting and investment power with respect to the shares indicated.



                                                                                                 Percent of
                                                                          Amount  of               Common
                                                                          Beneficial                Stock
                 Name                                Title                Ownership            Outstanding(1)
                 ----                                -----                ---------            --------------

Santo P. Pasqualucci(2)                  President, Chief
                                           Executive Officer and             25,826                1.78%
                                           Director
John W. Holland, Jr.(3)                  Director                             2,500                  *
James A. Keefe                           Director                            17,669                1.21%
Gardner L. Lewis(4)                      Director                             7,069                  *
John J. Lynch, Jr.                       Director                            25,000                1.72%
Ronald L. McLane                         Director                             1,500                  *
Eileen C. Miskell(5)                     Director                             5,000                  *
Robert H. Moore                          Director                             3,000                  *
Walter A. Murphy                         Chairman of the Board               10,000                  *
William E. Newton                        Director                            15,000                1.03%
Armand Ortins                            Director                             3,000                  *
All directors and executive
  officers as a group                                                       213,990               14.71%
  (15 persons)(6)(7)

----------
*        Less than 1% of outstanding shares of Bank Common Stock.

(1) Percentages with respect to each person or group of persons have been calculated on the basis of 1,454,750 shares of Bank Common Stock, the number of shares outstanding as of November 1, 1996. No officer or director has the right to acquire beneficial ownership of additional shares of Bank Common Stock within 60 days after November 1, 1996.

(2) Includes 659 shares allocated to Mr. Pasqualucci under the ESOP as to which he has sole voting power, but no investment power, except in limited circumstances.

(3) Includes 500 shares held jointly with spouse and 2,000 shares held solely by spouse.

(4) Includes 4,700 shares over which Mr. Lewis has sole voting and investment power and 2,369 shares over which Mr. Lewis has shared voting and investment power.

(5) Includes 1,000 shares over which Ms. Miskell has sole voting and investment power and 4,000 shares over which Ms. Miskell has shared voting and investment power.

(6) Includes 1,949 shares held by the ESOP Trust that have been allocated as of September 30, 1996 to the individual accounts of the executive officers under the ESOP and as to which such executive officers have sole voting power, but no investment power, except in limited circumstances. Also includes 2,415 shares held by the ESOP Trust and allocated to the individual accounts of the other Bank employees under the ESOP, and as to which such employees have sole voting power but no investment power except in limited circumstances. Also includes 82,921 unallocated shares held by the ESOP Trust as to which the ESOP Trustee may be deemed to share voting and investment power.

(7) Includes 56,764 shares over which the directors and executive officers share voting and investment power.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                          -----------------------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS
                          -----------------------------

GENERAL

         The Bylaws of the Bank provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.


         The Falmouth Board of Directors currently consists of eleven members. The terms of three directors expire at the Annual Meeting. Each of the three incumbent directors, James A. Keefe, Ronald L. McLane and Robert H. Moore, has been nominated by the Board of Directors to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2000, or until their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement-Prospectus and to serve if elected.

         If any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of a substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.


VOTE REQUIRED

         Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Bank Common Stock may not vote their shares cumulatively for the election of directors. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy and will have no effect on the election of directors.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to each nominee for election as a director and each director whose term does not expire at the Annual Meeting ("Continuing Director"). There are no arrangements or understandings between the Bank and any director or nominee pursuant to which such person was elected or nominated to be a director of the Bank. For information with respect to security ownership of directors, see "General Information -- Stock Ownership of Management."




                                                                  Position(s) Held with
                                Age(1)         Term Expires       the Bank                        Director Since
                                ------         ------------       --------                        --------------

Nominees
--------

James A. Keefe                    70               1997               Director                         1973

Ronald L. McLane                  79               1997               Director                         1970

Robert H. Moore                   63               1997               Director                         1976

 CONTINUING DIRECTORS

John W. Holland, Jr.              71               1999               Director                         1966

Gardner L. Lewis                  59               1999               Director                         1993

John J. Lynch, Jr.                69               1998               Director                         1970

Eileen C. Miskell                 38               1999               Director                         1994

Walter A. Murphy                  70               1998         Chairman of the Board                  1969

William E. Newton                 58               1998               Director                         1975

Armand Ortins                     77               1999               Director                         1966

Santo P. Pasqualucci              57               1998         President, Chief Executive             1993
                                                                  Officer and Director

----------


(1)      As of November 1, 1996.


         The principal occupation and business experience of each nominee for election as director and each Continuing Director is set forth below.


NOMINEES

         JAMES A. KEEFE has been a principal of Falmouth Ford, an automobile dealership, since October of 1966.

         RONALD L. MCLANE has been retired for the past five years. Previously Mr. McLane was a building contractor in the Falmouth area.

         ROBERT H. MOORE has worked as an agent with the Paul Peters Agency, Inc., a general insurance agency located in Falmouth, since May of 1960.

CONTINUING DIRECTORS

         JOHN W. HOLLAND, Jr. is an attorney with the law firm of Holland & Delaney, Falmouth, Massachusetts. Mr. Holland has provided legal services to the Bank at its request from time to time.

         GARDNER L. LEWIS is currently retired. He owned and operated The Pancake Man, a family restaurant located in Falmouth, from 1964 to 1994.

         JOHN J. LYNCH, JR. has served as President of Paul Peters Agency, Inc., a general insurance agency located in Falmouth, since 1957.

         EILEEN C. MISKELL, CPA, is Treasurer of Wood Lumber Company in Falmouth, Massachusetts. Previously, she was an accountant at the New England Deaconess Hospital.


         WALTER A. MURPHY served as President of the Bank from 1968 to 1992 and continues to serve as its Chairman of the Board.

         WILLIAM E. NEWTON has worked as a contractor and has been a principal of C. H. Newton Builders, Inc. in West Falmouth since 1965.

         ARMAND ORTINS has been retired since 1984. Previously Mr. Ortins was owner and operator of a local photo sales and service retail store.

         SANTO P. PASQUALUCCI has served as President of the Bank since December, 1992. Prior to that time, he served as the President of a savings bank for six years. He has served the banking community of Massachusetts for 30 years.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
           A VOTE "FOR" ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors conducts its business through meetings of the Board and its committees. Regular meetings of the Board of Directors are held on a monthly basis. The Board of Directors held twelve regular meetings and no special meetings during the fiscal year ended September 30, 1996. No director attended fewer than 75% of the meetings of the Board of Directors and committees on which such director served during this period.

         The Board of Directors of the Bank has established the following committees:

         The Executive Committee consists of Directors Keefe, Lewis, Lynch, Newton, Pasqualucci, and Miskell (alternate). The Executive Committee considers strategic, planning and industry issues and is authorized to act as appropriate between meetings of the Board of Directors.

         The Audit Committee consists of Directors Miskell, Lewis and Ortins. The Audit Committee is responsible for review of the annual audit with the Bank's outside auditors and to report any substantive issues thereon to the Board.

         The Security Committee consists of Directors McLane, Moore and Pasqualucci. The Security Committee reviews the loan collateral, appraisal reports on real estate, and authorizes the funding of real estate loans. In addition, the Committee authorizes the release of periodic draws on construction loans.

         The Board of Directors, acting as nominating committee, met in September, 1996 to select the nominees for election as directors at the Annual Meeting. In accordance with the Bylaws of the Bank, no nominations for election as directors, except those made by the Board acting as nominating committee, shall be voted upon at the Annual Meeting unless properly made by a stockholder. To be timely, notice of a stockholder's nomination for an annual meeting must be delivered to the Clerk of the Bank no later than five days prior to the Annual Meeting.

DIRECTORS' COMPENSATION


         Director's Fees. Members of Falmouth's Board of Directors receive fees of $400 per Board meeting and fees ranging from $100 to $300 per committee meeting attended. The Chairman of the Board receives $700 per Board meeting attended. Total directors' fees for fiscal 1996 were $87,220, which includes $4,400 in bonuses paid to directors during fiscal 1996.

SUMMARY COMPENSATION TABLE

         The following table sets forth cash and noncash compensation for the fiscal years ended September 30, 1996, 1995 and 1994 awarded to or earned by the Bank's Chief Executive Officer and by each other executive officer whose compensation exceeded $100,000 for services rendered in all capacities to the Bank during the fiscal year ended September 30, 1996 ("Named Executive Officers"). No other officers received total compensation in excess of $100,000 in fiscal 1996.

                                            SUMMARY COMPENSATION TABLE

                                                                                             Long Term Compensation
                                                                                ----------------------------------------------------
                                       Annual Compensation(1)                            Awards                    Payouts
                           ---------------------------------------------------  ----------------------   ---------------------------
             (a)            (b)        (c)           (d)            (e)             (f)          (g)         (h)            (i)
                                                                   Other        Restricted
                                                                   Annual          Stock                    LTIP         All Other
   Name and Principal                                           Compensation      Awards      Options      Payouts     Compensation
       Positions           Year      Salary($)     Bonus($)       ($)(2)          ($)(3)       (#)(3)       ($)(3)         ($)(4)
---------------------      ----      ---------     --------    ---------------  -----------   ---------   ----------   ----------

Santo P. Pasqualucci       1996      121,045          --            --              --           --           --           14,391
 President and Chief       1995      117,545       5,877            --              --           --           --            7,175
 Executive Officer         1994      100,000          --            --              --           --           --            5,611


----------

(1) Under Annual Compensation, the column titled "Salary" includes base salary, amounts deferred under the Bank's 401(k) plan (but not matching contributions from the Bank) and payroll deductions for health insurance under the Bank's health insurance plan.
(2) For fiscal 1996, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(3)      During  the fiscal  year ended  September  30,  1996,  the Bank did not maintain any restricted stock, stock option or other long-term incentive plans.
(4) Includes (i) the dollar value of premiums, if any, paid by the Bank with respect to term life insurance (other than group term insurance coverage under a plan available to substantially all salaried employees) for the benefit of the executive officer and (ii) the Bank's contributions on behalf of the executive officer to the Bank's 401(k) plan and the ESOP. See "-- Certain Employee Benefit Plans and Employment Agreement -- Retirement Plans" and "-- Employee Stock Ownership Plan and Trust."


CERTAIN EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENT

         Employment Agreement. The Bank has entered into an employment agreement (the "Employment Agreement") with Mr. Santo P. Pasqualucci, the Bank's President and Chief Executive Officer and the Named Executive Officer of the Bank identified in the Summary Compensation Table appearing in this Proxy Statement-Prospectus. Mr. Pasqualucci is responsible for overseeing all operations of the Bank.


         The Employment Agreement became effective on March 28, 1996, provides for a term of four years and provides for an annual base salary equal to Mr. Pasqualucci's existing base salary rate in effect on the date of the Bank's conversion from mutual to stock form (the "Conversion"). On each anniversary date from the date of commencement of the Employment Agreement, the term of employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of Mr. Pasqualucci has met the required performance standards and that such Employment Agreement should be extended. The Employment Agreement provides Mr. Pasqualucci with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits and vacation and sick leave. The Employment Agreement will terminate upon death or disability, and is terminable by the Bank for "cause" as defined in the Employment Agreement. In the event of termination for cause, no severance benefits are available. If the Bank terminates Mr. Pasqualucci without cause, he will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreement. If the Employment Agreement is terminated due to his "disability" (as defined in the Employment Agreement), Mr. Pasqualucci will be entitled to a continuation of his salary at three-quarters level and benefits until he becomes employed again, reaches age 65 or dies. In the event of death during the term of the Employment Agreement, his estate will be entitled to receive his salary through the end of the month of his death.


         The Employment Agreement contain provisions stating that in the event of involuntary termination of employment in connection with, or within one-year after, any "change in control" (as defined in the Employment Agreement), Mr. Pasqualucci will be paid within 10 days of such termination an amount equal to
2.99 times his "base amount," as defined in Section 280G(b)(3) of the Code. The Employment Agreement also provides for a lump sum payment of the payments due to Mr. Pasqualucci for the remaining term of the Employment Agreement to be made in the event of his voluntary termination of employment, upon the occurrence, or within 60 days thereafter, of certain specified events which have not been consented to in writing by Mr. Pasqualucci, including (i) the requirement that he perform his principal executive functions more than 35 miles from the Bank's current primary office, (ii) a material reduction in his authority and responsibility, (iii) liquidation or dissolution of the Bank and (iv) a breach of the Employment Agreement by the Bank. The aggregate payments that would be made to Mr. Pasqualucci assuming his termination of employment under the foregoing circumstances at September 30, 1996 would have been approximately
$340,322. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Bank.

         Retirement Plans. The Bank is a participant in the retirement plans sponsored by the Co-operative Bank Employees Retirement Association ("CBERA"). Two plans are provided: a defined contribution plan (the "401(k) Plan"), under which employee contributions are matched by contributions from the Bank, and a Defined Benefit Plan that is funded solely by the employer. Employees of the Bank are eligible for enrollment in these Plans after attaining age 21 and completing one year of service (defined as a 12-month period commencing on the date of hire during which the employee has worked at least 1,000 hours).

         Under the 401(k) Plan, the Bank provides a 50% match of participating employees' contributions up to a limit of 5% of salary. Under the Defined Benefit Plan, upon reaching the age of 65, participants are entitled to receive their vested account balances in a lump sum or periodically in the form of an annuity. Annual retirement benefits under the Defined Benefit Plan are determined according to the following formula: one percent of the final average compensation paid over the employee's three consecutive highest years, plus one-half percent of the amount by which the above average exceeds the employee's average Social Security Wage Base for a designated period, times all years of service since January 1, 1989.

         The following table sets forth the estimated annual benefits that would be payable under the Defined Benefit Plan in the form of a single life annuity before reduction for the social security amount upon retirement at the normal retirement date. The amounts are expressed at various levels of compensation and years of service.


                                      -18


                                                      PENSION PLAN TABLE

                                                                Years of Credited Service
                          -------------------------------------------------------------------------------------------
       Average
       Earnings                     10                        15                        20                        25
       --------           -----------------------   -----------------------   -----------------------   ------------
    $  20,000                 $   2,000                 $   3,000                 $   4,000                 $   5,000
       40,000                     4,535                     6,802                     9,070                    11,337
       60,000                     7,535                    11,302                    15,070                    18,837
       80,000                    10,535                    15,802                    21,070                    26,337
      100,000                    13,535                    20,302                    27,070                    33,837
      120,000                    16,535                    24,802                    33,070                    41,337
      140,000                    19,535                    29,302                    39,070                    48,837
      160,000                    21,535                    32,302                    43,070                    53,837


         For purposes of determining the estimated annual benefits that would be payable under the Defined Benefit Plan to Santo P. Pasqualucci, the Named Executive Officer listed in the Summary Compensation Table, Mr. Pasqualucci had completed three years, ten months of service to the Bank as of September 30, 1996, and had final average compensation of $117,684.


         Employee Stock Ownership Plan and Trust. The Bank has established, for the benefit of eligible employees, an ESOP and related trust which became effective upon completion of the Conversion. Substantially all employees of the Bank who have attained age 21 and have completed six months of service may be eligible to become participants in the ESOP. The ESOP purchased 87,285 shares of Bank Common Stock issued in the Conversion. In order to fund the ESOP's purchase of the Bank Common Stock, the Bank borrowed funds equal to the aggregate purchase price of the Bank Common Stock. Although contributions to the ESOP are discretionary, the Bank makes annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. The ESOP loan is for a term of 10 years, bearing interest at the rate of 8.15% per annum and calls for level annual payments of principal and interest designed to amortize the loan over its term. The loan also permits optional pre-payment. The Bank may make additional annual contributions to the ESOP to the maximum extent deductible for federal income purposes.

         Shares purchased by the ESOP are pledged as collateral for the loan, and held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year, and allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Participants will be fully vested at all times as to any shares that have been allocated to their account. Vested benefits may be paid in a single sum or in the form of shares of Bank Common Stock and are payable upon death, retirement at age 65 or older, disability or separation from service.

         In connection with the establishment of the ESOP, a Committee of the Bank's Board of Directors was appointed to administer the ESOP (the "ESOP Committee"). The trustees of the ESOP are directors Gardner Lewis, John J. Lynch, Jr. and Armand Ortins. The ESOP Committee may instruct the trustees regardinginvestment of funds contributed to the ESOP. The ESOP trustees, subject to their fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         The ESOP may  purchase  additional  shares of Bank Common  Stock in the future, in the open market yor otherwise, and may do so either on a leveraged basis with borrowed funds or with cash dividends, periodic employer contributions or other cash flow. Whether such purchases will be made and the terms and

                                      -19
conditions of any such purchases will be determined by the ESOP's fiduciaries taking into account such factors as they consider relevant at the time, including their judgment as to the attractiveness of the Bank Common Stock as an investment, the price at which Bank Common Stock may be purchased and, in the case of leveraged purchases, the terms and conditions on which borrowed funds are available and the willingness of the Bank to offer purchase money financing or guarantee purchase money financing offered by third parties.

         If the Reorganization is consummated, the ESOP will be assumed by Bancorp and shares of Bank Common Stock held by the ESOP will automatically become shares of Bancorp Common Stock. Bancorp will also adopt and assume the ESOP loan, which is currently held by a third party lender. See "Proposal 6 -- Formation of Holding Company -- Description of Reorganization -- Effect of the Reorganization on Employee Benefit Plans."

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         From time to time Falmouth makes mortgage or other loans to its directors. Prior to the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Falmouth had a policy of offering loans to directors, officers and employees on terms substantially equivalent to those offered to the public.

         Under FIRREA, loans to Falmouth's directors are required to be made on terms substantially the same as those offered in comparable transactions to other persons. Furthermore, FIRREA generally prohibits loans above the greater of $25,000 or 5.0% of Falmouth's capital and surplus (up to $500,000) to directors and officers and their affiliates, unless such loans are approved in advance by a disinterested majority of the Board of Directors. As a matter of policy, loans to directors of the Bank, as well as other affiliated persons or entities, currently are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectability or present other unfavorable features, and are approved by the Board of Directors.

         In addition to these provisions of federal law, Massachusetts law requires that loans by a co-operative bank to its officers and directors be made on non-preferential terms and receive the prior approval of a disinterested majority of the board of directors. Further, loans by a co-operative bank to its own officers may not exceed $20,000 for general purposes; $75,000 for educational purposes; and $275,000 for residential home mortgage purposes. All loans by a co-operative bank to its officers and directors must be reported annually to the Commissioner.


SECTION 16(A)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Exchange Act requires the Bank's directors, executive officers, and any person holding more than ten percent of the Bank's Common Stock to file with the FDIC reports of ownership changes. Officers, directors and greater than ten percent stockholders are required to furnish the Bank with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Bank believes that all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                          -----------------------------

                                   PROPOSAL 2

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS
                          -----------------------------

         The Board of Directors has appointed the firm of Shatswell MacLeod & Co., P.C. as independent auditors for the Bank for the fiscal year ending September 30, 1997, subject to ratification of such appointment by the stockholders. Representatives of Shatswell MacLeod & Co., P.C. are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so.

         On July 16, 1996, the Board of Directors voted to engage the firm of Shatswell MacLeod & Co., P.C. as the Bank's independent auditor. Shatswell MacLeod & Co., P.C. replaced Keith Hersey Sheehan Benoit Dempsey & Oman, P.C., the Bank's independent auditor for the 1995 fiscal year. The Bank's business relationship with Keith Hersey Sheehan Benoit Dempsey & Oman, P.C. had always been good and the decision to change independent auditors was mutually agreed upon.

         None of the reports of Keith Hersey Sheehan Benoit Dempsey & Oman, P.C. on the financial statements of the Bank for the two most recent fiscal years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Bank's two most recent fiscal years, there was no disagreement with Keith Hersey Sheehan Benoit Dempsey & Oman, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of that firm, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.


           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
      THE RATIFICATION OF THE APPOINTMENT OF SHATSWELL MACLEOD & CO., P.C.
                      AS INDEPENDENT AUDITORS FOR THE BANK.


                          -----------------------------

                                   PROPOSAL 3

                                ELECTION OF CLERK
                          -----------------------------

         Under Massachusetts law and the Bylaws of the Bank, a Clerk is to be elected by the Bank's stockholders at the Annual Meeting or at a special meeting called for that purpose. The Board of Directors may fill any vacancy in the Clerk's office until the next meeting of stockholders.

         The Board of Directors has nominated John A. DeMello to serve as the Clerk of the Bank until the 1998 annual meeting of stockholders or until his successor is chosen and qualified. The Clerk serves in an official capacity and is authorized to execute various corporate documents on behalf of the Bank. Mr. DeMello is currently the Bank's Clerk and has served as Clerk for 22 years. He has also served as Vice President/Loan Officer of the Bank since 1972 and is currently Vice President/Compliance.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
           ELECTION OF JOHN A. DEMELLO TO SERVE AS CLERK OF THE BANK.

                          -----------------------------

                                   PROPOSAL 4

                                STOCK OPTION PLAN
                          -----------------------------


GENERAL PLAN INFORMATION

         The Bank has adopted, subject to approval by stockholders of the Bank and the Division of Banks, the 1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the "Stock Option Plan"). The Stock Option Plan provides for the grant of options to purchase Common Stock of the Bank ("Options") to certain officers, employees and outside directors of the Bank. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The principal provisions of the Stock Option Plan are summarized below. The full text of the Stock Option Plan is set forth as Appendix A to this Proxy Statement-Prospectus, to which reference is made, and the summary provided below is qualified in its entirety by such reference.

PURPOSE OF THE STOCK OPTION PLAN

         The purpose of the Stock Option Plan is to promote the growth and profitability of the Bank, to provide certain key officers, employees and directors of the Bank with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in the Bank.

VOTE REQUIRED

         Approval of the Stock Option Plan requires the affirmative vote of a majority of the outstanding shares of the Bank. The required vote of stockholders on the Stock Option Plan is based upon the number of outstanding shares of Bank Common Stock, and not the number of those shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Annual Meeting or an abstention from voting will have the same effect as a "NO" vote with respect to this proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a "NO" vote with respect to this proposal.

REGULATORY RESTRICTIONS AND CONDITIONS TO IMPLEMENTATION

         The Stock Option Plan is subject to certain restrictions imposed by the FDIC and the percentage limitations of the regulations issued by the Office of Thrift Supervision (the "OTS") with respect to stock option plans or other management or employee stock benefit plans that are established or implemented by a state-chartered bank within one year after conversion from mutual to stock form. The restrictions apply to the Stock Option Plan because the Conversion occurred within one year prior to the date of this Annual Meeting. To satisfy these requirements, the Stock Option Plan provides that (i) no Options may be granted prior to the date on which a majority of the Bank's outstanding shares approve the Stock Option Plan or beforeMarch 28, 1997, whichever is later; (ii) no individual officer or employee may be granted Options to purchase more than 36,368 Shares; and (iii) no individual director may be granted Options to purchase more than 7,273 shares and directors may not be granted Options to purchase more than 43,642 shares in the aggregate.

         In addition, if the Stock Option Plan is approved by stockholders, it will be subject to the approval of the Division of Banks, which also requires that, for a three year period following conversion, any stock benefit plan (including management contracts) must be reviewed for reasonableness by an independent third party compensation consultant approved by the Division of Banks. The maximum number of shares which would be issued under the Stock Option Plan will not exceed 145,475 shares, or more than 10% of the stock that was issued in the Conversion.

         Management of the Bank has been advised by its legal counsel that the Stock Option Plan complies with the FDIC regulations, the percentage limitations of the OTS regulations and the regulations of the Division of Banks. Neither the FDIC, the OTS or the Division of Banks has endorsed or approved the Stock Option Plan and there are no assurances that the Division of Banks will approve the Stock Option Plan, if it is approved by stockholders. In that event, no options will be granted under the Stock Option Plan.

DESCRIPTION OF THE STOCK OPTION PLAN

         Administration. The members of the Compensation Committee who are disinterested directors (the "Option Committee") will administer the Stock Option Plan and will determine, within the limitations of the Stock Option Plan, the officers and employees to whom Options will be granted, the number of shares subject to each Option, the terms of such Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options may be exercised. Options granted to directors under the Stock Option Plan are by automatic formula grant, and the Option Committee has no discretion over the material terms of such grants. Subject to certain specific limitations and restrictions set forth in the Stock Option Plan, the Option Committee has full and final authority to interpret the Stock Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Stock Option Plan and to make all determinations necessary or advisable for the administration of the Stock Option Plan. The costs and expenses of administering the Stock Option Plan will be borne by the Bank.

         Stock Subject to the Stock Option Plan. Upon receipt of all necessary regulatory and stockholder approvals, the Bank will reserve 145,475 shares of Bank Common Stock ("Option Shares") for issuance upon exercise of Options. This amount represents 10% of the shares issued in the Conversion. Such Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Company. See "Proposal 6 -- Formation of Holding Company." Any Option Shares subject to grants under the Stock Option Plan which expire or are terminated, forfeited or cancelled without having been exercised or vested in full, shall again be available for purposes of the Stock Option Plan. As of November 21, 1996, the aggregate fair market value of the Option Shares reserved for issuance was $2,036,650, based on the closing sales price per share of Bank Common Stock of $14.00 on the American Stock Exchange on November 21, 1996.


         Eligibility. Any employee of the Bank, or any affiliate approved by the Board who is selected by the Option Committee is eligible to participate in the Stock Option Plan as an "Eligible Individual." As of November 15, 1996, there were 28 Eligible Individuals. Members of the Board of Directors of the Bank or any affiliate approved by the Board who are not employees or officers of the Bank or such affiliate are eligible to participate as an "Eligible Director." As of November 15, 1996, there were 10 Eligible Directors.


         Terms and Conditions of Options Granted to Officers and Employees. The Stock Option Plan provides for the grant of options which qualify for favorable federal income tax treatment as "incentive stock options" ("ISOs") and non-qualified stock options which do not so qualify ("NQSOs"). ISOs are subject to certain restrictions under the Code. A maximum of 36,368 shares may be issued to any one officer or employee upon exercise of Options. Unless otherwise designated by the Option Committee, Options granted under the Stock Option Plan will be NQSOs, will be exercisable at a price per share equal to the fair market value of a share of Common Stock on the date of the Option grant and will be exercisable for a period of ten years after the date of grant (or for a shorter period ending three months after the option holder's termination of employment for reasons other than death, disability or retirement or discharge for cause, one year after termination of employment due to death disability or retirement, or immediately upon termination for cause). In no event may an Option be granted with an exercise price per share that is less than fair market value of a share of Bank Common Stock when the Option is granted. On each anniversary of the date stockholder approval is obtained until all Options subject to the grant are exercisable, the Option will become exercisable as to 20% of the Option Shares as to which the option holder's outstanding Option has been granted. An option holder's right to exercise Options is suspended during any period when the option holder is the subject of a pending proceeding to terminate his or her employment for cause. If the Option expires during such suspension, the Bank will, upon the employee's reinstatement, pay damages equal to the value of the expired Options less the exercise price.

         Upon the exercise of an Option, the Exercise Price must be paid in full. Payment may be made in cash or in such other consideration as the Option Committee deems appropriate, including, but not limited to, Bank Common Stock already owned by the option holder or Option Shares to be acquired by the option holder upon exercise of the Option. Options may be transferred prior to exercise only to certain family members, certain non-profit organizations, and on death of the option holder.

         Terms and Conditions of Options Granted to Outside Directors. Effective on the Stock Option Plan Effective Date, each person who is an Eligible Director on such date will be granted a NQSO to purchase a number of Option Shares to be determined by the Committee in consultation with an employee benefits consultant and not to exceed 7,273 for any individual Eligible Director and 43,642 for all Eligible Directors in the aggregate. Such Options will have an Exercise Price equal to the fair market value of a share of Bank Common Stock on the date of grant and an Exercise Period commencing on the date of grant and expiring on the earliest of (i) the date he or she ceases to be an Eligible Director due to a removal for cause (in accordance with the Bylaws of the Bank or other affiliate, as applicable) and (ii) the last day of the ten-year period commencing on the date the Option was granted. On each anniversary of the date stockholder approval is obtained until all Option Shares subject to the grant are exercisable, the Option will become exercisable as to 20% of the Option Shares as to which his or her outstanding Option has been granted. All Option Shares not previously purchased or available for purchase will become available for purchase on the date of the option holder's death or disability as defined in the Stock Option Plan. A maximum of 43,642 shares may be issued to Eligible Directors upon exercise of Options.

         Options granted to directors under the Stock Option Plan will be NQSOs. Upon the exercise of an Option, the Exercise Price must be paid in full. Payment may be made in cash or in such other consideration as the Option Committee deems appropriate, including, but not limited to, Bank Common Stock already owned by the option holder or Option Shares to be acquired by the option holder upon exercise of the Option.

         Mergers and Reorganizations; Adjustments for Extraordinary Dividends. The number of shares available under the Stock Option Plan and the outstanding options will be adjusted to reflect any merger, consolidation or business reorganization in which the Bank is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and the Bank is not the surviving entity, outstanding Options may be cancelled upon 30 days' written notice to the option holder so long as the option holder receives payment determined by the Board to be the equivalent value of the cancelled Options. The Stock Option Plan provides that the Bank will make a cash payment to option holders to equitably reflect any extraordinary non-stock dividend that may be paid which results in a non-taxable return of capital. No representation is made that any such dividend will be declared or paid.

NEW PLAN BENEFITS

         As of the date of this Proxy Statement-Prospectus, no grants have been made under the Stock Option Plan. It is not determinable at this time what benefits, if any, outside directors, officers or employees will receive under the Stock Option Plan. See "-- Regulatory Restrictions and Conditions to Implementation."

TERMINATION OR AMENDMENT OF THE STOCK OPTION PLAN

         Unless sooner terminated, the Stock Option Plan will terminate automatically on the day preceding the tenth anniversary of the Stock Option Plan Effective Date. The Board may suspend or terminate the Stock Option Plan in whole or in part at any time prior to the tenth anniversary of the Stock Option Plan Effective Date by giving written notice of such suspension or termination to the Option Committee. In the event of any suspension or termination of the Stock Option Plan, all Options theretofore granted under the Stock Option Plan that are outstanding on the date of such suspension or termination of the Stock Option Plan will remain outstanding under the terms of the agreements granting such Options.

         The Board may amend or revise the Stock Option Plan in whole or in part at any time, but if the amendment or revision amends a material term of the Stock Option Plan, such amendment or revision will be subject to approval by the stockholders of the Bank to the extent required to comply with Section 162(m) of the Code.

EFFECT OF REORGANIZATION ON STOCK OPTION PLAN

         If the Plan of Reorganization is adopted and approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the Stock Option Plan, including all of the Bank's obligations with respect to any outstanding options pursuant to such plan. All outstanding options to purchase Bank Common Stock granted pursuant to the Stock Option Plan prior to the Reorganization will become options to purchase the same number of shares of Bancorp Common Stock with the same terms, conditions and exercise price as the original options granted.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is intended only as a summary and does not purport to be a comprehensive description of the federal tax laws, regulations and policies affecting the Bank and recipients of ISOs and NQSOs that may be granted under the Stock Option Plan. Any change in applicable law or regulation or in the policies of various taxing authorities may have a material effect on the discussion contained herein.

         There are no federal income tax consequences for the Bank or the option holder at the time an ISO is granted or upon the exercise of an ISO. If there is no sale or other disposition of the shares acquired upon the exercise of an ISO within two years after the date the ISO was granted, or within one year after the exercise of the ISO, then at no time will any amount be deductible by the Bank with respect to the ISO. If the option holder exercises an ISO and sells or otherwise disposes of the shares so acquired after satisfying the foregoing holding period requirements, then he will realize a capital gain or loss on the sale or disposition. If the option holder exercises his ISO and sells or disposes of his shares prior to satisfying the foregoing holding period requirements, then an amount equal to the difference between the amount realized upon the sale or other disposition of such shares and the price paid for such shares upon the exercise of the ISO will be includible in the ordinary income of such person, and such amount will ordinarily be deductible by the Bank at the time it is includible in such person's income.

         With respect to the grant of NQSOs, there are no federal income tax consequences for the Bank or the option holder at the date of the grant. Upon the exercise of a NQSO, an amount equal to the difference between the fair market value of the shares to be purchased on the date of exercise and the aggregate purchase price of such shares is generally includible in the ordinary income of the person exercising such NQSO, although such inclusion may be at a later date in the case of an option holder whose disposition of such shares could result in liability under Section 16(b) of the Exchange Act. The Bank will ordinarily be entitled to a deduction for federal income tax purposes at the time the option holder is taxed on the exercise of the NQSO equal to the amount which the option holder is required to include as ordinary income. Section 162(m) of the Code limits the Bank's deductions of compensation in excess of $1,000,000 per year for the chief executive officer and the four other most highly paid executives named in its proxy statement, but provides for certain exceptions for performance based compensation. The Bank intends the Stock Option Plan to comply with the requirements for an exception to Section 162(m) applicable to stock option plans so that the Bank's deduction for compensation related to the exercise of stock options would not be subject to the $1,000,000 limitation. No executive of the Bank currently receives compensation subject to this limitation.

         The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Options that may be granted under the Stock Option Plan. State and local tax consequences also may be significant.


       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL
        OF THE 1997 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS, OFFICERS AND
                    EMPLOYEES OF FALMOUTH CO-OPERATIVE BANK.


                          -----------------------------

                                   PROPOSAL 5

                         RECOGNITION AND RETENTION PLAN

                          -----------------------------

GENERAL PLAN INFORMATION


         The Bank has adopted, subject to the approval by stockholders of the Bank, the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the "RRP"). The RRP provides for restricted stock awards ("Awards") to certain officers, employees and outside directors. The RRP will not take effect, and no Awards granted thereunder will be effective, prior to the date of such stockholder approval ("Effective Date"). The RRP is not subject to ERISA. The principal provisions of the RRP are summarized below. The full text of the RRP is set forth as Appendix B to this Proxy Statement, to which reference is made, and the summary provided below is qualified in its entirety by such reference.


PURPOSE OF THE RRP

         The purpose of the RRP is to advance the interests of the Bank and its stockholders by providing current officers, employees and outside directors of the Bank and its affiliates with an incentive to achieve corporate objectives and by attracting and retaining officers, employees and outside directors of outstanding competence through the award of equity interests in the Bank.

VOTE REQUIRED

         Approval of the RRP requires the affirmative vote of a majority of the outstanding shares of the Bank. The required vote of stockholders on the RRP is based upon the number of outstanding shares of Bank Common Stock, and not the number of those shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Annual Meeting or an abstention from voting will have the same effect as a "NO" vote with respect to this proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a "NO" vote with respect to this proposal.

REGULATORY RESTRICTIONS AND CONDITIONS TO IMPLEMENTATION

         The RRP is subject to certain restrictions imposed by the FDIC and the percentage limitations of the regulations issued by the OTS with respect to stock option plans or other management or employee stock benefit plans that are established or implemented by a state-chartered bank within one year after conversion from mutual to stock form. The restrictions apply to the RRP because the Conversion occurred within one year prior to the date of this Annual Meeting. To satisfy these requirements, the RRP provides that (i) no Awards may be granted prior to the date on which a majority of the Bank's outstanding shares approve the RRP or before March 28, 1997, whichever is later; and (ii) no individual officer or employee may be granted Awards of more than 14,547 shares and no outside director may be granted Awards of more than 2,909.

         In addition, if the RRP is approved by stockholders, it will be subject to the approval of the Division of Banks, which also requires that, for a three year period following conversion, any stock benefit plan (including management contracts) must be reviewed for reasonableness by an independent third party compensation consultant approved by the Division of Banks. The maximum number of Awards which would be made under the RRP will not exceed 58,190 shares, or more than 4% of the stock that was issued in the Conversion.

         Management of the Bank has been advised by its legal counsel that the RRP complies with the FDIC regulations, the percentage limitations of the OTS regulations and the regulations of the Division of Banks.
 Neither the FDIC, the OTS or the Division of Banks has endorsed or approved the RRP and there are no assurances that the Division of Banks will approve the RRP, if it is approved by stockholders. In that event, no Awards will be made under the RRP.

DESCRIPTION OF THE RRP

         Administration. The committee administering the RRP (the "RRP Committee") will be comprised of at least three directors of the Bank, and all directors on the RRP Committee will be "disinterested directors" (as that term is defined under Section 16(b) and the rules and regulations promulgated thereunder) who are not currently and have not at any time during the immediately preceding one-year period been an employee of the Bank or any affiliates. The RRP Committee will determine, within the limitations of the RRP, the officers and employees to whom Awards will be granted, the number of shares subject to each Award, the terms of such Awards (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Awards shall be exercised. Awards granted to outside directors under the RRP are by automatic formula grant, and the RRP Committee has no discretion over such grants. Subject to certain specific limitations and restrictions set forth in the RRP, the RRP Committee has full and final authority to interpret the RRP, to prescribe, amend and rescind rules and regulations, if any, relating to the RRP and to make all determinations necessary or advisable for the administration of the RRP. The costs and expenses of administering the RRP will be borne by the Bank and not charged to any grant of an Award nor to any participating officer, employee or outside director.

         Stock Subject to the RRP. The Bank will establish a trust ("Trust") and will contribute, or cause to be contributed, to the Trust, from time to time, such amounts of money or property as shall be determined by the Board, in its discretion. No contributions by participants will be permitted. A trustee will invest the assets of the Trust in Shares and in such other investments including savings accounts, time or other interest bearing deposits in or other interest bearing obligations of the Bank, in such proportions as shall be determined by the RRP Committee. In no event shall the assets of the Trust be used to purchase more than 58,190 Shares. As of November 21, 1996, the aggregate fair market value of the Shares proposed to be authorized for the RRP was $814,660, based on the closing sales price per share of $14.00 on the American Stock Exchange on November 21, 1996.


         Eligibility. Any employee of the Bank or any affiliate approved by the Board who is selected by the RRP Committee is eligible to participate in the RRP as an "Eligible Individual." As of November 15, 1996, there were 28 Eligible Individuals. Members of the board of directors of the Bank who are not employees or officers of the Bank are eligible to participate in the Director RRP as an "Eligible Director." As of November 15, 1996, there were ten Eligible Directors.


         Terms and Conditions of Awards. The RRP Committee may, in its discretion, grant Awards of restricted stock to Eligible Individuals. The RRP Committee will determine at the time of the grant the number of Shares subject to an Award and the vesting schedule applicable to the Award and may, in its discretion, establish other terms and conditions applicable to the Award.

         On the Effective Date, each Eligible Director will be granted an Award of a number of shares to be determined by the Committee in consultation with an employee benefits consultant and not to exceed 2,909 shares for any individual and 17,457 for all Eligible Directors in the aggregate. Each Award will become vested and distributable at a rate of 20% on each anniversary date of the grant, but such Award will become fully vested on the date of the Award holder's death or Disability.

         Stock subject to Awards is held in trust pursuant to the RRP until vested. An individual to whom an Award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to Awards granted to him whether or not vested. The RRP Committee will exercise voting rights with respect to shares in the RRP trust that have not been allocated as directed by the individuals eligible to participate in the RRP, whether or not such individuals have been granted as Award. The shares covered by an Award will become vested in accordance with the terms of the Award and as soon as practicable following such vesting, the trustee will transfer the shares to the recipient. Unless the RRP Committee provides otherwise, the shares covered by an Award will vest 20% each year for five years; however, if the recipient terminates employment with the Bank on account of his death or disability, or in the event of a tender offer for, or a change of control of, the Bank, then any shares covered by the Award will become 100% vested as of the date of his termination of employment with the Bank or as of the commencement of such tender offer or the effective date of such change of control. If an individual covered by an Award terminates employment for reasons other than death or disability, the individual forfeits all rights to his unvested shares remaining in the RRP trust. Shares distributed to any person pursuant to an Award generally will not be transferable for six months following the date of distribution.

NEW PLAN BENEFITS

         As of the date of this Proxy Statement-Prospectus, no grants have been made under the RRP. It is not determinable at this time what benefits, if any, outside directors, officers or employees will receive under the RRP. See "-- Regulatory Restrictions and Conditions to Implementation."

TERMINATION OR AMENDMENT OF THE RRP

         The Board may suspend or terminate the RRP in whole or in part at any time prior to the tenth anniversary of the Effective Date by giving written notice of such suspension or termination to the RRP Committee, but the RRP may not be terminated while there are outstanding Awards that may thereafter become vested. Upon the termination of the RRP, the trustee shall make distributions from the Trust in such amounts and to such persons as the RRP Committee may direct and shall return the remaining assets of the Trust, if any, to the Bank.

         The Board may amend or revise  the RRP in whole or in part at any time.

EFFECT OF REORGANIZATION ON RRP

         If the RRP is approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the RRP, including all of Falmouth's obligations with respect to any outstanding restricted stock granted pursuant to the RRP and all grants of restricted shares of Bank Common Stock granted pursuant to the RRP prior to the Reorganization will become grants of restricted shares of Bancorp Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is intended only as summary and does not purport to be a comprehensive description of the federal tax laws, regulations and policies affecting the Bank and recipients of Awards that may be granted under the RRP. Any descriptions of the provisions of any law, regulation or policy contained herein are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a material effect on the discussion contained herein. The RRP does not constitute a qualified plan under Section 401(a) of the Code.

         The award of Shares under the RRP does not result in federal income tax consequences to either the Bank or the award recipient. Upon the vesting of an award and the distribution of the vested shares, the award recipient generally will be required to include in ordinary income, for the taxable year in which the vesting date occur, an amount equal to the fair market value of the shares on the vesting date, and the Bank generally will be allowed to claim a deduction, for compensation expense, in a like amount. To the extent that dividends are paid with respect to unvested shares held under the RRP and distributed to the award recipient, such dividend amounts will likewise be includible in the ordinary income of the recipient and allowable as a deduction, for compensation expense, to the Bank. Dividends declared and paid with respect to vested shares, as well as any gain or loss realized upon an award recipient's disposition of the shares, will be treated as dividend income and capital gain or loss, respectively, in the same manner as for other shareholders.

         The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Awards that may be granted under the RRP. State and local tax consequences also may be significant. Participants are advised to consult with their tax advisor as to the tax consequences of the RRP.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
         APPROVAL OF THE 1997 RECOGNITION AND RETENTION PLAN FOR OUTSIDE
        DIRECTORS, OFFICERS AND EMPLOYEES OF FALMOUTH CO-OPERATIVE BANK.



                          -----------------------------

                                   PROPOSAL 6

                          FORMATION OF HOLDING COMPANY
                          -----------------------------

GENERAL

         Bancorp and Falmouth entered into the Plan of Reorganization as of November 25, 1996, pursuant to which Bancorp will become a bank holding company with Falmouth as its wholly-owned subsidiary. A copy of the Plan of Reorganization is set forth as Appendix C to this Proxy Statement-Prospectus and is incorporated herein by reference. The discussion below is qualified in its entirety by such reference. Bancorp is a newly-formed Delaware business corporation that was organized by Falmouth for the purpose of effecting the Reorganization and, therefore, has no operating history. If the Reorganization is approved by the holders of Bank Common Stock, and subject to the satisfaction of all other conditions set forth in the Plan of Reorganization, including receipt of all required regulatory approvals, on the Effective Date, all of the outstanding shares of Bank Common Stock (other than shares held by stockholders exercising dissenters' rights, if any) will be converted into and exchanged for, on a one-for-one basis, shares of Bancorp Common Stock.

         After the Effective Date, Falmouth will continue its existing business and operations as a wholly-owned subsidiary of Bancorp. The consolidated assets, liabilities, stockholders' equity and income of Bancorp immediately following the Effective Date will be the same as those of Falmouth immediately prior to the Effective Date. The Board of Directors of Bancorp is, and upon the Effective Date will continue to be, comprised of the current members of the Board of Directors of Falmouth. The officers of Bancorp are, and upon the Effective Date will continue to be, certain current officers of Falmouth. See "Management of Bancorp." Falmouth will continue to operate under the name "Falmouth Co-operative Bank" and its deposit accounts will continue to be insured by the Bank Insurance Fund ("BIF") of the FDIC and the Share Insurance Fund of the Co-operative Central Bank. The corporate existence of Falmouth will continue unaffected and unimpaired by the Reorganization, except that all of the outstanding shares of Bank Common Stock (other than shares held by stockholders exercising dissenters' rights, if any) will be owned by Bancorp. Falmouth's stockholders prior to the Effective Date will, in turn, own all of the outstanding shares of Bancorp Common Stock, having received that stock in exchange for their shares of Bank Common Stock as part of the Reorganization.

VOTE REQUIRED

         Approval of the Plan of Reorganization requires the approval of two-thirds of the outstanding shares of the Bank. The required vote of stockholders on the Plan of Reorganization is based upon the number of outstanding shares of Bank Common Stock, and not the number of those shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Annual Meeting or an abstention from voting will have the same effect as a "NO" vote with respect to this proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a "NO" vote with respect to this proposal.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED
         REORGANIZATION AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION
                         OF THE PLAN OF REORGANIZATION.


                          PARTIES TO THE REORGANIZATION

FALMOUTH CO-OPERATIVE BANK


         The Bank was founded in 1925 as a Massachusetts chartered mutual co-operative bank with its office in Falmouth, Massachusetts. The Bank completed its conversion to stock form on March 28, 1996, and issued 1,454,750 shares of common stock at $10.00 per share at that time. The Bank's deposits have been federally insured since 1986 and are currently insured by the BIF and the Share Insurance Fund of the Co-operative Central Bank. The Bank has been a member of the Co-operative Central Bank since 1932 and a member of the Federal Home Loan Bank of Boston since 1975. The Bank is subject to comprehensive examination, supervision, and regulation by the Commissioner of the Division of Banks and the FDIC.

         The Bank considers its primary market area to be the Massachusetts communities of Falmouth and Mashpee located in the Cape Cod region of Massachusetts. The Bank serves its market area through its office in Falmouth, Massachusetts and will serve its market area through a new branch located in East Falmouth, which is expected to open in February, 1997. The Bank competes with 15 branches of financial institutions (including national banks, savings banks, savings and loans and credit unions) which are headquartered outside of its market area. The Bank is the only independent financial institution headquartered in Falmouth.

         The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in loans secured by single-family residential real estate and investment securities, including U.S. Government and Agency securities and interest-earning deposits. Falmouth also makes commercial real estate loans and consumer loans, including passbook loans, automobile, home equity and other consumer loans. Falmouth originates both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans with adjustable interest rates, and makes other investments which allow Falmouth to more closely match the interest rate and maturities of its assets and liabilities.

         Falmouth's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer and small business needs in its market area and to provide quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding the volume of the Bank's existing lending activities to produce moderate increases in loan originations; (iv) maintaining high asset quality through conservative underwriting standards; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

FALMOUTH BANCORP, INC.


         Bancorp was organized on November 25, 1996 at the direction of the Board of Directors of the Bank to become a bank holding company with Falmouth as its wholly-owned subsidiary. Bancorp, upon the approval of the Division of Banks to acquire the Bank and the approval by the FRB of Bancorp's application for approval to become a bank holding company, will be subject to regulation by the FRB. See "Regulation and Supervision -- Regulation of Holding Company." Upon consummation of the Reorganization, Bancorp will have no significant assets other than the shares of the Bank's capital stock acquired in the
Reorganization, and will have no significant liabilities. The management of Bancorp is set forth under "Management of Bancorp." Initially, Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, Bancorp does not intend to employ any persons other than certain executive officers, but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate, to the extent Bancorp expands its business in the future.

         Bancorp's executive office is located at 20 Davis Straits, Falmouth, Massachusetts 02540 and its telephone number is (508) 548-3500.


                        DESCRIPTION OF THE REORGANIZATION

REASONS FOR THE REORGANIZATION

         The Board of Directors believes that a holding company structure will better position Falmouth to compete in the markets that it serves by providing Falmouth with greater flexibility to conduct its banking business. The formation of a holding company will permit management greater flexibility with respect to the enhancement of stockholder value through, among other things, the implementation of a stock repurchase program. After the Reorganization is completed, the Board of Directors may consider the establishment of a stock repurchase program by evaluating the holding company's financial condition, the value of its common stock and the available strategic alternatives for enhancing stockholder value. The Bank can not repurchase its own shares without taking the risk of triggering potentially severe adverse tax consequences, but the holding company may do so without such tax consequences after the Reorganization is completed. Repurchased shares may be used to fund the Stock Option Plan and the RRP, if implemented. In addition, Bancorp will assume the ESOP loan, which is currently held by a third party lender, and thereby reduce interest expense associated with the ESOP debt. In the future, Bancorp may acquire or organize other operating subsidiaries, including other savings institutions, without merging such institutions with Falmouth.

EFFECTIVE DATE

         The Effective Date will be the fifth business day following the date on which the Commissioner of the Division of Banks files the Plan in accordance with the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts, providing all conditions precedent are satisfied.

ACTIONS AT THE EFFECTIVE DATE

         The Reorganization will be accomplished through the following steps:

         1. Bancorp has been incorporated as a wholly-owned subsidiary of Falmouth. The primary purpose of Bancorp is to become the holding company for Falmouth.

         2. At the Effective Date, Bancorp automatically will acquire all shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date.

         3. At the Effective Date, the holders of the shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date automatically will become owners of one share of Bancorp Common Stock for each share of Bank Common Stock held by them immediately prior to the Effective Date.

         4. All shares acquired by Falmouth as a result of the exercise of dissenters' rights will be cancelled upon receipt.

         After consummation of the Reorganization, the Bank expects to make a capital contribution to Bancorp by transferring investment securities to Bancorp, which may be used to conduct the activities described in "Reasons for the Reorganization" including funding stock repurchase programs, if implemented, or cash dividends, if declared. See "Dividend Policy." There are no assurances that the Bank will obtain regulatory approval for the Reorganization or that, if the Reorganization is consummated, Bancorp will conduct such activities.

CONDITIONS TO THE REORGANIZATION

         The Plan of Reorganization provides that the obligations of Falmouth and Bancorp to consummate the Reorganization are subject to the satisfaction of the following conditions: (1) the approval of the Plan of Reorganization by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock; (2) the approval by the Division of Banks of Bancorp and the Bank's application for approval of the Plan of Reorganization; (3) the approval by the FRB of Bancorp's application to become a holding Company under the BHCA; (4) the receipt of a favorable ruling from the Internal Revenue Service or a favorable opinion of counsel as to the federal income tax consequences of the Reorganization; (5) the registration with the SEC of Bancorp Common Stock under the Securities Act; (6) compliance with all applicable state securities or "blue sky" laws relating to the issuance and distribution of Bancorp Common Stock; and (7) the receipt of all other consents and approvals and the satisfaction of all other requirements necessary to the consummation of the Reorganization. There are no assurances that these conditions will be satisfied and that the Reorganization will be consummated.

AMENDMENT AND TERMINATION

         The Plan of Reorganization provides that it may be amended by the parties thereto in whole or in part at any time prior to its approval by stockholders and subsequent to approval by stockholders, if approved by the Division of Banks. The Plan of Reorganization will not be amended after the Annual Meeting with respect to matters effecting stockholder rights.


         The Plan of Reorganization further provides that it may be terminated at any time prior to the Effective Date (whether before or after approval by the stockholders of Falmouth) if the Reorganization becomes inadvisable in the opinion of the Board of Directors of Falmouth or Bancorp due to (1) the number of shares of Bank Common Stock owned by stockholders exercising dissenters' rights; (2) an action, suit, proceeding or claim that has been made or threatened relating to the Plan of Reorganization; or (3) any other reason.

EXCHANGE OF STOCK CERTIFICATES

         In connection with the exchange of Bank Common Stock for Bancorp Common Stock, it will not be necessary for stockholders of Falmouth to exchange their certificates for certificates representing shares of Bancorp Common Stock. On the Effective Date, non-dissenting stockholders of Falmouth automatically will become stockholders of Bancorp and each outstanding certificate representing shares of Bank Common Stock will automatically represent, and will be deemed for all purposes to evidence ownership of, the same number of shares of Bancorp Common Stock.

         After the Effective Date, as currently outstanding certificates of Bank Common Stock are presented for transfer, or, upon the request of any holder of Bank Common Stock, the registrar and transfer agent for Bank Common Stock and Bancorp Common Stock (the "Transfer Agent") will issue new stock certificates representing the same number of shares of Bancorp Common Stock as the number of shares of Bank Common Stock surrendered therefor. Upon surrender, each certificate representing Bank Common Stock will be cancelled. After the Effective Date, there will be no further registration of transfers of shares of Bank Common Stock on the records of Falmouth.

EFFECT OF THE REORGANIZATION ON EMPLOYEE BENEFIT PLANS

         On the Effective Date, the ESOP will be assumed by Bancorp. Shares of Bank Common Stock held by the ESOP will automatically become shares of Bancorp Common Stock. Bancorp will also adopt and assume the ESOP loan, which is currently held by a third party lender.

         If the Stock Option Plan is approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the Stock Option Plan, and all outstanding options to purchase Bank Common Stock granted pursuant to the Stock Option Plan prior to the Reorganization will become options to purchase the same number of shares of Bancorp Common Stock with the same terms, conditions and exercise price as the original options granted.

         If the RRP is approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the RRP, including all of Falmouth's obligations with respect to any outstanding restricted stock granted pursuant to the RRP and all grants of restricted shares of Bank Common Stock granted pursuant to the RRP prior to the Reorganization will become grants of restricted shares of Bancorp Common Stock.

         The Reorganization will not trigger any change in control provisions contained in any of the employment agreements with the Bank's officers. All other employee benefit plans of Falmouth will be unchanged by the Reorganization. See "Management of Falmouth -- Compensation and Employee Benefit Plans."


                      DESCRIPTION OF BANCORP CAPITAL STOCK

GENERAL

         The Certificate of Incorporation of Bancorp authorizes the issuance of capital stock consisting of 5,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share (the "Bancorp Preferred Stock"). There are 100 shares of Bancorp Common Stock currently issued and outstanding, all of which are owned by Falmouth. On the Effective Date, such shares will be cancelled, and there will be, subject to the exercise of dissenters' rights, if any, 1,454,750 shares outstanding as a result of the exchange of shares of Bancorp Common Stock for shares of Bank Common Stock. Because all of the issued and outstanding shares of Bancorp Common Stock are owned by Falmouth, there is currently no established public trading market for Bancorp Common Stock.

         In the future, the authorized but unissued and unreserved shares of Bancorp Common Stock and the authorized and unissued shares of Bancorp Preferred Stock will be available for issuance for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Bancorp's Board of Directors may (i) divide, and cause the issuance of, one or more series of the authorized shares of Bancorp Preferred Stock, (ii) fix the number of shares constituting any such new series, and (iii) fix the dividend rate, terms, conditions, conversion and exchange rights, redemption rights (including sinking fund provisions), liquidation preferences and voting rights, if any, of any such new series. Such rights and preferences may be superior to those of Bancorp Common Stock. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Bancorp Common Stock or authorized shares of Bancorp Preferred Stock would be issued, no stockholder approval will be required for the issuance of those shares. See "Certain Differences in Stockholder Rights" for a discussion of the rights of the holders of Bancorp Common Stock as compared to the holders of Bank Common Stock. In addition, the Company may be restricted in its ability to register additional shares of capital stock after completion of the Reorganization due to certain requirements of the SEC related to financial statement and related disclosures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMMON STOCK

         General. Each share of Bancorp Common Stock has the same relative rights as, and is identical in all respects to, each other share of Bancorp Common Stock. Until such time as voting Bancorp Preferred Stock is issued, if ever, the holders of shares of Bancorp Common Stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of Bancorp. The relative rights of shares of Bancorp Common Stock do not differ materially from the relative rights of shares of Bank Common Stock.

         Dividend Rights. The holders of Bancorp Common Stock will be entitled to dividends when, as and if declared by Bancorp's Board of Directors out of funds legally available therefor. The payment of dividends by Bancorp will depend on Bancorp's net income, financial condition, regulatory requirements and other factors, including the results of Falmouth's operations. See "Dividend Policy" for restrictions on the payment of dividends on Bancorp Common Stock. Bancorp has no present intention to pay dividends, but may consider doing so in the future.

         Voting Rights. Each share of Bancorp Common Stock will entitle the holder thereof to one vote on all matters upon which stockholders have the right to vote. In addition, the Board of Directors of Bancorp is classified so that approximately one-third of the directors will be elected each year. Stockholders of Bancorp will not be entitled to cumulate their votes for the election of directors. See "Certain Differences in Stockholder Rights -- Certain Anti-Takeover Provisions."

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of Bancorp, the holders of shares of Bancorp Common Stock will be entitled to receive, after payment of all debts and liabilities of Bancorp and subject to the prior rights, if any, of holders of shares of Bancorp Preferred Stock, all remaining assets of Bancorp available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of Falmouth, Bancorp, as the holder of all shares of Bank Common Stock, upon completion of the Reorganization, would be entitled to receive payment of all debt, and liabilities of Falmouth (including all deposits and accrued interest thereon) and all remaining assets of Falmouth available for distribution in cash or in kind.

         Preemptive Rights; Redemption. Holders of shares of Bancorp Common Stock will not be entitled to preemptive rights with respect to any shares that may be issued. Bancorp Common Stock is not subject to call or redemption.

BANCORP PREFERRED STOCK

         No Bancorp Preferred Stock is being issued in connection with the Reorganization and the Board of Directors of Bancorp has no present plan or intention to issue any Bancorp Preferred Stock. The Board of Directors may, without action of the stockholders of Bancorp, issue shares of Bancorp Preferred Stock from time to time in one or more series with distinctive serial designations, preferences, limitations and other rights.

         The Board of Directors is authorized to determine, among other things, with respect to each series which may be issued: (i) the dividend rate, conditions of payment of dividends, dividend preferences, if any, and whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; (ii) whether, and upon what terms, such series would be redeemable and, if so, the redemption price and terms and conditions of redemption; (iii) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of Bancorp; (iv) whether or not a sinking fund would be provided for the redemption of such series and, if so, the terms and conditions thereof; (v) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of Bancorp Preferred Stock; and (vi) whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law. With regard to dividends, redemption and liquidation preference, any particular series of Bancorp Preferred Stock may rank junior to, on a parity with or senior to any other series of Bancorp Preferred Stock.

         It is not possible to state the actual effect of the authorization of Bancorp Preferred Stock upon the rights of holders of Bancorp Common Stock, until the Board of Directors determines the specific rights of the holders of a series of Bancorp Preferred Stock. However, such effects might include (a) restrictions on dividends on Bancorp Common Stock if dividends on Bancorp Preferred Stock have not been paid; (b) dilution of the voting power of Bancorp Common Stock to the extent that Bancorp Preferred Stock has voting rights; (c) dilution of the equity interest of Bancorp Common Stock to the extent that Bancorp Preferred Stock is converted into Bancorp Common Stock; or (d) Bancorp Common Stock not being entitled to share in Bancorp's assets upon liquidation until satisfaction of any liquidation preference granted the holders of Bancorp Preferred Stock. Issuance of Bancorp Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Bancorp Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of Bancorp.

ANTI-TAKEOVER PROVISIONS

         See "Certain Differences in Stockholder Rights -- Certain Anti-Takeover Provisions" for a description of certain provisions contained in the Certificate of Incorporation and Bylaws of Bancorp that might have the effect of delaying, deferring or preventing a change in control of Bancorp.


                      DESCRIPTION OF FALMOUTH CAPITAL STOCK

GENERAL

         The Bank's Charter authorizes the issuance of up to 2,500,000 shares of common stock, par value $0.10 per share (the "Bank Common Stock") and 500,000 shares of serial preferred stock, par value $0.10 per share (the "Bank Preferred Stock"). The Bank Preferred Stock may be issued in classes and series having such rights, preferences, privileges and restrictions as the Board of Directors of the Bank may determine from time to time.

         The Bank Preferred Stock may be issued by the Bank in one or more series from time to time as determined by the Bank's board of directors by the adoption of resolutions and the filing of a certificate of establishment of preferred stock with the Secretary of State of the Commonwealth of Massachusetts. No Bank Preferred Stock has been authorized by the Board of Directors at this time.

THE COMMON STOCK

         Under the Bank's Charter, each holder of shares of Bank Common Stock is entitled to one vote per share on all matters requiring stockholder action and to participate equally (subject to any preference which may hereafter be established in favor of the Bank Preferred Stock) with the other holders of Bank Common Stock in any dividends, when, as and if declared by the Board of Directors of the Bank from funds legally available therefor. See "Dividend Policy." Subject to any preferential rights established in favor of any outstanding Bank Preferred Stock, each share of Bank Common Stock is entitled to equal rights in the event of liquidation. Stockholders of Falmouth do not have the right to cumulate their votes for the election of directors.

         The holders of the Bank Common Stock have no preemptive or other rights to subscribe for additional shares of any class of capital stock of the Bank. Without preemptive rights, a stockholder's ownership position in the Bank is subject to dilution if additional shares of capital stock are issued by the Bank. The Bank Common Stock is not redeemable.

BANK PREFERRED STOCK

         The Board of Directors may, without action of the stockholders of the Bank, issue shares of Bank Preferred Stock from time to time in one or more series with distinctive serial designations, preferences, limitations and other rights. The Board of Directors is authorized to determine the same features with respect to the Bank Preferred Stock as those of Bancorp Preferred Stock.

         No Bank Preferred Stock is being issued in connection with the Reorganization and there is currently no Bank Preferred Stock outstanding. The Board of Directors of the Bank has no present plan or intention to issue any Bank Preferred Stock.


                    CERTAIN DIFFERENCES IN STOCKHOLDER RIGHTS

GENERAL


         The rights of the holders of Bank Common Stock are currently governed by Massachusetts banking law and by Falmouth's Charter and Bylaws . The rights of the holders of Bancorp Common Stock will be governed by Delaware General Corporation Law ("DGCL"), by Bancorp's Certificate of Incorporation and Bylaws and by the applicable regulations of the SEC. Certain differences in stockholder rights arise from this change of governing law. The following discussion summarizes the material differences as reflected in Bancorp's Certificate of Incorporation and Bylaws and is not intended to be a complete statement of all differences affecting the rights of stockholders. This discussion is qualified in its entirety by reference to Bancorp's Certificate of Incorporation and Bylaws, copies of which are attached hereto as Appendix E and Appendix F, respectively. If the Reorganization is not consummated, any action affecting the rights of stockholders of Falmouth, including any change in control, will continue to be subject to the relevant provisions of Falmouth's Charter and Bylaws and the Massachusetts banking law. For a description of Bancorp Common Stock, see "Description of Bancorp Capital Stock -- Common Stock." For a description of provisions contained in the Certificate of Incorporation and Bylaws of Bancorp that may be deemed to have an anti-takeover effect, see "-- Certain Anti-Takeover Provisions."

PAYMENT OF DIVIDENDS


         The ability of Falmouth to pay dividends on its common stock is restricted by Massachusetts banking law and by tax considerations related to state-chartered banks. Falmouth may only pay dividends on its capital stock if such payment would not impair its capital stock and surplus account. No dividends may be paid if such dividends would reduce stockholders' equity of the Bank below the amount of the liquidation account required by Massachusetts conversion regulations. In addition, the Bank may not pay dividends in excess of current earnings for three years following the Conversion. See "Dividend Policy." Although Bancorp's ability to pay dividends will not be subject to these restrictions, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company. Bancorp will be limited by certain restrictions imposed generally on Delaware corporations. Subject to certain limitations and exceptions, dividends may be paid only out of a Delaware corporation's surplus (as defined by the DGCL) or its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Dividend Policy" and "Regulation and Supervision -- Regulation of Holding
Company." Bancorp intends to continue the Bank's current dividend policy; however, there can be no assurances that this dividend policy will continue in the future.


RIGHTS OF ISSUER TO REPURCHASE STOCK

         Under the Massachusetts banking law, Falmouth may repurchase its stock under certain specific conditions, but only with the prior approval of the Division of Banks. See "Dividend Policy" Under the DGCL, no prior approval is required and, therefore, Bancorp will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. Under certain circumstances, stock repurchases by Bancorp will require the prior approval of the Federal Reserve Bank of Boston. See "Regulation and Supervision -- Bank Holding Company Regulation" for a description of the restrictions on the repurchase by Bancorp of its stock. Bancorp may consider repurchases of its stock in the future, but there can be no assurance that Bancorp will conduct such repurchases.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The Certificate of Incorporation of Bancorp contains provisions that limit the personal liability of directors to Bancorp or to its stockholders for monetary damages for breach of fiduciary duty, except to the extent such limitation is not permitted by the DGCL. Section 102(b)(7) of the DGCL provides that such a provision shall not eliminate or limit the personal liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL, which imposes liability for the unlawful payment of dividends or unlawful stock purchase or redemption; or (4) for any transaction from which the director received an improper personal benefit. The provisions in Bancorp's Certificate of Incorporation apply only to the liability of a director acting in his capacity as such and not to actions brought other than by a stockholder or Bancorp. Bancorp's Certificate of Incorporation contains provisions that require indemnification of the directors and officers and permits indemnification of employees of Bancorp and any of its direct or indirect subsidiaries. To be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner believed to be in, or not opposed to, the best interests of Bancorp and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Massachusetts law permits institutions to indemnify directors, officers and employees or agents, as provided in (i) the Charter, (ii) a bylaw adopted by stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Falmouth's Bylaws include a provision indemnifying directors and officers of the Bank against expenses arising out of litigation or other proceedings relating to such person's activities as a director or officer of the Bank.

         Bancorp's Certificate of Incorporation defines in greater detail than the Massachusetts banking law the circumstances under which a person may be entitled to indemnification and the procedures for obtaining indemnification and for resolving disputes over indemnification. Under the Federal Deposit Insurance Act, as amended ("FDIA"), both Falmouth and Bancorp would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Bancorp pursuant to the forgoing provisions, Bancorp has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

APPRAISAL RIGHTS

         Under Massachusetts law, a stockholder of a Massachusetts chartered co-operative bank, such as the Bank, which engages in a merger or consolidation has the right to demand from such co-operative bank payment of the fair or appraised value of his or her stock in the co-operative bank, subject to specified procedural requirements. The Massachusetts regulations governing a stockholder's appraisal rights are attached hereto as Appendix D.

         After the Reorganization, the rights of appraisal of dissenting stockholders will be governed by the DGCL. The DGCL provides that dissenting stockholders have appraisal rights in certain instances. However, the DGCL generally does not confer appraisal rights if a corporation's stock is held of record by more than 2,000 stockholders, or if it is listed on a national securities exchange or listed on the Nasdaq National Market System, provided that stockholders receive only certain forms of consideration in exchange for their shares of stock.

SPECIAL MEETINGS OF STOCKHOLDERS


         The Bank's Bylaws provide that special meetings of the stockholders of the Bank may be called by the Chairman of the Board, the President, or a majority of the Board of Directors. The Company's Certificate of Incorporation and Bylaws each contain a provision pursuant to which special meetings of stockholders of the Company may only be called by the Chairman of the Board, the President and Chief Executive Officer, or by resolution of at least three-fourths of the Directors then in office.


CERTAIN ANTI-TAKEOVER PROVISIONS

         General. The principal purpose of any anti-takeover provision is to protect the interests of a corporation and its stockholders in the event of a sudden takeover attempt. Such provisions are intended to require a hostile purchaser to deal fairly with stockholders and to give a corporation's board of directors a better opportunity to analyze prospective business combinations and tender offers, evaluate alternatives, and make careful recommendations to stockholders. Such provisions could have the effect of making more difficult, or discourage, a merger, tender offer, proxy contest, or assumption of control and change of incumbent management, even when a majority of stockholders considers such a course to be in its best interests. However, the Board of Directors of the Bank and Bancorp believes that the disadvantages of discouraging such actions are outweighed by the best interests of the stockholders as a whole and by the benefits obtained by protecting the ability of the Board to negotiate with a proponent of an unfriendly or unsolicited proposal to take over or restructure the Bank or Bancorp.

         The following discussion focuses on certain provisions of Bancorp's Certificate of Incorporation and Bylaws and, where applicable, the corresponding provisions of Falmouth's Charter and Bylaws that could be relevant to change in control situations and that may affect the rights of stockholders.

         Capital Stock. Falmouth's Charter authorizes the issuance of up to 2,500,000 shares of common stock and 500,000 shares of serial preferred stock and Bancorp's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of common stock and 500,000 shares of preferred stock. Although neither Falmouth nor Bancorp has any arrangements, understandings or plans at the present time for the issuance or use of additional shares of common stock or any of the shares of authorized preferred stock, the availability of such shares will provide Falmouth or Bancorp with flexibility in structuring financings and acquisitions and meeting other corporate needs that may arise.

         As permitted by the DGCL, Bancorp's Board of Directors may, without stockholder approval, issue additional shares of Bancorp Common Stock or authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of a transaction to which management is opposed. Bancorp's ability to issue additional capital stock is subject to applicable law, including the duty of directors to exercise their business judgment in the best interests of Bancorp and its stockholders.

         Board of Directors. Falmouth's Charter provides that the authorized number of directors shall not be fewer than seven nor more than twenty-five, as fixed in Falmouth's Bylaws. Bancorp's Certificate of Incorporation and Bylaws also provide that the authorized number of directors shall not be fewer than seven nor more than twenty-five, with the exact number to be fixed by resolution of Bancorp's Board of Directors. The Board of Bancorp will initially be composed of eleven directors, the same number of directors currently on Falmouth's Board of Directors. See "Management of Bancorp." Falmouth's Bylaws and Bancorp's Certificate of Incorporation provide for a board of directors that is to be divided into three classes, which shall be as nearly equal in number as possible. The power to fill vacancies for each of Falmouth and Bancorp is vested in their respective Boards of Directors. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of Falmouth or Bancorp through an increase in the number of directors and the election of such person or of such person's or entity's nominees to fill such newly created vacancies.

         The DGCL provides that a director serving on a classified board may be removed by the holders of a majority of the shares entitled to vote thereon, but only for cause, unless the certificate of incorporation provides otherwise. The Bylaws of Falmouth provide that any director may be removed only for cause, at a special meeting of stockholders by a vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. Bancorp's Certificate of Incorporation provides that any director may be removed only for cause by a vote of the holders of 80% of the shares then entitled to vote at an election of directors. The classified Board of Directors, the enhanced requirement for removal of directors of Bancorp and therelated provisions discussed above could make it more difficult for stockholders to force an immediate change in the composition of a majority of the composition of a majority of the Board of Directors.

         Action Without a Stockholder Meeting. Falmouth's Bylaws do not provide for action by stockholders without a meeting. Bancorp's Certificate of Incorporation affirmatively prohibits stockholder action by written consent in lieu of an annual or special meeting of stockholders.

         Notice of Director Nominations and Stockholder Proposals. The Bank's Bylaws provide that stockholders may submit nominations for election of directors to the Clerk of the Bank at least five days prior to the date of the annual meeting of Stockholders but do not provide for stockholder submission of other new business.


         Bancorp's Bylaws provide that all nominations for election to the Board of Directors and proposals for any new business, other than those made by the Chairman of the Board, the President and Chief Executive Officer or by resolution of at least three-fourths of the directors then in office, shall be made by a stockholder who has complied with the written notice provisions in the Bylaws, which generally provide for 60 days' notice to the Secretary of Bancorp. The Bylaw procedures regarding stockholder proposals and nominations are intended to provide the Board of Directors of Bancorp with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of a meeting. The procedures will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders may view such proposal or nomination as in the best interests of the Company or its stockholders.

         Stockholder Vote Required to Approve Certain Business Combinations. Under the Bank's Charter, certain business combinations, such as mergers, consolidations, purchases and sales of substantially all of the assets of an institution, require the approval of the holders of two-thirds of the Bank's outstanding shares of voting stock. This provision is comparable to the provision in Bancorp's Certificate of Incorporation discussed below.


         Bancorp's Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock, together with the affirmative vote of the Company's outstanding shares not beneficially owned by an Interested Stockholder (as defined below) to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliateof 5% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company other than on a pro rata basis to all stockholders; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof.

         Evaluation of Offers. The Certificate of Incorporation of the Company provides that the Board of Directors of the Company, when evaluating any offer to the Company from another party to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Company and its subsidiaries and on the employees, customers, suppliers and creditors of the Company and its subsidiaries, the effects on the communities in which the Company's and its subsidiaries' facilities are located and the commitment and ability of the other party to remain faithful to the special mission of the Company and its subsidiaries in the communities in which the Company and its subsidiaries are located in the tradition begun by the Bank. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company. The Bank's Charter includes a comparable provision.

         Amendment of Certificate of Incorporation and Bylaws. Falmouth's Charter provides that amendments of the Charter must be proposed by the Board of Directors and approved by the holders of a majority of the total votes of stockholders entitled to vote thereon at a meeting. Falmouth's Charter and Bylaws permit the amendment of the Bylaws by a vote of two-thirds of the Board of Directors or by holders of two-thirds of the total votes of stockholders present in person or by proxy at a meeting and entitled to vote thereon.

         Bancorp's Certificate of Incorporation generally provides that, in addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of any series of Bancorp Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of the Certificate of Incorporation must be approved by a majority of the directors of Bancorp then in office and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of the Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Bancorp Common Stock entitled to vote. In addition to the above requirement, a Change to certain provisions of the Certificate of Incorporation must also be approved either (i) by not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors or (ii) by the affirmative vote of the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of Bancorp entitled to vote thereon and, if the Change is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by any Interested Stockholder or Affiliate or Associate thereof, voting together as a single class.
Capitalized terms are as defined in the Certificate of Incorporation. Furthermore, the Company's Certificate of Incorporation provides that provisions of the Certificate of Incorporation and Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Absent these provisions, the DGCL provides that a corporation's certificate of incorporation and bylaws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Company's Bylaws in accordance with the terms thereof, regardless of whether the Bylaw was adopted initially by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

         The provisions of Bancorp's Certificate of Incorporation limiting the liability of directors, as described above, may not be repealed or amended without the affirmative vote of the holders of 80% of the total votes eligible to be cast by the holders of all of the outstanding shares of the capital stock of Bancorp entitled to vote thereon.

         Section 203 of Delaware General Corporate Law. The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in
Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (a "Section 203 Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became a Section 203 Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.


         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became a Section 203 Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming a
Section 203 Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became a Section 203 Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with a Section 203 Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Section 203 Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

         Additional Change in Control Regulation. The acquisition of more than ten percent (10%) of either Bancorp Common Stock or Bank Common Stock outstanding may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978 (the "Change in Bank Control Act"). The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, including a converted co-operative bank such as the Bank, either directly or indirectly through an acquisition of control of Bancorp to provide 60 days' prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the Bank or Bancorp. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (i) the Bank or Bancorp has a class of voting securities which is registered under
Section 12 of the Exchange Act, or (ii) the acquiring party would be the largest holder of a class of voting shares of the Bank or Bancorp. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds. In some circumstances, similar filings with the Commissioner may be required under the Massachusetts Change in Bank Control Act.

         Prior approval of the FRB would be required for any acquisition of control of the Bank or Bancorp by any bank holding company under the Bank Holding Company Act ("BHCA") and approval by the Board of Bank Incorporation would be required under Massachusetts law. Control for purposes of the BHCA would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of the Bank or Bancorp. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHCA.

         The Exchange Act requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed 5% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.

                     TAX CONSEQUENCES OF THE REORGANIZATION

         The consummation of the Reorganization is conditioned, in part, upon receipt by Falmouth of an opinion of counsel to Falmouth to the effect that, for federal income tax purposes: (1) no gain or loss will be recognized by stockholders of Falmouth on the transfer of their shares of Bank Common Stock to Bancorp solely in exchange for Bancorp Common Stock; (2) no gain or loss will be recognized by Bancorp upon its receipt of shares of Bank Common Stock in exchange for shares of Bancorp Common Stock; (3) the aggregate basis of the shares of Bancorp Common Stock to be received by each Falmouth stockholder will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor; and (4) the holding period of Bancorp Common Stock to be received by each Falmouth stockholder will include the holding period of the shares of Bank Common Stock exchanged therefor, provided that such stockholder held such shares of Bank Common Stock as a capital asset on the Effective Date.

         John P. Conroy, P.C., has opined, subject to the limitations and qualifications in its opinion, that the Reorganization will not be a taxable transaction to Bancorp, Falmouth or Falmouth's stockholders (who do not elect to exercise dissenters' rights) for Massachusetts state income and corporate tax purposes.


         For federal income tax purposes, cash received in exchange for shares of Bank Common Stock held by stockholders who exercise dissenters' rights will be treated as a distribution in redemption of such common stock, subject to the provisions and limitations of Section 302 of the Code. Each stockholder of the Bank who elects to exercise dissenters' rights should consult his or her own tax advisor for specific guidance with respect to the federal income tax consequences of that exercise.


         Thacher Proffitt & Wood, the Bank's special counsel for the Reorganization, will not express an opinion as to whether or to what extent payments to stockholders who exercise dissenters' rights or payments by Falmouth to Bancorp of an amount that exceeds the current and accumulated earnings and profits of Falmouth will cause Falmouth to have income. In addition, Thacher Proffitt & Wood will not express an opinion as to the tax consequences to stockholders of exercising their dissenters' rights with respect to any shares of Bank Common Stock.

         Each stockholder is urged to consult his or her own tax advisor as to the specific consequences of the Reorganization to the stockholder under federal, state and any other applicable laws.


                   ACCOUNTING TREATMENT OF THE REORGANIZATION

         The Reorganization is expected to be characterized as, and treated similarly to, a "pooling of interests" (rather than a "purchase") for financial reporting and related purposes, with the result that the accounts of Falmouth and Bancorp will be combined.


                           MARKET FOR THE COMMON STOCK

         Although there is an established market for the Bank's common stock, which currently is quoted on the American Stock Exchange under the symbol "FCB," Bancorp, as a newly formed corporation, has never issued capital stock and consequently there is no established market for Bancorp Common Stock. It is expected that Bancorp Common Stock will be at least as liquid as Bank Common Stock since the number of outstanding shares of Bancorp Common Stock following the Reorganization will match the number of shares of Bank Common Stock prior to the Reorganization. However, there can be no assurance that an active and liquid trading market for Bancorp Common Stock will be maintained.


         At December 13, 1996, there were 1,454,750 shares of Bank Common Stock outstanding which were held of record by approximately 900 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms. Since March 28, 1996, the date of the Bank's

Conversion, the Bank Common Stock has traded on the American Stock Exchange under the symbol "FCB." The following table shows the high and low per share sales prices of the Bank Common Stock as reported on the American Stock Exchange since the Conversion.


                                                                        Price Range
                                                             ------------------------------
                          Quarter Ended                        High                       Low
                          -------------                        ----                       ---
Fiscal year ended September 30, 1996:
      Second Quarter ended March 31, 1996.............       $11 1/8                   $10 5/8
      Third Quarter ended June 30, 1996................       11 5/8                    10 1/8
      Fourth Quarter ended September 30, 1996..........       12 7/8                    10 1/4

Fiscal year ending September 30, 1997:
     First Quarter (through  December 12, 1996).......        14 1/8                    12


                                 DIVIDEND POLICY

         The Board of Directors of Bancorp will have the authority to declare dividends on Bancorp Common Stock, subject to statutory and regulatory requirements. The Board of Directors plans to continue the Bank's current dividend policy for the Bancorp Common Stock; however, there can be no assurances that this dividend policy will continue in the future. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to Bancorp or Falmouth, capital requirements, regulatory limitations, Bancorp's and Falmouth's results of operations, financial and tax considerations and general economic conditions. After consummation of the Reorganization, management of the Bank expects to make a capital contribution to Bancorp by transferring investment securities to Bancorp, which may be used by Bancorp after the Reorganization to, among other things, fund cash dividends that may be declared.

         Since   the   Conversion   and   as  of  the   date   of   this   Proxy
Statement-Prospectus, the Board of Directors of Falmouth has declared a quarterly cash dividend of $0.05 per share of Bank Common Stock, payable on December 15, 1996 to stockholders of record on December 2, 1996. There are significant regulatory limitations on the Bank's ability to pay dividends depending on its capital structure and the overall health of the institution. An insured depository institution may not make a capital distribution if, following such distribution, the institution will be "undercapitalized" as that term is defined for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"). Pursuant to the Bank's formal dividend policy, the Board of Directors has determined that the Bank will not pay dividends in excess of current earnings for the three years following the Conversion, and will not pay dividends from borrowed funds or nonrecurring gains. As a condition to the approval of the Conversion, any change in this policy to permit the payment of dividends in excess of current earnings would require the prior approval of the Commissioner.

         The Bank is also prohibited from paying any dividend which would reduce the Bank's total regulatory capital below the amount then required for the liquidation account established for the benefit of the Bank's Eligible Account Holders at the time of the Conversion.

         Unlike the Bank, Bancorp is not subject to Division of Banks regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends could be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by Bancorp and earnings thereon. Bancorp is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of Bancorp (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

                      PRO FORMA CONSOLIDATED CAPITALIZATION


         The following table presents the capitalization of Falmouth as of September 30, 1996 and the pro forma consolidated capitalization of Bancorp and Falmouth, as its subsidiary, at September 30, 1996, adjusted to give effect to the Reorganization as described in this Proxy Statement-Prospectus.



                                                                  Falmouth                       Bancorp and Subsidiary
                                                                   --------                       ----------------------
                                                                        (In thousands, except share amounts)
                                                           --------------------------------------------------------------
                                                           Shares            Amount             Shares             Amount
                                                           ------            ------             ------             ------

Stockholders' equity:

Preferred  stock,  par value  $0.01 per share for
Bancorp,  $0.10 per share for Falmouth::
         Authorized..................................      500,000             --                500,000              --
         Issued and outstanding......................        --                --                  --                 --

Common  stock,  par  value  $.01 per  share  for
Bancorp,  $0.10  per share for Falmouth:
         Authorized..................................    2,500,000             --              5,000,000              --
         Issued and outstanding......................    1,454,750          $  145             1,454,750            $  15

Unearned ESOP shares.................................      (82,901)           (829)              (82,901)            (829)

Additional paid-in capital ..........................                       13,598                                 13,728

Retained earnings....................................                        8,856                                  8,856
 Unrealized gain  on securities available-for-sale,
net of tax.....................................                                 144                                   144
                                                                           --------                              --------


Total stockholders' equity...........................                       $21,914                               $21,914
                                                                          =========                              ========



                               BUSINESS OF BANCORP

GENERAL

         Bancorp is a business corporation organized under the laws of the State of Delaware on November 25, 1996. The only office of Bancorp, and its principal place of business, is located at the administrative office of Falmouth at 20 Davis Straits, Falmouth, Massachusetts 02540. Bancorp's telephone number is
(508) 548-3500.

         Bancorp was organized for the purpose of becoming the holding company of Falmouth. On the Effective Date, Falmouth will become a wholly-owned subsidiary of Bancorp, Bancorp will become a bank holding company, and each stockholder of Falmouth will, subject to the exercise of dissenters' rights, become a stockholder of Bancorp without any change in the number of shares owned or percentage ownership.

         Bancorp has not yet undertaken any operating business activities and does not currently propose to do so. In the future, Bancorp may become an operating company or acquire other co-operative banks, commercial banks or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.



         After consummation of the Reorganization, subject to obtaining applicable state and federal regulatory approvals, the Bank expects to make a capital contribution to Bancorp by transferring investment securities to Bancorp, which may be used to conduct the activities described in "Proposal 6 -- Formation of Holding Company -- Description of the Reorganization -- Reasons for
the   Reorganization,"   including   funding  stock
repurchase programs, if implemented, or cash dividends, if declared. See "Dividend Policy." The initial capitalization of Bancorp will be approximately $100,000 and future capitalization through capital contributions from the Bank will be subject to the prior approval of the Division of Banks and, to the extent that Section 18(i) of the FDIA is applicable, the FDIC. Due to the current significant capitalization of the Bank, it is expected that such regulatory approvals would be received. There are no assurances that the Bank will obtain regulatory approvals for the Reorganization or the Bank's proposed capital contributions to Bancorp or that, if the Reorganization is consummated, Bancorp will conduct such activities.


PROPERTY

         Initially, Bancorp will neither own nor lease any real or personal property but will utilize the premises and property of Falmouth without the payment of any rental fees to Falmouth.

COMPETITION

         It is expected that for the near future the primary business of Bancorp will be the ongoing business of Falmouth. Therefore, the competitive conditions to be faced by Bancorp will be the same as those faced by Falmouth. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire banks, thrift institutions or companies engaged in bank-related activities. Thus, Bancorp will face competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions. Bancorp has no present plans or intentions to undertake any such acquisitions. See "Business of the Bank -- Competition."

EMPLOYEES


         At the present time, Bancorp does not intend to have any employees other than its management. See "Management of Bancorp." It will utilize the support staff of Falmouth from time to time without the payment of any fees to Falmouth. If Bancorp acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees.


                              BUSINESS OF THE BANK

GENERAL


         The Bank was founded in 1925 as a Massachusetts chartered mutual co-operative bank with its office in Falmouth, Massachusetts. The Bank, currently a Massachusetts chartered stock co-operative bank, completed its conversion to stock form on March 28, 1996, and issued 1,454,750 shares of common stock at $10.00 per share at that time. The Bank's deposits have been federally insured since 1986 and currently are insured by the BIF of the FDIC and the Share Insurance Fund of the Co-operative Central Bank. The Bank has been a member of the Co-operative Central Bank since 1932 and a member of the Federal Home Loan Bank of Boston since 1975. The Bank is subject to comprehensive examination, supervision, and regulation by the Commissioner of the Division of Banks and the FDIC.


         The Bank serves its primary market area, the Massachusetts communities of Falmouth and Mashpee located in the Cape Cod region of Massachusetts, through its office in Falmouth, Massachusetts. In February, 1997, the Bank expects to open a new branch located in East Falmouth. The Bank competes with fifteen branches of financial institutions (including national banks, savings banks, savings and loans and credit unions) which are headquartered outside its market area. The Bank is the only independent financial institution headquartered in Falmouth.

         The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in loans secured by single-family residential real estate and investment securities, including
United States Government and Agency securities and interest-earning deposits. Falmouth also makes commercial real estate loans and consumer loans, including passbook loans, automobile, home equity and other consumer loans. Falmouth originates both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans with adjustable interest rates, and makes other investments which allow Falmouth to more closely match the interest rate and maturities of its assets and liabilities.

         Falmouth's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer and small business needs in its market area and to provide quality service to its customers. The Bank has implemented this strategy by: (i) monitoring closely the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding the volume of the Bank's existing lending activities to produce moderate increases in loan originations;
(iv) maintaining high asset quality through conservative underwriting standards;
(v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

MARKET AREA


         Falmouth's office is located in Falmouth, Massachusetts. The Bank considers its primary market area to be the communities of Falmouth and Mashpee in Barnstable County, which is located in the Cape Cod region of Massachusetts, approximately 72 miles south of Boston. The year-round population of Barnstable County is 186,605 (based on 1990 Census data). The majority of the Bank's lending has been in Falmouth and Mashpee. The Cape Cod region is a major recreational resort/retirement community, with seasonal tourism being the most significant economic activity. Falmouth's year-round population of approximately 27,000 increases to a summer population of approximately 68,000. Visitors find accommodations in the many motels, hotels and inns in the area. Falmouth has approximately 44 miles of ocean and lakes shoreline. There are nine harbors and inlets, some with docking and most with mooring facilities. Two major harbors offer access, via ferry, to the island of Martha's Vineyard with service to the island of Nantucket during the summer months from Woods Hole. As well as swimming, boating, fishing and other forms of water recreation, Falmouth also has four public and two private golf courses.

         The major employers in the Falmouth area are Woods Hole Oceanographic Institute, with approximately 800 employees, Falmouth Hospital, with 750 employees and Woods Hole, Martha's Vineyard and Nantucket Steamship Authority, with 500 employees. Other major employers include Marine Biological Laboratories and ORE International, Inc. The housing vacancy rate in Falmouth, which is where a majority of the Bank's loans are located, was approximately 3.8% at December 31, 1994.

LENDING ACTIVITIES

         General. Falmouth originates loans entirely through its office located in Falmouth, Massachusetts and through originations made by the Bank's two loan originators. The principal lending activity of the Bank is the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties in its designated community reinvestment area of the Massachusetts towns of Falmouth and Mashpee. To a lesser extent, the Bank also originates consumer loans including home equity and passbook loans and commercial loans. The Bank also originates and retains in its loan portfolio adjustable-rate loans and fixed-rate loans with maturities of up to 15 years. Historically, fixed-rate loans with terms in excess of 15 years were sold in the secondary market. Beginning in March 1995, the Bank has begun to retain its fixed-rate loans with terms in excess of 15 years in the portfolio. The Bank is a qualified seller/servicer for Federal National Mortgage Corporation ("FNMA") and was servicing $444,000 in loans for FNMA at September 30, 1996. The Bank's five largest loans to one borrower, outstanding as of September 30, 1996, ranged from $255,000 to $1.2 million.

         Loan Portfolio. The following table presents selected data relating to the composition of Falmouth's loan portfolio by type of loan on the dates indicated.


                                                                       At September 30,
                               -----------------------------------------------------------------------------------------------------
                                       1996                      1995                      1994                      1993
                               ---------------------      --------------------     --------------------      -----------------------

                               Amount        Percent      Amount       Percent      Amount      Percent       Amount         Percent
                               ------        -------      ------       -------      ------      -------       ------         -------
                                                                                                 (Dollars in thousands)

Residential mortgage loans..  $33,993        82.57%       $26,094        78.67%     $22,029     78.33%     $22,923        78.05%

Commercial real estate loans    4,347        10.56         3,538         10.67        3,111      11.06       2,886          9.83

Consumer loans..............      771         1.87           819          2.47          832       2.96       1,104          3.76

Home equity loans...........    1,683         4.09         1,890          5.70        2,150       7.65       2,456          8.36

Commercial loans............      373         1.91           830          2.49           --         --          --            --
                                --------                    -------      --------      -------    -------     -------       -------

   Total loans..............   41,167       100.00%        33,171       100.00%       28,122    100.00%      29,369       100.00%
                               ------       ======         ------       ======        ------    ======       ------       ======



Less:

Deferred loan origination
  fees...................         143                        121                         101                     96

Unadvanced principal.....         289                        102                         127                     40


Allowance for possible
 loan losses.............         498                        445                         310                    277
                            ---------                  ---------                   ---------              ---------

Loans, net...............     $40,237                    $32,503                     $27,584                $28,956
                              =======                     =======                    =======                =======



                    (TABLE CONTINUED)
                                                                     At April 30,
                                                ---------------------------------------------------
                                                          1993                         1992
                                                -----------------------       ---------------------

                                                  Amount       Percent         Amount      Percent
                                                  ------       -------         ------      -------

Residential mortgage loans..                     $22,829       76.52%         $25,356       77.27%

Commercial real estate loans                       3,023       10.13           3,260         9.94

Consumer loans..............                       1,484        4.97           1,746         5.32

Home equity loans...........                       2,500        8.38           2,450         7.47

Commercial loans............                         --           --              --           --
                                                 -------      -------         -------      -------

   Total loans..............                      29,836      100.00%          32,812      100.00%
                                                  ------      ======           ------      ======

Less:

Deferred loan origination
  fees...................                             93                           94

Unadvanced principal.....                             60                           83

Allowance for possible
 loan losses.............                            277                          255
                                                 -------                       ------

Loans, net...............                        $28,955                      $31,789
                                                 =======                      =======




                  One- to Four-Family Residential Real Estate Lending. The primary emphasis of Falmouth's lending activity is the origination of conventional mortgage loans on one- to four-family residential dwellings located in Falmouth's primary market area. As of September 30, 1996, loans on one- to four-family residential properties accounted for 82.57% of Falmouth's loan portfolio.


         Falmouth's mortgage loan originations are for terms of up to 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option, without penalty. Conventional residential mortgage loans granted by Falmouth customarily contain "due-on-sale" clauses which permit Falmouth to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.

         Falmouth makes conventional mortgage loans and Falmouth uses standard FNMA documents, to allow for the sale of loans in the secondary mortgage market. Falmouth's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price of the property, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%.

         Falmouth, since the early 1980s, has offered adjustable-rate mortgage loans with terms of up to 30 years. Adjustable-rate loans offered by Falmouth include loans which reprice every one, three and five years and provide for an interest rate which is based on the interest rate paid on United States Treasury securities of a corresponding term, plus a margin of 2.75%. Falmouth currently offers adjustable-rate loans with initial rates below those which would prevail under the foregoing computations, based upon the Bank's determination of market factors and competitive rates for adjustable-rate loans in its market area. For adjustable-rate loans, borrowers are qualified at the initial rate plus an anticipated upward adjustment of 200 basis points.

         Falmouth retains all adjustable-rate mortgages it originates. Falmouth's adjustable-rate mortgages include caps on increases or decreases of 2% per year, and 6% over the life of the loan (3% per adjustment, and 5% over the life of the loan for three-year adjustable-rate loans). The retention of adjustable-rate mortgage loans in Falmouth's loan portfolio helps reduce Falmouth's exposure to increases in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

         During the year ended September 30, 1996, Falmouth originated $6.5 million in adjustable-rate mortgage loans and $6.6 million in fixed-rate mortgage loans. Approximately 13.3% of all loan originations during fiscal 1996 were refinancings of loans already in Falmouth's loan portfolio. At September 30, 1996, Falmouth's loan portfolio included $20.8 million in adjustable-rate one- to four-family residential mortgage loans or 50.18% of Falmouth's total loan portfolio, and $14.9 million in fixed-rate one- to four-family residential mortgage loans, or 35.86% of Falmouth's total loan portfolio.

         The Bank engages in a limited amount of construction lending usually for the construction of single family residences. Most are construction/permanent loans structured to become permanent loans upon the completion of construction. All construction loans are secured by first liens on the property. Loan proceeds are disbursed as construction progresses and inspections warrant. Loans involving construction financing present a greater risk than loans for the purchase of existing homes, since collateral values and construction costs can only be estimated at the time the loan is approved. Due to the small amount of construction loans in the Bank's portfolio, the risk in this area is limited.


         Commercial Real Estate Loans. At September 30, 1996, the Bank's commercial real estate loan portfolio totaled $4.3 million, or 10.56% of total loans. The Bank's largest loan is a commercial loan with an outstanding balance of $795,000 at September 30, 1996 secured by an office complex located in Falmouth, Massachusetts.

         Commercial real estate lending entails additional risks compared with one- to four-family residential lending. For example, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers and the payment experience on such loans is typically dependent on the successful operation of a real estate project and/or the collateral value of the commercial real estate securing the loan. At September 30, 1996, all of the Bank's commercial real estate loans were performing.


         Home Equity Loans. Falmouth also originates home equity loans which are loans secured by available equity based on the appraised value of one- to four-family residential property. If the Bank currently holds the first mortgage on the property securing the loan, home equity loans will be made for up to 80% of the tax assessed or appraised value of the property (less the amount of the first mortgage). If the Bank does not hold the first mortgage, home equity loans are limited to 70% of the appraised value of the property (less the amount of the first mortgage). Home equity loans have an adjustable interest rate which ranges from 0% to 1% above the prime rate as reported in The Wall Street Journal and have terms of ten years or less. At September 30, 1996, the Bank had $4.0 million in home equity loans with unused credit available to existing borrowers of $2.4 million.

         Consumer Loans. The Bank's consumer loans consist of passbook loans, and other consumer loans, including automobile loans. At September 30, 1996, the consumer loan portfolio totaled $771,000, or 1.87% of total loans. Consumer loans generally are offered for terms of up to five years at fixed interest rates. Consumer loans do not exceed $15,000 individually. Management expects to continue to promote consumer loans as part of its strategy to provide a wide range of personal financial services to its customers and as a means to increase the yield on the Bank's loan portfolio.


         The Bank makes loans up to 90% of the amount of the depositor's savings account balance. The interest rate on the loan is 4.0% higher than the rate being paid on regular savings accounts and 3% higher than the rate being paid on certificates of deposit. The Bank also makes other consumer loans, which may or may not be secured. The terms of such loans usually depend on the collateral. At September 30, 1996, the total amount of passbook and other consumer loans was $594,000.

         The Bank makes loans for automobiles, both new and used, directly to the borrowers. The loans are generally limited to 80% of the purchase price or the retail value listed by the National Automobile Dealers Book. The terms of the loans are determined by the age and condition of the collateral. Collision insurance policies are required on all these loans. At September 30, 1996, the total amount of automobile loans was $113,000.

         Consumer loans generally are originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, the Bank's level of consumer loan delinquencies generally has been low. No assurance can be given, however, that the Bank's delinquency rate on consumer loans will continue to remain low in the future, or that the Bank will not incur future losses on these activities.


         Commercial Loans. In August 1994, the Bank hired a commercial loan officer with over 18 years of experience in commercial lending in the Falmouth market for the purpose of establishing a commercial lending program for the Bank. The Bank intends to pursue on a selective basis the origination of commercial loans to meet the working capital and short-term financing needs of established local businesses. Unless otherwise structured as a mortgage on commercial real estate, it is anticipated that such loans would generally be limited to terms of five years or less. Substantially all such commercial loans would have variable interest rates tied to the prime rate as reported in The Wall Street Journal. Whenever possible, the Bank will collateralize these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment and the personal guarantees from principals of the borrower. Commercial loans are not expected to comprise a significant portion of the Bank's loan portfolio in the foreseeable future. At September 30, 1996 the Bank's commercial loan portfolio totaled $373,000.

         Commercial business loans generally are considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans also may involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be affected significantly by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         Loan Commitments. The Bank makes a 60-day loan commitment to borrowers. At September 30,1996, the Bank had $1.5 million in loan commitments outstanding, all for the origination of one- to four-family residential real estate loans.

         Loan Solicitation and Loan Fees. Loan originations are derived from a number of sources, including the Bank's existing customers, referrals, realtors, advertising and "walk-in" customers at the Bank's office.

         In November 1994 and in February 1996, the Bank added two full-time residential loan originators who are compensated by salary and commission. The originators meet with applicants at their convenience and location and are in regular contact with real estate brokers, attorneys, accountants, building contractors, developers and others in the Bank's local market area. The Bank has recently increased its advertising in locally distributed newspapers and has begun to utilize local radio advertising to increase market share of residential loan originations.

         Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. For all mortgage loans, an appraisal of real estate intended to secure the proposed loan is obtained from an independent fee appraiser who has been approved by the Bank's Board of Directors. Fire and casualty insurance are required on all loans secured by improved real estate.

         Insurance on other collateral is required unless waived by the loan committee. The Board of Directors of the Bank has the responsibility and authority for the general supervision over the loan policies of the Bank. The Board has established written lending policies for the Bank. All applications for residential and commercial real estate mortgages and commercial business loans must be ratified by the Bank's Board of Directors. In addition, certain designated officers of the Bank have limited authority to approve consumer loans.

         Interest rates charged by the Bank on all loans are primarily determined by competitive loan rates offered in its market area and the Bank generally charges an origination fee on new mortgage loans. The origination fees, net of direct origination costs, are deferred and amortized into income over the life of the loan. At September 30, 1996, the amount of deferred loan origination fees was $143,000.

         Loan Maturities. The following table sets forth certain information at September 30, 1996 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.




                                                                  At September 30, 1996 (1)
                                                   ---------------------------------------------------

                                                       Real               Consumer             Total
                                                      Estate              and Other            Loans
                                                      ------              ---------            -----
                                                                       (In thousands)
Total loans scheduled to mature:
   In one year or less.........................      $ 1,548               $   703            $ 2,251
   After one year through five years...........        3,262                   441              3,703
   Beyond five years...........................       34,781                    --             34,781
                                                     -------               -------            -------
     Total.....................................      $39,591               $ 1,144            $ 40,735
                                                     =======               =======            ========
Loan balance by type scheduled to
   mature after one year:
   Fixed.......................................      $14,163               $   441            $14,604
   Adjustable..................................       23,880                    --             23,880

----------


(1)  Net of deferred loan origination fees and unadvanced principal.


         Originations and Sales of Loans. The following table sets forth information with respect to originations and sales of loans during the periods indicated.

         Originations for the year ended September 30, 1996 have increased due to the addition of a mortgage loan originator and a senior commercial lending officer. Loan sales were reduced during the same period as the Bank has begun to retain certain fixed-rate loans with terms of greater than 15 years in its portfolio.


                                                     Years Ended September 30,                  Years Ended April 30,
                                   -------------------------------------------------------   --------------------------
                                      1996          1995           1994          1993           1993            1992
                                   ---------      --------       --------      ---------      ---------       --------
                                                                 (In thousands)

Beginning balance(1) ..........    $ 32,948       $ 27,894       $ 29,233       $ 31,310       $ 32,635       $ 34,941
                                   --------       --------       --------       --------       --------       --------
  Mortgage loan
    originations(2) ...........      13,090          8,722          6,214          7,586          5,334          7,088

  Consumer loan
    originations ..............       1,844            964            613            559            445            373
   Commercial loan
    originations ..............       1,321          1,127           --             --             --             --
Less:
  Amortization and payoffs(3) .      (8,468)        (5,310)        (5,496)        (4,990)        (5,552)        (5,299)
  Transfers to OREO ...........        --             --             --             --              (92)          (533)
    Net loans originated ......       7,787          5,503          1,331          3,155            135          1,629
                                   --------       --------       --------       --------       --------       --------
  Total loans sold ............        --             (449)        (2,670)        (5,232)        (3,087)        (3,935)

Ending balance(1) .............    $ 40,735       $ 32,948       $ 27,894       $ 29,233       $ 29,683       $ 32,635
                                   ========       ========       ========       ========       ========       ========
----------

(1)  Net of deferred loan origination fees and unadvanced principal.
(2)  Includes residential and commercial real estate loans.
(3)  Includes unadvanced principal.


   Non-Performing Assets, Asset Classification and Allowances for Losses. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of principal and interest are doubtful.

   Real estate acquired by the Bank as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair value. Any required write-down of the loan to its fair value is charged to the allowance for loan losses.


                                                                      At September 30,                           At April 30,
                                                      ------------------------------------------------      ------------------------
                                                       1996         1995           1994         1993           1993         1992
                                                      --------     ---------    --------      ---------     ----------   ----------
                                                                                 (Dollars in thousands)
Loans 30-89 days past due
 (not included in non-
  performing loans) ...........................       $   81        $ --         $    62        $  --        $    59      $  699

Loans 30-89 days past due as a
    percent of total loans ....................          .20%         --%            .22%           --%          .20%       2.21%

Non-performing loans:

        (90 days past due) ....................       $   14        $ --         $   322        $  342       $   451      $  891

OREO ..........................................       $   --          --              --            85            --         168
                                                      ------        ------        ------        ------        ------      ------
    Total non-performing
      assets ..................................       $   14        $ --         $   322        $  427       $   451      $1,059
                                                      ======        ======       =======        ======       =======      ======

 Non-performing loans as a
    percent of total loans ....................          .03%         --%           1.15%         1.17%         1.52%      2.72%
Non-performing assets as a
    percent of total assets ...................          .02%         --%            .43%          .57%          .61%      1.45%




   During the year ended September 30, 1996, gross interest income of $636 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the period. No interest on such loans was included in income during the respective periods. At September 30, 1996, management was not aware of any loans not currently classified as non-accrual, 90 days past due or restructured but which may be so classified in the near future because of concerns over the borrower's ability to comply with repayment terms.

   Federal and state regulations require each banking institution to classify its asset quality on a regular basis. In addition, in connection with examinations of such banking institutions, federal and state examiners have authority to identify problem assets and, if appropriate, classify them. An asset is classified substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. As a general rule, the Bank will classify a loan as substandard if the Bank can no longer rely on the borrower's income as the primary source for repayment of the indebtedness and must look to secondary sources such as guarantors or collateral. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a banking institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a banking institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a banking institution must either establish specific allowances for loan losses in the amount of the portion of the asset classified loss, or charge off such amount. Examiners may disagree with a banking institution's classifications and amounts reserved. If a banking institution does not agree with an examiner's classification of an asset, it may appeal this determination to the FDIC Regional Director. At September 30, 1996, the Bank had no assets classified as special mention, doubtful or loss, and $224,000 in assets designated as substandard.

   In originating loans, Falmouth recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate general allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Further, after properties are acquired following loan defaults, additional losses may occur with respect to such properties while the Bank is holding them for sale. The Bank increases its allowances for loan losses and losses on real estate owned by charging provisions for possible losses against the Bank's income. Specific reserves also are recognized against specific assets when warranted.

   Results of recent examinations by bank regulators indicate that these regulators may be applying more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for potential loan losses. While Falmouth believes it has established its existing allowances for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings.

   In December 1993, the banking regulatory agencies, including the FDIC, adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses  and  compare  it  against  the sum of (i) 50% of the  portfolio  that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming twelve months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

   The following table analyzes activity in Falmouth's allowance for loan losses for the periods indicated.


                                                                   Years Ended September 30,                  Years Ended April 30,
                                                     -------------------------------------------------      ------------------------
                                                        1996          1995       -1994          1993          1993          1992
                                                     ---------     ---------   ---------      --------      ---------     ----------

                                                                                        (Dollars in thousands)

Average loans, net ...............................    $ 36,387     $ 30,244     $ 28,283      $ 29,563      $ 30,531      $ 33,467

Period-end total loans ...........................      40,735       32,948       27,894        29,233        29,683        31,636

Allowance for possible loan losses at
  beginning of period ............................         445          310          277           313           255           145


Loans charged-off ................................          --           --           (2)          (37)         (157)          (47)

Plus recoveries ..................................           2          135           26             1             1             1

Provision charged to operations ..................          51           --            9            --           178           156
                                                      --------     --------     --------      --------      --------      --------

Allowance for possible loan losses at
  end of period ..................................    $    498     $    445     $    310      $    277      $    277      $    255
                                                      ========     ========     ========      ========      ========      ========
Ratios:
  Allowance for possible loan losses
    as a percentage of period end total
     loans .......................................        1.22%        1.35%        1.11%          .95%          .93%          .78%

  Allowance for possible loan losses
    as a percentage of non-performing
     loans .......................................    3,557.14           --        96.27         80.99         61.42         28.62

  Net charge-offs to average loans, net ..........          --           --           --           .12           .51           .14

  Net charge-offs to allowance for
    possible loan losses .........................          --           --           --         13.36         56.67         18.43




            The following table sets forth a breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. These allocations are not necessarily indicative of future losses and do not restrict the use of the allowance to absorb losses in any loan category.


                                                                        At September 30,
                               --------------------------------------------------------------------------------------------------
                                       1996                     1995                     1994                       1993
                               ----------------------   ---------------------   -----------------------    ----------------------
                                         Percent of              Percent of                Percent of                Percent of
                                          Loans in                Loans in                   Loans in                 Loans in
                                            Each                    Each                      Each                      Each
                                         Category to             Category to                Category to              Category to
                               Amount    Total Loans    Amount    Total Loans   Amount     Total Loans     Amount    Total Loans
                               ------     -----------   ------   ------------   -------    ------------    ------     -----------
                                                                          (Dollars in thousands)
Real estate
 mortgage:
   Residential ............... $428       82.57%         $295       78.67%       $188          78.33%       $199          78.05%

   Commercial ................   32       10.56            96       10.67         103          11.06          63           9.83

Commercial loans, other ......    8         .91            32        2.49          --             --          --             --

Consumer, including home
  equity loans ...............   30        5.96            22        8.17          19          10.61          15          12.12
                               ----      ------          ----      -------       ----         ------        ----         ------
Total allowance
    for loan
    losses ................... $498      100.00%         $445      100.00%       $310         100.00%       $277         100.00%
                               ====      ======          ====      ======        ====         ======        ====         ======

                                                 At April 30,
                                ------------------------------------------------
                                           1993                    1992
                                ------------------------   ---------------------

                                            Percent of                Percent of
                                             Loans in                  Loans in
                                               Each                      Each
                                            Category to              Category to
                                Amount      Total Loans    Amount    Total Loans
                                ------      -----------    ------    -----------
                                           (Dollars in thousands)
Real estate
 mortgage:

   Residential..............     $188        76.52%        $184        77.27 %

   Commercial...............       67         10.13          64         9.94

Commercial loans, other.....       --            --          --           --

Consumer, including home
  equity loans..............       22         13.35           7        12.79
                               ------        ------      ------       ------

Total allowance
    for loan
    losses..................     $277        100.00%       $255       100.00%
                                 ====        ======        ====       ======

Investment Activities


     General. Falmouth is required to maintain an amount of liquid assets appropriate for its level of net withdrawals from savings accounts and current borrowings. It has been generally the Bank's policy to maintain a liquidity portfolio in excess of regulatory requirements. At September 30, 1996, the Bank's liquidity ratio was 72.44%. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectations of the level of yield that will be available in the future and management's projections as to the short-term demand for funds to be used in Falmouth's loan origination and other activities.

     Interest income from investments in various types of liquid assets provides a significant source of revenue for the Bank. Beginning in the early 1980s, the Bank opted to originate primarily adjustable-rate mortgages as part of its effort to mitigate interest rate risk associated with long term fixed rate loans. In addition, as the New England economy experienced a severe downturn in the late 1980s, the Bank maintained its conservative underwriting standards in an effort to avoid asset quality problems and chose instead to invest excess liquidity in its investment portfolio. Because of these strategies, the Bank increased the size of its investment portfolio relative to the size of its loan portfolio and has invested excess funds in short-term interest-sensitive investment products. The Bank's short-term investments include United States Treasury securities and United States Agency securities, commercial paper, bank certificates of deposits, equity securities, short-term corporate debt securities and overnight federal funds. The balance of the securities investments maintained by the Bank in excess of regulatory requirements reflects management's historical objective of maintaining liquidity at a level that assures the availability of adequate funds, taking into account anticipated cash flows and available sources of credit, for meeting withdrawal requests and loan commitments and making other investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Bank purchases securities through a primary dealer of United States Government obligations or such other securities dealers authorized by the Board of Directors and requires that the securities be delivered to the safekeeping agent (First National Bank of Boston) before the funds are transferred to the broker or dealer. Falmouth purchases investment securities pursuant to an investment policy established by the Board of Directors.

     All securities and investments are recorded on the books of the Bank in accordance with generally accepted accounting principles. The Bank does not purchase securities and investments for trading. Effective October 1, 1994, the Bank implemented SFAS 115. Available-for-sale securities are reported at fair value with unrealized gains or losses reported as a separate component of net worth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards." All purchases of securities and investments conform to the Bank's interest rate risk policy. Investments may be made in certificates of deposit and savings accounts in other financial institutions insured by the FDIC so long as the total investment with accrued interest does not exceed the $100,000 insurance limit per each institution.

     The following tables sets forth the scheduled maturities, carrying amounts, average yields, amortized cost and market value for the Bank's investment securities at September 30, 1996.

                                                                     September 30, 1996
                                  ------------------------------------------------------------------------------------------
                                       One Year or Less               One to Five Years              Five to Ten Years
                                  ----------------------------   ----------------------------   ----------------------------
                                   Carrying          Average    Carrying           Average     Carrying           Average
                                    Amount           Yield       Amount             Yield       Amount             Yield
                                  ------------   -------------   ------------   -------------   ------------   -------------
                                                                      (Dollars in thousands)

U.S. Government Obligations....        $17,387          5.9%     7,099              6.5 %          $ 1,000          7.1%

Mortgage-backed Securities.....          1,341          5.0         --               --                 13          8.5

Corporate Notes and Bonds......          6,153          6.5      4,265              6.7                 22          6.5
                                        ------                  ------                              ------

   Total.......................        $24,881          6.0%   $11,364              6.6%           $ 1,035          7.1%
                                       =======                 =======                             =======
Marketable Equity Securities...

FHLB Stock.....................

   Total Investment Portfolio..

                                                                     (TABLE CONTINUED)

                                                                    September 30, 1996
                                       ---------------------------------------------------------------------------
                                             More than Ten Years             Total Investment Portfolio
                                       ---------------------------  --------------------------------------
                                       Carrying         Average       Carrying      Average       Market
                                        Amount           Yield        Amount         Yield        Amount
                                      -----------   -------------   ------------   -------------  --------
U.S. Government Obligations .......      $  --             --%         $25,486           6.1%      $25,469

Mortgage-backed Securities ........        1,509          7.5            2,863           6.3         2,885

Corporate Notes and Bonds .........         --             --           10,440           6.6        10,440
                                         -------                       -------                     -------

   Total ..........................        1,509          7.5%         $38,789           6.3%      $38,794
                                         =======                       =======                      =======

Marketable Equity Securities ......                                    $ 6,764           6.4       $ 6,764

FHLB Stock ........................                                        301           6.3           301
                                                                       ---------                   -------
   Total Investment Portfolio .....                                    $45,854           6.3%      $45,859
                                                                       =======                     =======


                                                                        September 30, 1996
                                   -------------------------------------------------------------------------------------------------
                                               Available-for-Sale                               Held-to-Maturity
                                   ----------------------------------------   -----------------------------------------------------
                                   Amortized      Market                        Amortized      Market
                                     Cost         Value          Percent(1)        Cost         Value         Percent(2)
                                   ---------      -------        ---------       ----------    --------        -------
Investment securities(3):                                                   (Dollars in thousands)
   U.S. government obligations .... $10,345       $10,357          45.6%         $15,128       $15,111          66.2%

   Other bonds and obligations ....   4,083         4,101          18.0            6,338         6,339          27.8

   Marketable equity securities ...   6,551         6,764          29.8               --            --          --

   Mortgage-backed securities(4) ..   1,485         1,491           6.6            1,373         1,395           6.0
                                    -------       -------         -----          -------       -------         -----

     Total Investment Portfolio ... $22,464       $22,713         100.0%         $22,839       $22,845         100.0%
                                    =======       =======         =====          =======       =======         =====

                                                                          September 30,
                                     -------------------------------------------------------------------------------------
                                                1996                       1995                          1994
                                     ------------------------   -------------------------    -----------------------------
                                        Amount       Percent     Amount          Percent      Amount            Percent
Investment securities(3):                                             (Dollars in thousands)

 U.S. government obligations ........  $25,486        55.9%      $19,301           54.3%      $25,834           66.73%

 Other bonds and obligations ......     10,440        22.9         7,732           21.7         8,732           22.56

 Marketable equity securities .....      6,764        14.9         6,583           18.5         2,071            5.35

 Mortgage-backed securities(4) ....      2,863         6.3         1,960            5.5         2,075            5.36
                                         -----         ---         -----            ---         -----            ----

      Total Investment Portfolio ....  $45,553       100.0%      $35,576          100.0%      $38,712           100.0 %
                                       =======       =====       =======          =====       =======           =====


----------

(1)  As a percentage of market value.
(2)  As a percentage of amortized cost.
(3) Includes $4.2 million invested in Bank Investment Fund One, a mutual bond fund offered by the Co-operative Central Bank, a quasi-governmental agency, and does not include interest-earning overnight deposits of $1,684,000 or Federal Home Loan Bank Stock of $300,900.
(4) Consists of collateralized mortgage obligations, GNMA and FHLMC certificates.

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

         General. Deposits are the primary source of Falmouth's funds for lending and other investment purposes. In addition to deposits, Falmouth derives funds from principal repayments and interest payments on loans and investments as well as other sources arising from operations in the production of net earnings. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes.

         Deposits. Deposits are attracted principally from within Falmouth's primary market area through the offering of a broad selection of deposit instruments, including passbook savings, NOW accounts, demand deposits, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         The Bank's policies are designed primarily to attract deposits from local residents and businesses rather than to solicit deposits from areas outside its primary market. The Bank does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

         Management attributes the net decrease in deposits before interest credited in recent years primarily to the interest rates offered by the Bank as compared to alternative investments and increased competition from other financial institutions. As interest rates on deposits reached a twenty-year low, depositors sought higher returns from other investments. The Bank does not offer premiums for deposits, and does not institute promotional programs which result in increased rates being paid on deposits. These strategies are consistent with management's goals of keeping the Bank's cost of funds at moderate levels versus competitive bank rates.

         The following table sets forth the various types of deposit accounts at Falmouth and the balances in these accounts at September 30, 1996.


                                                                        At September 30,
                          ----------------------------------------------------------------------------------------------------------
                                     1996                        1995                     1994                             1993
                          --------------------------     ----------------------    -----------------------    ----------------------
                              Amount      Percent         Amount      Percent       Amount      Percent        Amount      Percent
                              ------      -------         ------      -------       ------      -------        ------      -------
                                                                                (Dollars in thousands)

Savings deposits .........  $13,986        21.1%        $13,921        21.5%         $16,092        24.2%      $16,596        24.6%

NOW accounts .............    5,674         8.5           5,562         8.6            5,261         7.9         5,161         7.6

Money market deposits ....    7,770        11.7           8,441        13.0           10,268        15.5        10,825        16.0
                            -------       -----         -------     -------          -------       -----       -------       -----

         Total ...........   27,430        41.3          27,924        43.1           31,621        42.6        32,582        48.2
                            -------       -----         -------     -------           -------      -----       -------       -----

Demand deposits ..........      943         1.4             701         1.1              141         0.2            --        --

Certificates of
  deposit ................   38,066        53.3          36,157        55.8           34,666        52.2        34,989        51.8
                            -------       -----           -------     -----           -------      -----       -------       -----

         Total deposits ..  $66,439       100.0%        $64,782       100.0%         $66,428       100.0%      $67,571       100.0%
                            =======       =====         =======       =====          =======       =====       =======        ====




                                                                      At April 30,
                                             -----------------------------------------------------------
                                                     1993                                1992
                                             -----------------------           -------------------------
                                             Amount       Percent                Amount       Percent
                                             ------       -------                ------       -------

Savings deposits .........                   $16,034       24.4%                 $15,340       23.0%

NOW accounts .............                     5,042         7.6                   5,093         7.6

Money market deposits ....                    11,157        16.8                  11,315        17.0
                                             -------       -----                 -------       -----

         Total ...........                    32,233        48.6                  31,748        47.6
                                              ------        ----                  ------        ----
Demand deposits ..........                        --          --                      --          --

Certificates of
  deposit ................                    34,088        51.4                  34,875        52.4
                                             -------       -----                 -------       -----

         Total deposits ..                   $66,321      100.0%                 $66,623      100.0%
                                             =======      =====                  =======      =====

         For more information on the Bank's deposit accounts, see Note 5 of Notes to Financial Statements.


         The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity at September 30, 1996.



       Maturity Period                          Certificates of Deposit
       ---------------                          -----------------------
                                                    (In thousands)

         0-12 months...........................         $3,712

         1-2 years.............................          1,124

         2-3 years.............................            318
                                                         ----

         Total................................          $5,154
                                                        ======



         The following table sets forth the deposit activity, exclusive of mortgage escrow accounts, of the Bank for the periods indicated.


                                                       Years Ended September 30,                              Years Ended April 30,
                                         ---------------------------------------------------------        --------------------------
                                           1996             1995           1994            1993             1993           1992
                                         -----------      ----------     ----------       ---------       ---------       ----------
                                                                                   (In thousands)

Deposits ...........................      $ 153,704       $  84,785       $  70,679       $  73,404       $  76,326       $ 116,484

Withdrawals ........................        155,067          88,973          73,950          76,675          79,387         118,093
                                          ---------       ---------       ---------       ---------       ---------       ---------

  Net increase (decrease)
    before interest
    credited .......................         (1,498)         (4,188)         (3,271)         (3,271)         (3,061)         (1,609)

Interest credited ..................          2,786           2,542           2,128           2,461           2,759           3,912
                                          ---------       ---------       ---------       ---------       ---------       ---------
  Net increase (decrease) ..........
    in deposits ....................      $   1,423       $  (1,646)      $  (1,143)       $    (810)      $    (302)      $   2,303
                                          =========       =========       =========       =========       =========       =========



   Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending and investment activities and for its general business activities. The Bank is authorized, however, to use advances from the FHLB of Boston to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB would be secured by the Bank's stock in the FHLB and a portion of the Bank's mortgage loans. The Bank had no FHLB advances outstanding at September 30, 1996.

   The FHLB of Boston functions as a central reserve bank providing credit for savings institutions and certain other financial institutions. As a member, Falmouth is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by the United States) provided certain standards related to creditworthiness have been met.

COMPETITION

   The Bank experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans. Direct competition for savings deposits primarily comes from larger commercial banks and other savings institutions located in or near the Bank's primary market area which generally have significantly greater financial and technological resources than the Bank. Additional significant competition for savings deposits comes from credit unions, money market funds and brokerage firms. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by the various financial institutions. Competition for origination of real estate loans normally comes from commercial banks, other thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Management considers the Bank's competitors in its market area to consist of 15 branches of financial institutions headquartered outside of its market area. The Bank is the only independent financial institution headquartered in Falmouth.

PROPERTIES

   The following table sets forth certain information at September 30, 1996 regarding Falmouth's office facility, which is owned by Falmouth, and certain other information relating to this property at that date.


                    Year Completed      Square Footage        Net Book Value
                    --------------      --------------        --------------
Main Office:             1978               10,696                $317,857


   The Bank is currently establishing a new branch location in East Falmouth to be in operation in February, 1997. At September 30, 1996, the net book value of Falmouth's computer equipment and other furniture, fixtures and equipment at its office totaled $208,203. For more information, see Note 4 of Notes to Financial Statements.

EMPLOYEES

   At November 1, 1996, Falmouth had 23 full-time and 5 part-time employees. Falmouth's employees are not represented by a collective bargaining agreement, and the Bank considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

   Although  Falmouth,   from  time  to  time,  is  involved  in  various  legal
proceedings in the normal course of business, there are no material legal proceedings to which the Bank, its directors or its officers is a party or to which any of its property is subject.


                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

   General. The following is a discussion of material federal income tax matters and does not purport to be a comprehensive description of the federal income tax rules applicable to the Bank or Bancorp. The Bank has not been audited by the Internal Revenue Service since 1975. For federal income tax purposes, after the Reorganization, Bancorp and the Bank may file consolidated income tax returns and report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's tax reserve for bad debts, discussed below.

   Tax Bad Debt Reserves. The Small Business Job Protection Act of 1996 (the "1996 Tax Act"), which was enacted on August 20, 1996, made significant changes to provisions of the Internal Revenue Code of 1986 (the "Code") relating to a savings institution's use of bad debt reserves for federal income tax purposes and requires such institutions to recapture (i.e., take into income) certain portions of their accumulated bad debt reserves. The effect of the 1996 Tax Act on the Bank is discussed below. Prior to the enactment of the 1996 Tax Act, the Bank was permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions, within specified formula limits, were deducted in arriving at the Bank's taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was permitted to be computed using an amount based on a six-year moving average of the Bank's charge-offs for actual losses (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. The Bank's deduction with respect to non-qualifying loans was required to be computed under the Experience Method. Each year the Bank reviewed the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserves, which historically has been the PTI Method.

   The 1996 Tax Act. Under the 1996 Tax Act, the PTI Method was repealed for savings institutions and the Bank will be required to use only the Experience Method of computing additions to its bad debt reserves for taxable years beginning with the taxable year beginning October 1, 1996. In addition, the Bank will be required to recapture (i.e., take into income) over a six year period the excess of the balance of its bad debt reserves for losses on nonqualifying and qualifying loans as of September 30, 1996 over the greater of (a) the balance of such reserves as of September 30, 1988 or (b) an amount that would have been the balance of such reserves as of September 30, 1996 had the Bank always computed the additions to its reserves using the Experience Method. However, under the 1996 Act, such recapture requirements will be suspended for each of the Bank's two successive taxable years beginning October 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding October 1, 1996. The Bank's post-September 30, 1988 nonqualifying and qualifying bad debt reserves at September 30, 1996 was approximately $250,000 which will require the Bank to report an additional tax liability of approximately $100,000. Since the Bank has already provided a deferred income tax liability of this amount for financial reporting purposes, there will be no adverse impact to the Bank's financial condition or results of operations from the enactment of this legislation.

   Distributions. Under the 1996 Tax Act, if the Bank makes "non-dividend distributions" to the Company following the consummation of the Reorganization, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of September 30, 1988) and then from the Bank's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in the Bank's income.

   The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Reorganization, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includible in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. See "Regulation and Supervision" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

   Corporate Alternative Minimum Tax. The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including the Bank, whether or not an AMT is paid. Under pending legislative proposals, the environmental tax would be extended to taxable years beginning before January 1, 2007. The Bank does not expect to be subject to the AMT, but may be subject to the environmental tax liability.

   Elimination of Dividends; Dividends Received Deduction. Bancorp may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from domestic corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if Bancorp and the Bank own more than 20% of the stock of a corporation paying a dividend.

STATE TAXATION

   Massachusetts Taxation. The Bank currently files a separate Massachusetts excise tax return, based on net income. The Bank is currently taxed at a rate of 11.72% on net income, which is defined as "gross income from all sources, without exclusion, less the deductions allowable by the federal Internal Revenue Code in effect for the taxable year except for the dividends received deduction, losses sustained in other taxable years and state, local, or foreign income, franchise, or capital stock taxes." Under this definition, net income includes any state or municipal bond interest income. The Massachusetts Bank excise tax rate will decrease each year until reaching 10.50% for tax years beginning on or after January 1, 1999.

   The Bank and Bancorp are not permitted to file a combined Massachusetts excise tax return. Bancorp will be subject to Massachusetts corporate excise tax, which is determined by two measures: (1) the income measure, a tax of 9.5% on net income attributable to Massachusetts; and (2) the non-income measure, a tax of $2.60 per $1,000 imposed on either (a) tangible property, if the corporation is a tangible property corporation, or (b) net worth, if the corporation is an intangible property corporation. Unlike the definition of net income for purposes of the Bank's taxation, net operating loss carryovers and a 95% dividends received deduction for intercompany dividends is permissible for corporations.

   Delaware Taxation. As a Delaware holding company not earning income in Delaware, Bancorp is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.


                           REGULATION AND SUPERVISION

GENERAL

   As a co-operative bank chartered by the Commonwealth of Massachusetts whose deposits are insured by the BIF of the FDIC, the Bank is subject to extensive regulation under state law with respect to many aspects of its banking activities; this state regulation is administered by the Division of Banks. In addition, the FDIC levies assessments or deposit insurance premiums and is vested with authority to supervise the Bank and to exercise a broad range of enforcement powers. Finally, the Bank is required to maintain reserves against deposits according to a schedule established by the Federal Reserve System.


   The following references to the laws and regulations under which the Bank is regulated are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

FEDERAL BANKING REGULATIONS

   Capital Requirements. Under FDIC regulations, insured state-chartered banks that are not members of the Federal Reserve System ("state non-member banks") are required to maintain minimum levels of capital. State non-member banks must satisfy a leverage capital ratio of Tier 1 capital to total assets of at least 3% if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and is in general a strong banking organization, rated composite 1 under the Uniform Financial Institutions Ranking System (the CAMEL rating system) established by the Federal Financial Institutions Examination Council. For all but the most highly rated institutions meeting the conditions set forth above, the minimum leverage capital ratio is 3% plus an additional "cushion" amount of at least 100 to 200 basis points. Tier 1 capital is the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less most intangible assets.

   In addition to the leverage ratio, state non-member banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of a least 8.0%, of which at least 50% must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which includes allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative perpetual preferred stock and long-term preferred stock (original maturity of over 20 years) and certain other capital instruments. The includable amount of Tier 2 capital cannot exceed the amount of the bank's Tier 1 capital. Qualifying total capital is reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions.

   The risk-based minimum capital requirement is measured against total risk-weighted assets, which equals the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. Under the FDIC's risk-weighing system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight. Mortgage-backed securities that are issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC, are assigned a 20% risk weight. Single-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and average annual occupancy rates over 80%, and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers, are assigned a risk weight of 50%. Consumer loans and commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically categorized, are assigned a risk weight of 100%.

   The FDICIA required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk ("IRR"), concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. Effective September 1, 1995, the FDIC, together with the other federal banking agencies, amended their capital standards to require consideration of IRR and other financial and operational risks (in addition to credit risk) as factors to be considered in evaluating capital adequacy. The new standards require consideration of the quality of a bank's process of managing its IRR, the overall condition of the bank and the level of the bank's other risks for which capital is needed. Institutions with significant IRR may be required to hold additional capital. The FDIC, together with the other federal banking agencies, issued a joint policy statement, effective June 26, 1996, providing guidance on management of IRR, including a discussion of the critical factors affecting the agencies evaluation of IRR in connection with capital adequacy. The agencies also determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring IRR and, to impose an explicit capital component for IRR.


   The following table shows the Bank's leverage capital ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at September 30, 1996. The Bank exceeded the minimum capital adequacy requirements at September 30, 1996.

                                            At September 30, 1996
                            ----------------------------------------------------
                            Capital     Percent of       Capital      Percent of
                             Amount      Assets(1)      Requirement    Assets(1)
                            -------     ----------      ----------    ---------
                                             (Dollars in thousand

Tier 1 leverage capital      $21,770      24.27%          $3,588       4.00%

Tier 1 risk-based capital    $21,770      54.56%          $1,596       4.00%

Total risk-based capital     $22,268      55.81%          $3,192       8.00%

-------------------

(1)For purposes of calculating the Tier 1 leverage capital ratio, assets include adjusted total average assets. In calculating Tier 1 risk-based capital and total risk-based capital ratio, assets include total risk-weighted assets.
(2)Does not reflect the initial capital contribution of $100,000 that will be made by the Bank to Bancorp in connection with the Reorganization. Future capital contributions will be subject to applicable federal and state regulatory approvals. See "Business of Bancorp -- General." Such capital contributions will not materially impact the Bank's capital amounts, as the Bank will remain well in excess of its required regulatory capital ratios.


ENFORCEMENT


   Under the FDIA, the FDIC has enforcement responsibility over state non-member banks, such as Falmouth, and has the authority to bring enforcement action against all "institution-related parties," including controlling stockholders, officers, directors and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a bank. Civil penalties cover a wide range of violations and actions and range from up to $5,000 per day at the First Tier, $25,000 per day at the Second Tier, and when a finding of the greatest culpability is made, up to $1.0 million per day at the Third Tier. Criminal penalties for most financial institution crimes include fines of up to $1.0 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to take enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance.


DEPOSIT INSURANCE

   The Bank is charged an annual assessment by the FDIC for insurance of deposit accounts up to applicable statutory limits. Under the risk-based system for deposit insurance premiums that has been in effect since 1994, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period. Well capitalized institutions are institutions satisfying the following capital ratio standards: (i) total risk-based capital ratio of 10.0% or greater; (ii) Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) Tier 1 leverage ratio of 5.0% or greater. Adequately capitalized institutions are institutions that do not meet the standards for well capitalized institutions but which satisfy the following capital ratio standards: (i) total risk-based capital ratio of 8.0% or greater; (ii) Tier 1 risk-based capital ratio of 4.0% or greater; and (iii) Tier 1 leverage ratio of 4.0% or greater. Undercapitalized institutions consist of institutions that do not qualify as either "well capitalized" or "adequately capitalized." Within each capital group, institutions will be assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A will consist of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

            On September 30, 1996, the Deposit Funds Insurance Act of 1996 (the "1996 Act") was enacted into law, and it amended the FDIA in several ways to recapitalize the Savings Association Insurance Fund, which primarily insures the deposits of savings associations, and to reduce the disparity in the assessment rates for the BIF and the SAIF that had developed in 1995. The 1996 Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. In addition, the 1996 Act expanded the assessment base for the payments on the FICO bonds, which bonds had financed the resolution in the 1980s of failed savings associations, to include the deposits of both BIF-and SAIF-insured institutions beginning January 1, 1997. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on
SAIF-assessable deposits. On December 11, 1996, the FDIC announced the rate of assessments for the payments on the FICO bonds at 0.0130% for BIF-assessable deposits and 0.0648% for SAIF-assessable deposits beginning on January 1, 1997.

            The 1996 Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or to achieve the designated reserve ratio of 1.25%, except on those of its member institutions that are not classified as "well capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. The Bank has not been so classified by the FDIC.

            The 1996 Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate charters for banks and thrifts and to report the Secretary's conclusions and findings to the Congress on or before March 31, 1997.

   FDIC regulations provide that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2.0% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, will not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Insured depository institutions with Tier 1 capital equal to or greater than 2.0% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level.

TRANSACTIONS WITH AFFILIATES AND INSIDERS

   Transactions between state non-member banks and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank but does not include a subsidiary of the bank. Generally, Section 23A (i) limits the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus and (ii) requires that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and similar other types of transactions. In addition, most extensions of credit by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts, depending on the type of collateral.
Section 23B requires that any covered transaction, and certain other transactions, including the bank's sale of assets and purchase of services from an affiliate must be on terms that are substantially the same, or at least as favorable, to the institution as those that would prevail in a comparable transaction with a non-affiliate.


   Banks are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the FRB's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer or a holder of more than 10% of the shares of a bank, as well as certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of an institution's unimpaired capital and surplus) and all loans to all such persons in the aggregate may not exceed an institution's unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than the lesser of $25,000 or 5% of capital and surplus but in any event over $500,000, to a director, executive officer and greater than 10% stockholder of a bank, and the respective affiliates of such a person, unless such loans are approved in advance by a majority of the board of directors of the bank, with any "interested" director not participating in the voting. Further, the FRB pursuant to Regulation O requires that loans to directors, executive officers and principal stockholders (a) be made on terms substantially the same as those that are offered in comparable transactions to persons not affiliated with the bank and (b) follow credit underwriting procedures not less stringent than those prevailing for comparable transactions with persons not affiliated with the bank. Regulation O also prohibits a depository institution from paying, with certain exceptions, an overdraft of any of the executive officers or directors of the institution or any of its affiliates unless the overdraft is paid pursuant to written pre-authorized extension of interest-bearing extension of credit or transfer of funds from another account at the bank.

   State chartered non-member banks are further subject to the requirements and restrictions against certain tying arrangements and on extensions of credit involving correspondent banks. Specifically, a depository institution is prohibited from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions. In addition, a depository institution with a correspondent banking relationship with another depository institution is prohibited from extending credit to the executive officers, directors, and holders of more than 10% of the stock of the other depository institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

REAL ESTATE LENDING POLICIES

   Under FDIC regulations which became effective March 19, 1993, state-chartered nonmember banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interest in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators.

   The Interagency Guidelines, among other things, call upon a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%; (iii) for loans for the construction of commercial, multi-family or other nonresidential property, the supervisory limit is 80%;
(iv) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner-occupied, one- to four-family property), the limit is 85%. Although no supervisory loan-to-value limit has been established for owner-occupied, one- to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

STANDARDS FOR SAFETY AND SOUNDNESS

   Under FDICIA, each federal banking agency is required to prescribe, by regulation, safety and soundness standards for institutions under its authority. The federal banking agencies, including the FDIC, have adopted standards covering internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, employee compensation, fees, and benefits, asset quality and earnings sufficiency. These standards are in the form of broad guidelines for performance that generally leave to each institution the methods for achieving the objectives. The Bank believes it meets the FDIC's safety and soundness standards.

FEDERAL HOME LOAN BANK SYSTEM

   The Bank is a member of the FHLB System, which consists of twelve regional Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The Federal Home Loan Banks provide a central credit facility primarily for member institution. As a member of the FHLB of Boston, the Bank is required to acquire and hold shares of capital stock in the FHLB of Boston in an amount at least equal to 1.0% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the FHLB of Boston, whichever is greater. Falmouth was in compliance with this requirement with an investment in FHLB of Boston stock at September 30, 1996, of $280,100.

   The FHLB of Boston serves as a reserve or central bank for its member institutions within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers policies and procedures established by the FHFB and the Board of Directors of the FHLB of Boston. Long-term advances may only be made for the purpose of providing funds for residential housing finance.

FEDERAL RESERVE SYSTEM

   Pursuant to regulations of the FRB, a bank must maintain average daily reserves equal to 3.0% on the first $52 million of net transaction accounts, above an exempt amount of $4.3 million, plus 10% on the remainder. This percentage is subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of September 30, 1996, the Bank met its reserve requirements.

MASSACHUSETTS BANKING LAWS AND SUPERVISION

   Massachusetts co-operative banks such as the Bank are also regulated and supervised by the Division of Banks. The Division of Banks is required to regularly examine each state-chartered bank. The approval of the Division of Banks is required to establish or close branches, to merge with another bank, to form a bank holding company, to issue stock or to undertake many other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Division of Banks is subject to sanctions. The Division of Banks may under certain circumstances suspend or remove directors or officers of a bank who have violated the law, conducted a bank's business in a manner which is unsafe, unsound or contrary to the depositors' interests, or been negligent in the performance of their duties.

   All Massachusetts-chartered  co-operative banks are required to be members of
the  Co-operative  Central  Bank  and  are  subject  to  its  assessments.   The
Co-operative  Central Bank maintains the Share Insurance

Fund, a private deposit insurer, which insures all deposits in member banks in excess of FDIC deposit insurance limits. In addition, the Co-operative Central Bank acts as a source of liquidity to its members in supplying them with low-cost funds, and purchasing certain qualifying obligations from them.

   Major changes in Massachusetts law in 1982 and 1983 substantially expanded the powers of co-operative banks. Their powers were made virtually identical to those of state-chartered commercial banks and interstate banking operations were authorized throughout New England on a reciprocal basis with other New England states. In 1990, Massachusetts law was amended to permit nationwide interstate banking through the holding company structure and to restrict direct interstate branching and merger by Massachusetts banks. The powers which
Massachusetts-chartered co-operative banks can exercise under these laws are summarized below.

   Lending Activities. A wide variety of mortgage loans may be made. Fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction loans, condominium and co-operative loans, second mortgage loans and other types of loans may be made in accordance with applicable regulations. Mortgage loans may be made on real estate in Massachusetts or in another New England state if he bank making the loan has an office there or under certain other circumstances. In addition, certain mortgage loans may be made on improved real estate located anywhere in the United States. Commercial loans may be made to corporations and other commercial enterprises with or without security. With certain exceptions, such loans may be made without geographic limitations. Consumer and personal loans may be made with or without security and without geographic limitations. Loans to individual borrowers generally will be limited to 20% of the total of the Bank's capital accounts and stockholders' equity.

   Investments Authorized. Massachusetts-chartered co-operative banks have broad investment powers under Massachusetts law, including so-called "leeway" authority for investments that are not otherwise specifically authorized. The investment powers authorized under Massachusetts law are restricted by federal law to permit only investments of the kinds that would be permitted for national banks. The Bank has authority to invest in all of the classes of loans and investments that are permitted by its existing loan and investment policies.

   Payment of Dividends. A co-operative bank only may pay dividends on its capital stock if such payment would not impair the bank's capital stock and surplus account. No dividends may be paid to stockholders of a bank if such dividends would reduce stockholders' equity of the bank below the amount of the liquidation account required by Massachusetts conversion regulations.

   Branches. With the approval of the Division of Banks, bank branches may be established in any city or town in Massachusetts. In addition, co-operative banks may operate automated teller machines at any of their offices or, with the approval of the Division of Banks, anywhere in Massachusetts. Sharing of ATMs or "networking" is also permitted with the approval of the Division of Banks. Massachusetts chartered co-operative banks may also operate ATMs outside of Massachusetts if permitted to do so by the law of the jurisdiction in which the ATM is located.

   Interstate   Acquisitions.   Subject  to  various  regulatory  approvals,   a
Massachusetts stock bank may be acquired by an out-of-state holding company and, through its own holding company, may itself acquire out-of-state banks.

   Other Powers. Massachusetts-chartered co-operative banks may also lease machinery and equipment, act as trustee or custodian for tax qualified retirement plans, establish trust departments and act as professional trustee or fiduciary, provide payroll services for their customers, issue or participate with others in the issuance of mortgage-backed securities and establish mortgage banking companies and discount securities brokerage operations. Some of these activities require the prior approval of the Division of Banks.

REGULATION OF HOLDING COMPANY

   Federal Regulation. Following consummation of the Reorganization, Bancorp will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for the Bank.

   Bancorp will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets or any bank of bank holding company. Prior FRB approval will be required for Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

   Bancorp will be required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Bancorp's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

   The status of Bancorp as a registered bank holding company under the BHCA will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

   In addition, a bank holding company is prohibited generally from engaging in, or acquiring 5% or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

   Under FIRREA, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Bancorp ever acquired as a separate subsidiary a depository institution in addition to the Bank. There are no current plans for such an acquisition.

   Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and FRB regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal stockholders of the Bank, Bancorp, any subsidiary of Bancorp and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

FEDERAL SECURITIES LAWS

   The Company has filed a registration statement with the SEC under the Securities Act, for the registration of the Bancorp Common Stock to be exchanged pursuant to the Reorganization. Upon completion of the Reorganization, Bancorp's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.


   The registration under the Securities Act of the Bancorp Common Stock to be exchanged in the Reorganization does not cover the resale of such shares. Shares of Bancorp Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Falmouth, Massachusetts and surrounding areas and to invest in United States Government and Agency securities. To a lesser extent, the Bank engages in various forms of consumer and home equity lending. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

   The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income or other income consists primarily of service fees, late charges and other loan fees, and gain on sale of investment securities. Noninterest expense or operating expenses consist of salaries and benefits, deposit insurance premiums paid to the FDIC, occupancy related expenses and other operating expenses.


   The operations of the Bank, and banking institutions in general, are influenced significantly by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

BUSINESS STRATEGY

   Falmouth's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer needs in its market area and to provide quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding lending activities to produce moderate increases in loan originations; (iv) maintaining asset quality; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

ASSET/LIABILITY MANAGEMENT

   A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upwards. Banking institutions generally have sought to reduce their exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms and the purchase of other shorter term interest-earning assets.

   The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Thrift institutions historically have operated in a mismatched position with interest-sensitive liabilities exceeding interest-sensitive assets in the short-term time periods. As noted above, one of the principal goals of the Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

   In order to properly manage interest rate risk, the Bank's Board of Directors has an Executive Committee to monitor the difference between the Bank's maturing and repricing assets and liabilities and to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Bank's asset/liability mix, recommend strategies to the Board of Directors that will enhance income while managing the Bank's vulnerability to changes in interest rates and report to the Board of Directors the results of the strategies used.

   Since the mid 1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed rate loans with terms in excess of 15 years in its portfolio. Beginning in March, 1995, the Bank retained a portion of its fixed rate loans with terms in excess of 15 years in the portfolio. At September 30, 1996, the Bank's loan portfolio included $19.3 million of adjustable-rate mortgages and $1.7 million of adjustable-rate home equity loans which together represent 50.1% of the Bank's total loans. See "Business of the Bank -- Lending Activities."

   In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At September 30, 1996, the Bank had $24.9 million of investment securities maturing within one year or less and $11.3 million of investment securities maturing over one through five years.


   In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities and the maintenance of a consistent level of short-term securities.

INTEREST RATE SENSITIVITY ANALYSIS

   The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income.

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1996 which are expected to mature or reprice in each of the time periods shown. The investment securities and mortgage backed securities in the following table are presented at amortized cost.


                                                              At September 30, 1996
                                    --------------------------------------------------------------------------
                                                      Over One        Over Five
                                     One Year          Through         Through        Over Ten
                                      or Less        Five Years       Ten Years         Years           Total
                                      -------        ----------       ---------         -----           -----

Interest-earning assets:
 Investment securities.........      $25,905           $11,344         $ 1,004         $   546         $38,799
  Mortgage-backed securities....       1,342                --              31           1,485           2,858
  Other interest-earning assets.       1,814             4,233              --              --           6,047
  Adjustable rate 1-4 family loans    12,160             7,906           1,001              --          21,067
  Fixed rate 1-4 family loans...          83               372           2,436          11,120          14,011
  Commercial real estate loans..       3,541             1,054              --              47           4,642
  Consumer and commercial
  loans.........................         394               694               7              49           1,144
                                     -------           -------         -------         -------         -------
    Total.......................      45,239            25,603           4,479          13,247          88,568
                                     -------           -------         -------         -------         -------
Interest-bearing liabilities:
  Certificates of deposit.......      29,719             8,306              --              41          38,066
  Money market accounts.........       7,770                --              --              --           7,770
  NOW accounts..................       5,674                --              --              --           5,674
  Passbook accounts.............      13,752                --              --              --          13,752
  ESOP loan.....................          --                --             829              --             829
                                     -------           -------         -------         -------         -------
    Total.......................      56,915             8,306             829              41          66,091
                                     -------           -------         -------         -------         -------
  Interest sensitivity gap......     (11,676)           17,297           3,650          13,206          22,477
                                     -------           -------         -------         -------         -------
  Cumulative interest sensitivity
    gap.........................     (11,676)            5,621           9,271          22,477          22,477
                                     -------           -------         -------         -------         -------
  Ratio of cumulative gap to
    total assets................      (12.9)%              6.2%           10.2%           24.8%           24.8%
                                     ------            -------         -------         -------         -------


         Management believes the current one-year gap of negative 12.9% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

         Certain shortcomings are inherent in the method of analysis presented above. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

         The following tables set forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented. Interest earned on loan portfolios is net of reserves for uncollected interest.

                                                                           Year Ended September 30,
                                       ---------------------------------------------------------------------------------------------
                                                            1996                                            1995
                                       ----------------------------------------------   --------------------------------------------
                                                                        Average                                         Average
                                           Average                       Yield/            Average                       Yield/
                                           Balance      Interest          Cost             Balance     Interest          Cost
                                           -------      --------         ------            -------     --------         ------
ASSETS:
Interest-earning assets:
  Loans, net:
   Mortgages.........................      $32,693        $ 2,573         7.87%             $26,867      $ 2,113         7.86%
   Consumer and  other...............        3,694            393        10.64                3,377          313         9.27
                                           -------         ------                            ------        -----
    Total loans, net.................       36,387          2,966         8.15               30,244        2,426         8.02
Investments..........................       37,086          2,154         5.81               34,096        2,031         5.96
Other earning assets.................        7,203            456         6.33                5,633          358         6.36
                                          --------        -------                            --------    -------
    Total interest-earning assets....       80,676          5,576         6.91               69,973        4,815         6.88
                                                          -------                                         ------
Cash and due from banks..............        1,080                                              910
Other assets.........................        1,387                                            1,461
                                                                                            -------
    Total assets.....................      $83,143                                          $72,344
                                           =======                                          =======
LIABILITIES:
 Interest-bearing liabilities:
  Deposits:
   Savings deposits..................       13,829            366         2.65               14,143          357         2.53
   NOW and demand deposit accounts...        5,972             73         1.22                4,930           74         1.50
   Money market deposits.............        8,081            259         3.21                8,879          288         3.24
   Certificates of deposit...........       37,198          2,100         5.65               35,386        1,768         5.00
   Borrowed money....................          429             35         8.16                   --            --           --
                                           ---------     --------                          --------       -------      -------
    Total interest-bearing liabilities      65,509          2,833         4.32               63,338        2,487         3.93
                                                          -------                                         --------
Non-interest bearing liabilities.....        1,375                                            1,008
                                          ---------                                        --------
    Total liabilities................       66,884                                           64,346
Stockholders' equity.................       16,259                                            7,998
                                          --------                                         --------
    Total liabilities and stockholders'
     equity..........................     $ 83,143                                          $72,344
                                          ========                                          ========
Net interest and dividend income.....                     $ 2,743                                       $  2,328
                                                          =======                                       ========
Interest rate spread.................                                     2.59%                                          2.95%
Net interest margin..................                                     3.40%                                          3.33%
 Ratio of average interest-earning
  assets to average interest-bearing
  liabilities........................                                   123.15%                                        110.48%

                                                Year Ended September 30, (continued)
                                          -------------------------------------------------
                                                                 1994
                                          -------------------------------------------------
                                                                                 Average
                                                 Average                         Yield/
                                                 Balance       Interest           Cost
                                                 -------       --------          -----
ASSETS:
Interest-earning assets:
  Loans, net:
   Mortgages.........................             $25,259      $ 1,838            7.28%
   Consumer and  other...............               3,024          252            8.33
                                                 --------      -------
    Total loans, net.................              28,283        2,090            7.39
Investments..........................              37,286        2,196            5.89
Other earning assets.................               5,816          343            5.90
                                                 --------      -------
    Total interest-earning assets....              71,385        4,629            6.48
                                                               -------
Cash and due from banks..............                 810
Other assets.........................               1,499
    Total assets.....................             $73,694
                                                  =======
LIABILITIES:
 Interest-bearing liabilities:
  Deposits:
   Savings deposits..................              15,707          397            2.53
   NOW and demand deposit accounts...               5,337           81            1.52
   Money market deposits.............              10,254          276            2.69
   Certificates of deposit...........              33,972        1,382            4.07
   Borrowed money....................                  --           --              --
                                                 --------      -------          ------
    Total interest-bearing liabilities             65,270        2,136            3.27
                                                               -------
Non-interest bearing liabilities.....                 790
                                                 --------
    Total liabilities................              66,060
Stockholders' equity.................               7,634
                                                 --------
    Total liabilities and stockholders'
     equity..........................             $73,694
                                                  =======
Net interest and dividend income.....                          $ 2,493
                                                               =======
Interest rate spread.................                                             3.21%
Net interest margin..................                                             3.49%
 Ratio of average interest-earning
  assets to average interest-bearing
  liabilities........................                                           109.37%

RATE/VOLUME ANALYSIS

         The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated between changes in rate and changes in volume.


                                                             Year Ended September 30,
                                   ----------------------------------------------------------------------------
                                              1996 vs. 1995                            1995 vs. 1994
                                           Increase (Decrease)                      Increase (Decrease)
                                                 Due To                                   Due To
                                   ----------------------------------------------------------------------------
                                     Volume        Rate         Total        Volume         Rate          Total
                                     ------        ----         -----        ------         ----          -----
                                                               (In thousands)
Interest- earning assets:
  Loans                             $   494      $    46       $   540      $   151       $   185       $   336
  Investments                           277          (56)          221         (201)           51          (150)
                                    -------      --------      -------      --------      -------       --------
    Total interest-earning assets       771          (10)          761          (50)          236           186
                                    -------      --------      -------      -------       -------       -------
Interest-bearing liabilities:
  NOW and demand deposit                 14          (15)           (1)          (6)           (1)           (7)
     accounts
  Savings deposits                       (8)          16             8          (39)            0           (39)
  Money Market deposits                 (27)          (2)          (29)         (41)           53            12
  Certificates of Deposit                98          234           332           56           330           386
  ESOP loan                              35           --            35           --            --            --
                                    -------      -------       -------      -------       -------       -------
    Total interest-bearing
      liabilities                       112          233           345          (30)          382           352
                                    -------      -------       -------      -------       -------       -------
Net change in net interest income   $   659      $  (243)      $   416      $   (20)      $  (146)      $  (166)
                                    =======      ========      =======      ========      ========      ========




COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1996 AND 1995


         The Bank's total assets increased by $16.8 million or 22.9% for the year ended September 30, 1996 from $73.7 million in September 30, 1995 to $90.5 million at September 30, 1996. Total assets increased primarily from the proceeds of the Bank's mutual to stock conversion on March 28, 1996 and to a lesser extent from the growth in deposits. Total net loans were $40.2 million or 60.6% of total deposits at September 30, 1996 as compared to $32.5 million or 50.0% of total deposits at September 30, 1995, representing an increase of $7.7 million. Investment securities were $45.9 million or 50.7% of total assets at September 30, 1996 as compared to $35.9 million or 48.7% of total assets at September 30, 1995. The proceeds from maturing securities were in part allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $66.4 million at September 30, 1996 as compared to $65.1 million at September 30, 1995. Total deposits increased by $1.3 million for the year ended September 30, 1996 despite the $2.5 million transferred from deposits to purchase the Bank's initial public offering of stock on March 28, 1996. Stockholders' equity was $21.9 million at September 30, 1996 as compared to net worth of $8.4 million at September 30, 1995, an increase of $13.5 million which was primarily the result of the conversion of the Bank from mutual to stock form. The issuance of 1,454,750 common shares at a par value of $.10 per share provided capital of $145,475 with additional paid-in capital of $13.6 million and unearned ESOP shares costing $872,850. Stockholders' equity reported at September 30, 1996 which included an unrealized gain in available-for-sale securities of $144,000 and retained earnings of $8.9 million. The ratio of stockholders' equity to total assets was 24.2% at September 30, 1996 and the book value per share of common stock was $15.06. Historical net income per share of common stock from March 28, 1996 (date of Conversion) to September 30, 1996 was $.32.


COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1995 AND 1994


         The Bank's total assets decreased by $931,000 or 1.25% for the year ended September 30, 1995, from $74.7 million at September 30, 1994 to $73.7 million at September 30, 1995. Total net loans were $27.6 million or 41.5% of total deposits at September 30, 1994 as compared to $32.5 million or 50.2% of total deposits at September 30, 1995, representing an increase of $4.9 million. Investment securities held by the Bank decreased from $43.5 million in 1994 to $35.9 million in 1995. The proceeds from maturing securities were in part allocated to fund the increased volume of loan production as well as net deposit withdrawals, with the balance redeployed in short-term securities investments. While total deposits declined by $1.6 million or 2.5% from $66.4 million at September 30, 1994 to $64.8 million at September 30, 1995, net worth increased by 7.5% to $8.4 million at September 30, 1995 as a result of the transfer of $439,000 from net income and the addition to net worth at September 30, 1995 of $149,000 resulting from the unrealized gain on available-for-sale securities.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995


         Net Income. The Bank's net income for the twelve months ended September 30, 1996 was $570,000 as compared to $439,000 for the twelve months ended September 30, 1995. The $131,000 increase in net income was primarily the result of a $760,000 increase in interest and dividend income which was partly offset by a $346,000 increase in interest expense on deposits and borrowed funds, a $95,000 increase in other expenses and a $148,000 increase in income taxes.

         Net Interest Income. Net interest income for the twelve months ended September 30, 1996 was $2,743,000 as compared to $2,328,000 for the twelve months ended September 30, 1995. The $415,000 increase in net interest income was the result of the increase in interest income on loans and securities that more than offset the increase in interest expense on deposits. The net interest margin for the twelve months ended September 30, 1996 was 3.40%, an increase of
 .07% as compared to 3.33% for the twelve months ended September 30, 1995. The return on average assets for the twelve months ended September 30, 1996 was
 .69%, an increase of .08% as compared to .61% for the same period of the prior year. The primary reason for the increase in the return on average assets was the deployment of proceeds from maturing securities into an increased volume of residential loan originations during the year ended September 30, 1996.


         Interest Income. Total interest and dividend income for the twelve months ended September 30, 1996 was $5,576,000, an increase of $761,000 as compared to $4,815,000 for the twelve months ended September 30, 1995. The increase in interest and dividend income was due primarily to a $518,000 increase in interest income on loans and a $242,000 increase in interest and dividends on securities and short-term investments. The increases in interest income on loans and securities was, for the most part, the result of an increase in the volume of loans and securities held.

         Interest Expense. Interest expense for the twelve months ended September 30, 1996 was $2,833,000, an increase of $346,000 as compared to $2,487,000 for the twelve months ended September 30, 1995. The increase in interest expense was due to higher deposit rates paid on primarily certificates of deposit accounts during the period.

         Provision for Loan Losses. The provision for possible loan losses for the twelve months ended September 30, 1996 was $51,000 was compared to zero for the twelve months ended September 30, 1995. The increase in the amount of the provision for possible loan losses was in response to the increase in the balance of loans held by the Bank and the Bank's commitment to maintain general loan loss reserves at adequate levels.

         Non-Interest Income. Non-interest income or other income for the twelve months ended September 30, 1996 was $125,000 as compared to $115,000 for the twelve months ended September 30, 1995. The $10,000 increase was due to modest increases in income from service charges coupled with a moderate increase in other fee income that offset a decrease in gain on sales of investment securities.

         Operating Expense. Operating expenses for the twelve months ended September 30, 1996 were $1,888,000 as compared to $1,793,000 for the twelve months ended September 30, 1995. The $95,000 increase was primarily due to an increase in salaries and employee benefits of $104,000, an increase in legal and professional fees of $48,000 and an increase in other operating expenses of $63,000 offset by a decrease in deposit insurance expense of $100,000 and a decrease in director's fees of $10,000. It is expected that the leasehold improvements and non-interest expenses will increase during fiscal 1997 as work progresses on the new branch located in East Falmouth scheduled to be in operation in February, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

         Net Income. The Bank's net income for the year ended September 30, 1995 was $439,000 as compared to $651,000 for the year ended September 30, 1994. This $212,000 decrease in net income during the period was the result of a $164,000 decline in net interest income and an increase of $178,000 in operating expenses, partially offset by a $236,000 decrease in the provision for income taxes. During fiscal year ended September 30, 1995, the general level of short-term interest rates experienced a gradual 60 basis point increase by mid-year and a decline of approximately 90 basis points by year-end, resulting in a net 30 basis point decrease during fiscal 1995. The general rise in interest rates in the first half of fiscal 1995 coupled with a liability sensitive interest rate exposure produced a $350,000 increase in interest expense which was only partially offset by a $186,000 rise in interest income.

         Interest Income. Total interest and dividend income increased by $186,000 or 4.0% from $4.6 million for year ended September 30, 1994 to $4.8 million for year ended September 30, 1995. The increase in interest income was in part the result of loan originations of $4.9 million funded by maturing lower yield investment securities.


         Interest Expense. Interest expense increased by approximately $350,000 or 16.4% from $2.1 million for the year ended September 30, 1994 to $2.5 million for year ended September 30, 1995. The primary reason for the increase in interest expense was the increase in the general level of interest rates driving an increase in both the rollover rates for certificates of deposit and the rates paid on money market deposit accounts. This rate increase offset a decline of $1.6 million in total deposits from $66.7 million at September 30, 1994 to $65.1 million at September 30, 1995.


         Net  Interest  Income.  The net  interest  income  for the  year  ended
September 30, 1995 was $2.3 million as compared to $2.5 million for the year ended September 30, 1994, a decline of 6.6%. The $164,000 decrease in net interest income can be attributed to a combination of the $186,000 increase in interest and dividend income and the $350,000 increase in interest expense on deposits. The average yield on interest earning assets increased by .40% to 6.88% for the year ended September 30, 1995. The average cost on interest-bearing liabilities increased by .66% to 3.93% for the year ended September 30, 1995. The return on average assets for the year ended September 30, 1995 was .61%, a decrease of .27% as compared to prior year.


         Provision for Possible Loan Losses. The provision for loan losses for the year ended September 30, 1995 was $0 as compared to $9,000 for the year ended September 30, 1994.

         At September 30, 1994, the balance for allowance for loan losses was $310,000 or 1.1% of total loans. During the year ended September 30, 1995, there were no charges against the allowance for loan losses while $135,000 in recoveries was credited to the allowance for loan losses. At September 30, 1995, the balance of allowance for loan losses was $445,000, which was 1.4% of total loans.

         Other Income. Non-interest income or other income was $115,000 for the year ended September 30, 1995 as compared to $229,000 for the year ended September 30, 1994. The $114,000 decrease was primarily the result of a $32,000 decrease in service fees, as the Bank reduced service charges on several of its deposit products in an attempt to retain and attract accounts, a full cash recovery of $34,000 in connection with a defalcation and a special dividend of $24,000 from the Co-operative Central Bank during the year ended September 30, 1994. The net gain on sales of investment securities was $16,000 for each of the years ended September 30, 1995 and September 30, 1994.

         Operating Expenses. Operating expense increased from $1,615,000 for the year ended September 30, 1994 to $1,793,000 for the year ended September 30, 1995. The increase of $178,000 or 11.0% mainly resulted from a $140,000 increase in compensation primarily due to the addition of a commercial lending officer and residential loan originator to the Bank's staff. The one time charges associated with the conversion of the Bank's data processing to another provider coupled with an increase in Bank's administrative deposit expense account for a $28,000 increase over the prior year. Annual operating expenses are expected to increase by approximately $210,000 in future periods due to the Bank's plans to establish a new branch location.


LIQUIDITY AND CAPITAL RESOURCES

         The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgaged-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 1997.

         The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements.
The Bank's liquidity ratio at September 30, 1996 was 72.4%.

         A major portion of the Bank's liquidity consists of short-term U.S. Government obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 1996, regulatory liquidity totaled $48.2 million.

         The primary investing activities of the Bank include origination of loans and purchase of investment securities. During the year ended September 30, 1996, purchases of investment securities and mortgage-backed securities totaled $43.2 million, while loan originations totaled $16.3 million. These investments were funded primarily from loan repayments of $8.5 million and investment security maturities of $33.3 million.

         Liquidity management is both a daily and long-term function of management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow additional funds from the FHLB of Boston. At September 30, 1996, the Bank had no outstanding advances from the FHLB of Boston.


         At September 30, 1996, the Bank had $1.8 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $29.7 million at September 30, 1996. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

         At September 30, 1996, the Bank exceeded all of its regulatory capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

         The Bank accounts for the ESOP under Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 measures compensation expense recorded by employers for leveraged ESOPs using the fair value of ESOP shares. Under SOP 93-6, the Bank recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares differs from the cost of such shares, this differential is charged or credited to equity. Employers with internally leveraged ESOPs do not report the loan receivable from the ESOP as an asset and do not report the ESOP debt as a liability.

         In March 1995, the Financial Accounting Standards Board the ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"). Various assets are excluded from the scope of SFAS 121, including financial instruments, which constitute most of the Bank's assets. For assets included in the scope of SFAS 121, such as office property and equipment, an impairment loss must be recognized when the estimate of total undiscounted future cash flows attributable to the asset is less than the asset's carrying value. Measurement of the impairment loss is based on the fair value of the asset. SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS 121 did not have a material impact on the Bank's results of operations or financial position.

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," ("SFAS 122"), which amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS 122 is effective for the Bank for fiscal years beginning after September 30, 1996. SFAS 122 requires that entities recognize, as separate assets, rights to service mortgage loans for others regardless of how those servicing rights are acquired. Additionally, SFAS 122 requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights and that the impairment be recognized through a valuation allowance. These requirements will accelerate the income recognition associated with mortgage banking activities, increase future operating expense due to the amortization of servicing rights and will also result in greater earnings volatility for those institutions involved in mortgage banking activities. Management of the Bank does not expect SFAS 122 to have a material impact on the Bank's financial condition or results of operations, because the Bank does not currently conduct any material mortgage banking activities or purchase loan servicing rights.

         In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Bank for the fiscal year ending September 30, 1997. This Statement established financial accounting standards for stock- based employee compensation plans. SFAS 123 permits the Bank to choose either the new fair value based method, or the current accounting prescribed by Accounting Principles Board ("APB") Opinion 25, using the intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in APB Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g. stock option plans, stock purchase plans, restricted stock plans and stock appreciation rights). SFAS 123 also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. The disclosure provisions of SFAS 123 are effective for fiscal years beginning after December 15, 1995, however, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 31, 1994. The Company and/or the Bank expect to account for stock-based compensation arrangements as prescribed in APB Opinion 25, if such plans are implemented.


         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), which supersedes FASB Statements No. 76, "Extinguishments of Debt," and No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." This statement amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and amends and extends to all servicing assets and liabilities, the accounting standards for mortgage servicing rights now set forth in SFAS 65, and supersedes SFAS 122. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

         SFAS 125 further requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values on the date of the transfer. SFAS 125 also requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them to certain circumstances in which the secured party has taken control of those assets. SFAS 125 requires that a liability be derecognized if and only if either (i) the debtor pays the creditor and is relieved of its obligation for the liability or
(ii) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

         SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management of the Bank has not evaluated the impact, if any, of the adoption of SFAS 125 on the Bank's financial condition or results of operations.

                              MANAGEMENT OF BANCORP

DIRECTORS

         The Board of Directors of Bancorp currently consists of the eight Continuing Directors of Falmouth and the three directors who are nominated for re-election at the Annual Meeting. See "Proposal 1 -- Election of Directors -- Information with Respect to Nominees and Continuing Directors." The directors of Bancorp are divided into three classes, with one class to be elected each year at the annual meeting of stockholders of Bancorp. Directors elected at each annual meeting will serve for a term of three years and until their successors are duly elected and qualified. Approval of the Plan of Reorganization by the holders of Bank Common Stock at the Annual Meeting will be deemed to be approval of such persons as the directors of Bancorp without further action and without changes in classes or terms. There are no arrangements or understandings between Bancorp and any person pursuant to which such person was elected as a director.

EXECUTIVE OFFICERS

         The executive officers of Bancorp are: Santo P. Pasqualucci, President and Chief Executive Officer; George E. Young, III, Vice President and Chief Financial Officer; and John A. DeMello, Secretary.

COMPENSATION

         It is expected that until such time as the officers and directors of Falmouth devote significant time to the separate management of Bancorp's affairs, which is not expected to occur until Bancorp becomes actively involved in additional businesses, no separate compensation will be paid for their services to Bancorp. However, Bancorp may determine that such compensation is appropriate in the future and may at such time enter into employment contracts with certain key executive officers. See "Management of Falmouth -- Compensation and Employee Benefit Plans."

EMPLOYEE BENEFIT PLANS

         As the directors, officers and employees of Bancorp will not initially be compensated by Bancorp but will continue to serve and be compensated by Falmouth, no separate benefit plans for directors, officers and employees of Bancorp are anticipated at this time. Falmouth will continue to maintain its other benefit programs. See "Proposal 1 -- Election of Directors -- Certain Employee Benefit Plans and Employment Agreement."


                             MANAGEMENT OF FALMOUTH

DIRECTORS

         For information with respect to nominees for election as directors of the Bank at the Annual Meeting and the other directors of the Bank, including their age, business experience, compensation paid by the Bank, stock ownership, and service on committees of the Board of Directors, see "Proposal 1 -- Election of Directors."

EXECUTIVE OFFICERS

         The Reorganization will not result in any change of the officers of Falmouth. The age at November 1, 1996 and position held with the Bank of each person currently serving as an executive officer of Falmouth is set forth below. In addition, a brief biography of each individual is provided.

            Name                     Age                Position
            ----                     ---                --------

Santo P. Pasqualucci                  57      President and Chief Executive
                                              Officer

George E. Young, III                  51      Vice President and Chief
                                              Financial Officer

Sharon L. Shoner                      45      Vice President/Loan Production

Ronald Garcia                         45      Vice President/Commercial
                                              Lending

John A. DeMello                       59      Secretary


                  SANTO P. PASQUALUCCI, age 57, has served as President of the Bank since December, 1992. Prior to that time, he served as the President of a savings bank for six years. He has served the banking community of Massachusetts for 30 years.

                  GEORGE E. YOUNG,  III,  age 51, has served with the Bank since
1991. He was Treasurer and Auditor/Compliance Officer from 1973 to 1991 with another savings institution. Mr. Young is currently Vice President and Treasurer.

                  SHARON L. SHONER, age 45, has served with the Loan Department of the Bank since 1977. She is currently Vice President/Loan Production.

                  RONALD GARCIA, age 45, has served as Vice President/Commercial Lending since August, 1994. Prior thereto, he was a Vice President and commercial loan officer for Falmouth National Bank/Bank of Boston.

                  JOHN A. DEMELLO, age 59, has served as Vice President/Loan Officer of the Bank since 1972. He is currently Vice President/Compliance.

COMPENSATION AND EMPLOYEE BENEFIT PLANS

         For a discussion of the compensation paid to certain executive officers of Falmouth, employment agreements entered into with certain of Falmouth's officers and a description of the material benefit plans and programs with respect to Falmouth's executive officers, see "Proposal 1 -- Election of Directors -- Summary Compensation Table," "-- Certain Employee Benefit Plans and Employment Agreement."

                                  OTHER MATTERS

         As of the date of this Proxy-Statement Prospectus, the Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the Board of Directors to direct the vote of the shares represented by proxy on such matters in accordance with their best judgment.

                        PROPOSALS FOR 1997 ANNUAL MEETING

         Any stockholder wishing to have a proposal, including nominations to the Board of Directors, considered for inclusion in Bancorp's proxy statement and form of proxy relating to the 1998 Annual Meeting of stockholders must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Corporate Secretary of Bancorp on or before August 19, 1997. If the Reorganization is not consummated, any such proposal must be set forth in writing and filed with the Clerk of the Bank on or before September 17, 1997.

                              FINANCIAL STATEMENTS

         A copy of the Annual Report containing financial statements at September 30, 1996 and September 30, 1995, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement-Prospectus. The financial statements for the fiscal years ended September 30, 1996 and September 30, 1995 have been audited by Shatswell MacLeod & Co., P.C. and Keith Hersey Sheehan Benoit Dempsey & Oman, P.C., respectively. The reports of each independent auditor thereon appear in this Proxy Statement- Prospectus and in the Annual Report. An additional copy of the Annual Report will be furnished without charge to stockholders upon request.

         The Bank is required to file an annual report on Form F-2 for its fiscal year ended September 30, 1996 with the FDIC. Stockholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to George E. Young, Falmouth Co-operative Bank, 20 Davis Straits, Falmouth, Massachusetts 02540.


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                              By Order of the Board of Directors



                                              /s/ John A. DeMello

                                             John A. DeMello
                                              Clerk


Falmouth, Massachusetts
December 24, 1996

                          INDEX TO FINANCIAL STATEMENTS
                          OF FALMOUTH CO-OPERATIVE BANK


Independent Auditors' Report of Shatswell MacLeod & Co., P.C..............F-2

Independent Auditors' Report of Keith Hersey Sheehan Benoit
  Dempsey & Oman, P.C.....................................................F-3

Balance  Sheets at September 30, 1996 and 1995............................F-4

Statements of Income for the Years Ended September 30, 1996,
  1995 and 1994...........................................................F-5

Statements of Changes in Stockholders' Equity  for the years ended
  September 30, 1996, 1995 and  1994  ....................................F-6

Statements of Cash Flows for the Years Ended September 30, 1996,
  1995 and 1994...........................................................F-7

Notes to Financial Statements.............................................F-9

                       SHATSWELL, MacLEOD & COMPANY, P.C.
                                 83 PINE STREET
                     WEST PEABODY, MASSACHUSETTS 01960-3635
                                 (508) 535-0206



The Board of Directors
Falmouth Co-operative Bank
Falmouth, Massachusetts


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

We have audited the accompanying balance sheet of Falmount Co-operative Bank as of September 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's Management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Falmouth Co-operative Bank as of September 30, 1995 and 1994, we audited by other auditors whose report dated November 20, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a resonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of Falmouth Co-operative Bank as of September 30, 1996, and the results of its operations and its cash flows for the year ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of October 1, 1994.

                                              SHATSWELL, MacLEOD & COMPANY, P.C.

October 18, 1996
  except for Note 14,
  as to which the
  date is November 19, 1996

15 Christy's Drive
Brockton, MA 02401
Tel 508-583-6519
Fax 508-586-7565

17 Accord Park Drive
Norwell, MA 02061
Tel 617-878-8850
Fax 617-871-0250


                KEITH HERSEY SHEEHAN BENOIT DEMPSEY & OMAN, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To The Finance Committee
The Falmouth Cooperative Bank
Falmouth, Massachusetts


We have audited the accompanying statements of financial condition of The Falmouth Cooperative Bank as of September 30, 1995 and 1994, and the related statements of income, changes in net worth and cash flows for each of the years in the three-year period ended September 30, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statments. As audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statment presentation. We believe that our audits provide a resonalble basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of The Falmouth Cooperative Bank as of September 30, 1995 and 1994, and the results of its operations and cash flows for each of the years in the three-year period ended September 30, 1995 in conformity with generally accepted accounting principles.


November 20, 1995


                                            FALMOUTH CO-OPERATIVE BANK
                                            --------------------------

                                                  BALANCE SHEETS
                                                  --------------

                                            September 30, 1996 and 1995
                                            ---------------------------

ASSETS                                                                                  1996               1995
------                                                                              --------------     ------------
Cash and due from banks                                                              $  1,171,761      $  3,597,614
Federal funds sold                                                                      1,583,437
                                                                                    -------------    --------------
           Total cash and cash equivalents                                              2,755,198         3,597,614
Investments in available-for-sale securities (at fair value)                           22,713,053        19,541,740
Investments in held-to-maturity securities (fair values of $22,845,398
   as of September 30, 1996 and $16,047,468 as of September 30, 1995)                  22,839,596        16,034,740
Federal Home Loan Bank stock, at cost                                                     300,900           280,100
Loans, net                                                                             40,236,846        32,502,902
Premises and equipment                                                                    526,061           531,247
Accrued interest receivable                                                               746,601           519,793
Cooperative Central Bank Reserve Fund Deposit                                             285,680           285,680
Other assets                                                                              112,173           385,252
                                                                                   --------------    --------------
                                                                                      $90,516,108       $73,679,068
                                                                                      ===========       ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                                                      $  8,713,244      $  9,142,238
Savings and NOW deposits                                                               19,660,383        19,761,461
Time deposits                                                                          38,065,803        36,156,852
                                                                                     ------------    --------------
           Total deposits                                                              66,439,430        65,060,551
Deferred income taxes                                                                      49,248            53,300
Other liabilities                                                                         123,608            95,151
Due to broker                                                                           1,000,000
Income taxes payable                                                                      156,027            26,427
Treasury tax and loan account                                                               4,170             8,353
Employee Stock Ownership Plan loan                                                        829,208
                                                                                   --------------    --------------
           Total liabilities                                                           68,601,691        65,243,782
                                                                                     ------------      ------------
Stockholders' equity:
   Preferred stock, par value $.10 per share, authorized 500,000 shares;
     none issued
   Common stock, par value $.10 per share, authorized 2,500,000 shares;
     issued and outstanding 1,454,750 shares                                              145,475
   Paid-in capital                                                                     13,598,174
   Retained earnings                                                                    8,856,291
   Surplus                                                                                                8,286,070
   Employee Stock Ownership Plan loan                                                    (829,208)
   Net unrealized holding gain on available-for-sale securities                           143,685           149,216
                                                                                   --------------    --------------
           Total stockholders' equity                                                  21,914,417         8,435,286
                                                                                     ------------     -------------
                                                                                      $90,516,108      $ 73,679,068
                                                                                      ===========      ============




   The accompanying notes are an integral part of these financial statements.



                                            FALMOUTH CO-OPERATIVE BANK
                                            --------------------------

                                               STATEMENTS OF INCOME
                                               --------------------

                                   Years Ended September 30, 1996, 1995 and 1994
                                   ---------------------------------------------

                                                                        1996             1995              1994
                                                                   -------------    -------------     -------------
Interest and dividend income:
   Interest and fees on loans                                         $2,966,330       $2,448,193        $2,089,452
   Interest and dividends on investment securities                     2,457,953        2,289,648         2,484,210
   Interest on short-term investments                                    151,549           77,540            55,052
                                                                    ------------    -------------     -------------
           Total interest and dividend income                          5,575,832        4,815,381         4,628,714
                                                                     -----------      -----------       -----------
Interest expense:
   Interest expense on deposits                                        2,797,827        2,486,994         2,136,299
   Interest expense on borrowings                                         35,060
                                                                   -------------    -------------     -------------
           Total interest expense                                      2,832,887        2,486,994         2,136,299
                                                                     -----------      -----------       -----------
           Net interest income                                         2,742,945        2,328,387         2,492,415
Provision for possible loan losses                                        51,000                              9,000
                                                                   -------------    --------------   --------------
           Net interest income after provision for possible
              loan losses                                              2,691,945        2,328,387         2,483,415
                                                                     -----------     ------------       -----------
Other income:
   Service charges                                                        53,094           49,789            80,236
   Other fee income                                                       34,650           31,998            33,881
   Other non-interest income                                              35,258           17,182            99,580
   Gain on sales of investment securities, net                             2,338           16,079            15,777
                                                                  --------------    -------------     -------------
           Total other income                                            125,340          115,048           229,474
                                                                    ------------     ------------      ------------
Other expense:
   Salaries and employee benefits                                      1,165,167        1,061,389           891,177
   Deposit insurance expense                                               7,666          107,554           150,828
   Other real estate owned expense                                                          2,447             1,833
   Data processing expense                                               111,410          119,129            99,656
   Director's fees                                                        57,100           66,900            70,900
   Legal and professional fees                                            58,485            9,884            29,538
   Other operating expenses                                              488,636          425,996           371,550
                                                                    ------------     ------------      ------------
           Total other expense                                         1,888,464        1,793,299         1,615,482
                                                                     -----------      -----------       -----------
           Income before income taxes                                    928,821          650,136         1,097,407
Income taxes                                                             358,600          210,900           446,800
                                                                    ------------     ------------      ------------
           Net income                                                $   570,221      $   439,236       $   650,607
                                                                     ===========      ===========       ===========



   The accompanying notes are an integral part of these financial statements.

                                                    FALMOUTH CO-OPERATIVE BANK
                                                    --------------------------

                                          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                          ---------------------------------------------

                                          Years Ended September 30, 1996, 1995 and 1994
                                          ---------------------------------------------
                                                                                       Net
                                                                                       Unrealized          Employee
                                                                                       Holding             Stock
                                                                                       Gain on             Ownership
                                  Common        Paid-in       Retained                  Available-for-      Plan
                                  Stock         Capital       Earnings     Surplus     Sale Securities     Loan            Total
                                  -----         -------       --------     -------     ---------------     ----            -----
Balance, September 30, 1993      $           $              $            $7,196,227     $                $               $7,196,227
Net income                                                                  650,607                                         650,607
                                 -------     ----------     ----------   ----------     -------          ----------      ----------
Balance, September 30, 1994                                               7,846,834                                       7,846,834
Net income                                                                  439,236                                         439,236
Net unrealized gain on
   available-for-sale securities                                                         149,216                            149,216
                                 -------     ----------     ----------   ----------     -------          ----------      ----------
Balance, September 30, 1995                                               8,286,070      149,216                          8,435,286
Transfer of surplus to retained
   earnings                                                  8,286,070   (8,286,070)
Issuance of common stock          145,475     13,598,174                                                                 13,743,649
Employee Stock Ownership
   Plan loan                                                                                              (872,850)        (872,850)
Principal payments on Employee
   Stock Ownership Plan loan                                                                                43,642           43,642
Net income                                                     570,221                                                      570,221
Net change in unrealized
   holding gain on available-
   for-sale securities                                                                    (5,531)                            (5,531)
                                  -------     ----------    ----------     ----------     -------        ----------      ----------
Balance, September 30, 1996      $145,475    $13,598,174    $8,856,291   $              $143,685         $(829,208)     $21,914,417
                                 ========    ===========    ==========   ============   =========        ==========     ===========


   The accompanying notes are an integral part of these financial statements.


                                                FALMOUTH CO-OPERATIVE BANK
                                                --------------------------

                                                 STATEMENTS OF CASH FLOWS
                                                 ------------------------

                                       Years Ended September 30, 1996, 1995 and 1994
                                       ------------------------'---------------------

                                                                      1996               1995                1994
                                                                -----------------   ----------------      ------------
Cash flows from operating activities:
   Net income                                                      $     570,221    $     439,236     $     650,607
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for possible loan losses                               51,000                              9,000
         Net (accretion) amortization of investment
           securities                                                    (51,206)         (51,139)           75,402
         Amortization of net deferred loan fees                           22,246           20,264           (20,336)
         Gain on sales of investment securities, net                      (2,338)         (16,079)          (15,777)
         Deferred taxes                                                   (6,432)          (3,000)           56,800
         Depreciation                                                     55,908           33,912            37,133
         (Increase) decrease in other assets                              46,271          (97,919)           21,510
         Increase in other liabilities                                 1,160,306            6,719            15,331
                                                                   -------------  ---------------   ---------------

   Net cash provided by (used in) operating activities                 1,845,976          331,994           829,670
                                                                   -------------    -------------    --------------

Cash flows from investing activities:
   Purchases of available-for-sale securities                        (25,655,599)
   Proceeds from sales of available-for-sale securities                  237,841
   Proceeds from maturities of available-for-sale securities          22,300,000
   Purchases of held-to-maturity securities                          (17,564,866)
   Proceeds from maturities of held-to-maturity securities            10,750,416
   Purchase of Federal Home Loan Bank stock                              (20,800)
   Proceeds from the sale of and maturity of investment
     securities                                                                        22,973,324        16,034,737
   Purchases of investment securities                                                 (15,095,206)      (16,041,458)
   Proceeds from principal repayment on mortgage-
     backed investments                                                                   115,264            41,061
   Purchases of mortgage-backed investments                                                              (1,059,919)
   Net (increase) decrease in loans                                   (7,807,190)      (4,939,160)        1,383,277
   Purchase of premises and equipment                                    (50,722)        (196,066)          (19,931)
   Proceeds from sale of other real estate owned                                                             85,000
                                                                   -------------  ---------------    ---------------

   Net cash provided by (used in) investing activities               (17,810,920)       2,858,156           422,767
                                                                    ------------  ---------------    --------------

Cash flows from financing activities:
   Proceeds from issuance of common stock                             14,547,500
   Costs related to issuance of common stock                            (803,851)
   Net decrease in deposits, excluding certificate accounts             (530,072)      (3,199,188)       (1,075,465)
   Proceeds from issuance of certificates of deposit, net
     of payments for maturities                                        1,908,951        1,563,406           (68,380)
                                                                   -------------   --------------   ---------------

   Net cash provided by (used in) financing activities                15,122,528       (1,635,782)       (1,143,845)
                                                                    ------------    -------------     -------------

Increase (decrease) in cash and cash equivalents                        (842,416)       1,554,368           108,592
Cash and cash equivalents at beginning of period                       3,597,614        2,043,246         1,934,654
                                                                   -------------    -------------     -------------
Cash and cash equivalents at end of period                          $  2,755,198     $  3,597,614      $  2,043,246
                                                                    ============     ============      ============


                           FALMOUTH CO-OPERATIVE BANK
                           --------------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                  Years Ended September 30, 1996, 1995 and 1994
                  ---------------------------------------------
                                   (continued)


                                                                      1996             1995              1994
                                                                ----------------    -------------  ----------------
Supplemental disclosures:
   Interest paid on deposits                                          $2,832,887       $2,486,994        $2,136,299
   Income taxes paid                                                     229,000          213,762           380,968
   Unrealized gain on securities available-for-sale, net of taxes        143,685          149,216



   The accompanying notes are an integral part of these financial statements.

                           FALMOUTH CO-OPERATIVE BANK
                           --------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                  Years Ended September 30, 1996, 1995 and 1994
                  ---------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

This summary of significant  accounting  policies of Falmouth  Co-Operative Bank
(Bank) is presented to assist in understanding the Bank's financial statements. These accounting policies conform to generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported values of assets and liabilities at the balance sheet date and income and expenses for the year. Actual results could differ from those estimates. The estimates that are particularly susceptible to change in the near term relate to the allowance for possible loan losses and the valuation of other real estate owned.

The Bank's loans are principally secured by real estate located on Cape Cod. The collectibility of the Bank's loans and the recovery of the full book value of other real estate owned are dependent upon market conditions.

         ORGANIZATION:

         As of March 28, 1996, the Bank converted from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank. The Bank was organized in 1925. Its two offices are in Falmouth, which is in the Cape Cod region of Massachusetts. The Bank is monitored by two regulators, the Federal Deposit Insurance Corp.
         (FDIC) and the bank commissioner for the Commonwealth of Massachusetts.

         CASH AND CASH EQUIVALENTS:

         For purposes of reporting cash flow, cash and cash equivalents include cash on hand, cash items, due from banks and federal funds sold.

         INVESTMENT SECURITIES:

         As of October 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Statement establishes standards for all debt securities and for equity securities that have readily determinable fair values. As required under SFAS No. 115, prior year financial statements were not restated.

         SFAS No. 115 requires that investments in debt securities that management has the positive intent and ability to hold-to-maturity be classified as "held-to-maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available-for-sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of net worth. The cumulative effect of the change in accounting principle as of September 30, 1995, was to increase net worth, net of income tax effects, by $149,216. There was no effect on 1995 net income relating to the adoption of SFAS No. 115.

         Prior to September 30, 1995, debt securities that management had the intent and ability to hold until maturity were reflected at amortized cost. Marketable equity securities were stated at the lower of aggregate cost or fair value. Net unrealized losses applicable to marketable equity securities were reflected as a charge to net worth. For all years presented, restricted equity securities are reflected at cost. Purchase premiums and discounts are amortized to earnings by a method that approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are computed by the specific identification method.

         For regulatory capital purposes, unrealized gains or losses, after tax effects, on securities available-for-sale are not recognized.

         LOANS AND ACCRUED INTEREST RECEIVABLE:

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by unadvanced funds on mortgage loans, net deferred loan fees and the allowance for possible loan losses.

         When a loan is put on non-accrual status, all interest previously accrued, but not collected, is reversed against interest income in the current period.

         Net deferred loan fees are amortized on the interest method over the contractual life of the loan.

         The Bank's lending activities are conducted principally in the Greater Falmouth Massachusetts area. The Bank grants single family residential loans, commercial real estate loans, commercial loans, equity lines of credit and installment loans. In addition, the Bank grants loans for the construction of residential homes. Most loans granted by the Bank are collateralized by real estate. A significant volume of the Bank's loans have been associated with owner-occupied single family mortgages. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

         ALLOWANCE FOR POSSIBLE LOAN LOSSES:

         The allowance for loan losses has been established to absorb foreseeable losses inherent in the loan portfolio. The provisions for loan losses and the level of the allowance are evaluated periodically by management and the Board of Directors. These provisions are the results of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and present and prospective economic conditions based on facts then known.

         Periodically, management reviews the portfolio, classifying each loan into categories by assessing the degree of risk involved. Considering this review, the Bank establishes the adequacy of its allowance and necessary additions are charged to operations through the provision for loan losses.

         As of October 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114 a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

         The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Bank considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

         Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Bank applies SFAS No. 114 on a loan-by-loan basis. The Bank does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Bank may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote.

         The financial statement impact of adopting the provisions of this Statement was not material.

         PREMISES AND EQUIPMENT:

         Land is carried at cost; bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided for over the estimated useful lives of the assets computed on straight-line and accelerated methods. Maintenance and repair costs are charged to earnings when incurred while major expenditures for betterments are capitalized and depreciated.

         OTHER REAL ESTATE OWNED:

         Other real estate owned (OREO) is held for sale and is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure and is reported at the lower of cost or fair value less estimated costs to sell and an allowance for losses. Expenses of holding properties are charged to operations in the current period.

         The recognition of gains and losses on the sale of real estate is dependent upon whether the nature and terms of the sale and future involvement of the Bank in the property sold meet certain requirements. If the transaction does not meet these requirements, income recognition is deferred and income is recognized when the requirements have been met.

         Beginning on October 1, 1995, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

         DEPOSIT INSURANCE:

         The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC). The FDIC provides deposit insurance up to $100,000 per depositor and normally charges member banks a premium based on deposits. The premium increased to 26 cents per $100 of deposits on June 1, 1993. However, those banks classified as well-capitalized were permitted to retain the rate of 23 cents per $100 of deposits. As of May 31, 1995, the premium charge was reduced to 4 cents per $100 of deposits. The Bank carries additional insurance provided by the Share Insurance Fund of The Cooperative Central Bank whereby deposits in excess of $100,000 per depositor are insured in full.

         COOPERATIVE CENTRAL BANK RESERVE FUND DEPOSIT:

         The Reserve Fund was established for liquidity purposes and consists of deposits required of all insured cooperative banks in Massachusetts. The Fund is used by the Central Bank to advance funds to member banks, but such advances generally are not made until Federal Home Loan Bank and commercial bank sources of borrowings have been exhausted. The Bank has not borrowed funds from the Central Bank since rejoining the Federal Home Loan Bank on January 2, 1975.

         INCOME TAXES:

         The Bank recognizes income taxes under the assets and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such. amounts are realized or settled. Deferred tax assets may be recognized only where based on available evidence it is more likely than not that the asset will ultimately be realized. Future taxable income may be considered as a potential source of available evidence.

         For regulatory capital purposes, the recognition of deferred tax assets, when realization of such is dependent on an institution's future taxable income is limited to the amount that can be realized within one year or 10% of core capital, whichever is less.

         RETIREMENT PLAN:

         The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

         FAIR VALUES OF FINANCIAL INSTRUMENTS:

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

         Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values.

         Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

         Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

         EARNINGS PER SHARE:

         Because of the Bank's conversion in mid 1996 from mutual form to stock ownership, a presentation of earnings per share for fiscal 1996 would not be meaningful.

NOTE 2 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:

                                                                             Gross         Gross
                                                                         Unrealized    Unrealized
                                                          Amortized         Holding       Holding         Fair
                                                          Cost Basis         Gains         Losses        Value
                                                          ----------         -----         ------        -----
Available-for-sale:
   September 30, 1996:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                        $10,345,434    $  21,408    $    9,823      $10,357,019
     Other debt securities                                   4,082,553       19,826         1,421        4,100,958
     Mortgage-backed securities                              1,485,000        5,643                      1,490,643
     Equity securities                                       6,551,133      546,755       333,455        6,764,433
                                                         -------------    ---------     ---------    -------------
                                                           $22,464,120     $593,632      $344,699      $22,713,053
                                                           ===========     ========      ========      ===========

   September 30, 1995:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                       $  9,314,533    $  41,226     $  30,188     $  9,325,571
     Other debt securities                                   3,621,193       27,726        15,266        3,633,653
     Equity securities                                       6,347,498      502,323       267,305        6,582,516
                                                         -------------    ---------     ---------    -------------
                                                           $19,283,224     $571,275      $312,759      $19,541,740
                                                           ===========     ========      ========      ===========

                                                                             Gross         Gross
                                                                         Unrealized    Unrealized
                                                          Amortized         Holding       Holding         Fair
                                                          Cost Basis         Gains         Losses        Value
                                                          ----------         -----         ------        -----
Held-to-maturity:
   September 30, 1996:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                        $15,128,466     $  8,534       $25,437      $15,111,563
     Other debt securities                                   6,338,239        8,026         7,460        6,338,805
     Mortgage-backed securities                              1,372,891       26,206         4,067        1,395,030
                                                         -------------     --------     ---------    -------------
                                                           $22,839,596      $42,766       $36,964      $22,845,398
                                                           ===========      =======       =======      ===========

   September 30, 1995:
     Debt securities issued by the U.S. Treasury
       and other U.S. government corporations
       and agencies                                       $  9,976,125     $ 26,968       $25,074     $  9,978,019
     Other debt securities                                   4,099,043       14,811        12,316        4,101,538
     Mortgage-backed securities                              1,959,572       23,535        15,196        1,967,911
                                                         -------------     --------      --------     ------------
                                                           $16,034,740      $65,314       $52,586      $16,047,468
                                                           ===========      =======       =======      ===========


The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of September 30, 1996:

                                                            Held-to-maturity                  Available-for-sale
                                                               securities:                        securities:
                                                    -------------------------------    -------------------------------
                                                       Amortized                          Amortized
                                                          Cost             Fair              Cost             Fair
                                                          Basis            Value             Basis            Value
                                                          -----            -----             -----            -----
Due within one year                                   $14,469,782       $14,471,535     $  9,058,672      $  9,071,011
Due after one year through five years                   6,996,923         6,978,833        4,347,736         4,365,076
Due after five years through ten years                                                     1,021,579         1,021,890
Mortgage-backed securities                              1,372,891         1,395,030        1,485,000         1,490,643
                                                    -------------     -------------    -------------     -------------
                                                      $22,839,596       $22,845,398      $15,912,987       $15,948,620
                                                      ===========       ===========      ===========       ===========

For the year ended September 30, 1996, proceeds from sales of securities available-for-sale amounted to $237,841. Gross realized gains and gross realized losses on those sales amounted to $24,775 and $22,437, respectively. For the year ended September 30, 1995, proceeds from sales of securities available-for-sale amounted to $458,738. Gross realized gains and gross realized losses on those sales amounted to $62,402 and $26,910, respectively. For the year ended September 30, 1994, proceeds from the sales of securities were $1,641,837. Gross realized gains and gross realized losses on those sales amounted to $39,495 and $23,718, respectively.

The aggregate carrying amount and fair value of securities of issuers which exceeded 10% of stockholders' equity were as follows as of September 30, 1996:

                                                                                       Amortized
                                                                                         Cost              Fair
                 Issuer                                                                  Basis            Value
                 ------                                                                ----------        ----------
Bank Investment Fund One                                                               $4,232,557        $3,949,279
                                                                                       ==========        ==========

NOTE 3 - LOANS
--------------

Loans consisted of the following as of September 30:

                                                                                         1996              1995
                                                                                    --------------   --------------
Mortgage Loans:
   Residential                                                                        $33,993,747       $26,093,790
   Commercial                                                                           4,346,891         3,538,212
   Equity lines of credit                                                               1,682,916         1,889,816
                                                                                     ------------      ------------
           Total principal balances                                                    40,023,554        31,521,818
   Less: Unadvanced principal on construction loans                                      (289,442)         (102,191)
        Net deferred loan fees                                                           (143,126)         (120,880)
                                                                                     ------------      ------------
           Total mortgage loans                                                        39,590,986        31,298,747
                                                                                     ------------      ------------
Other Loans:
   Commercial                                                                             372,836           830,122
   Consumer                                                                               771,247           819,249
                                                                                     ------------     -------------
           Total other loans                                                            1,144,083         1,649,371
                                                                                     ------------     -------------
              Total loans                                                              40,735,069        32,948,118
Allowance for possible loan losses                                                       (498,223)         (445,216)
                                                                                     ------------     -------------
              Loans, net                                                              $40,236,846       $32,502,902
                                                                                      ===========       ===========

Interest accrued and unpaid on non-accrual loans as of September 30, 1994 was $119,630.

                                      F-14

Included in loans are amounts due to the Bank from certain officers, directors and employees of the Bank. Loans to officers, directors and employees totaled $552,088 as of September 30, 1996. During the year ended September 30, 1996 total payments amounted to $410,992 and principal advances totaled $427,567.

Changes in the allowance for possible loan losses were as follows for the years ended September 30:

                                      1996             1995              1994
                                   -----------      -----------       -------
Balance at beginning of period        $445,216         $309,931      $276,842
Provision for loan losses               51,000                          9,000
Recoveries                               2,007          135,285        25,980
Loans charged off                                                      (1,891)
                                 -------------   --------------    -----------
Balance at end of period              $498,223         $445,216      $309,931
                                      ========         ========      ========

As of September 30, 1996 there were no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There was no investment in impaired loans or related interest-income recognized on impaired loans during the year ended September 30, 1996.

NOTE 4 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:

                                                 1996                1995
                                             -------------     -------------
Bank building                                  $   615,219       $   591,035
Furniture, fixtures and equipment                  459,492           432,954
Vehicle                                             25,071            25,071
                                            --------------     -------------
                                                 1,099,782         1,049,060
Accumulated depreciation                          (573,721)         (517,813)
                                              ------------      ------------
                                               $   526,061       $   531,247
                                               ===========       ===========

NOTE 5 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $5,153,781 as of September 30, 1996.

For time deposits as of September 30, 1996, the aggregate amount of maturities for each of the following five years ended September 30 and thereafter are as follows:

                                                             (in thousands)
                  1997                                           $29,718
                  1998                                             6,117
                  1999                                             2,103
                  2000                                                86
                  2001                                                 1
                  2002 and thereafter                                 41
                                                             -----------
                                                                 $38,066
                                                                 =======

NOTE 6 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:

                                   1996             1995              1994
                                 ----------      -----------       -------
Current:
   Federal                         $241,168         $140,650          $265,000
   State                            111,000           73,250           125,000
                                  ---------       ----------         ---------
                                    352,168          213,900           390,000
                                  ---------        ---------         ---------
Deferred:
   Federal                            9,154           10,185            20,840
   State                              3,710            4,297             8,791
                                 ----------      -----------       -----------
                                     12,864           14,482            29,631
                                 ----------       ----------        ----------
                                    365,032          228,382           419,631
Changes in valuation allowance       (6,432)         (17,482)           27,169
                                 ----------       ----------        ----------
        Total income tax expense   $358,600         $210,900          $446,800
                                   ========         ========          ========

The deferred income tax provision is a result of certain income and expense items being accounted for in different time periods for financial reporting purposes than for income tax purposes.

The components of net deferred tax liability are as follows as of September 30:

                                                   1996              1995
                                                 ----------       -------
Deferred tax asset:
   Federal                                         $179,442          $185,562
   State                                             76,053            78,253
                                                 ----------        ----------
                                                    255,495           263,815
   Valuation allowance on asset                     (45,500)          (55,984)
                                                 ----------        ----------
                                                    209,995           207,831
                                                  ---------         ---------
Deferred tax liability:
   Federal                                         (182,131)         (183,674)
   State                                            (77,112)          (77,457)
                                                 ----------        ----------
                                                   (259,243)         (261,131)
                                                 ----------        ----------
Net deferred tax liability                        $ (49,248)        $ (53,300)
                                                  =========         =========

The tax effects of each type of item that gives rise to deferred taxes are as follows as of September 30:

                                                    1996              1995
                                                 -----------       -------
Allowance for loan losses                           $111,327          $119,647
Deferred income                                       60,006            51,108
Unrealized loss on securities                       (105,248)         (109,300)
Reserve for contingencies                             16,143            17,159
Excess depreciation                                  (89,262)          (83,262)
Other                                                                    7,332
                                                 -----------       -----------
                                                      (7,034)            2,684
Valuation allowance                                  (42,214)          (55,984)
                                                  ----------        ----------
Net deferred tax liability                         $ (49,248)        $ (53,300)
                                                   =========         =========

A summary of the change in the net deferred tax liability is as follows for the years ended September 30:

                                                    1996              1995
                                                   ---------       -------
Balance at beginning of year                       $ (53,300)        $  53,000
Deferred tax provision                                (6,432)          (14,482)
Deferred tax liability on SFAS 115 unrealized
   gain on available-for-sale securities               4,052          (109,300)
Utilization of valuation allowance                     6,432            17,482
                                                   ---------        ----------
Balance at end of year                             $ (49,248)        $ (53,300)
                                                   =========         =========

The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:

                                                                        1996             1995              1994
                                                                     -----------      -----------       -------
Tax at statutory rate of 34%                                            $315,799         $221,046          $373,118
Increase (decrease) resulting from:
State taxes, net of federal tax benefit                                   66,858           53,832            90,866
Utilization (provision) of deferred tax asset valuation reserve           (6,432)         (17,482)           27,169
Dividend received deduction                                              (33,051)         (33,504)          (31,815)
Other, net                                                                15,426          (12,992)          (12,538)
                                                                      ----------       ----------        ----------
Income tax provision                                                    $358,600         $210,900          $446,800
                                                                        ========         ========          ========

As part of the Adoption Tax Credit within the Minimum Wage Bill that was enacted into law on August 20, 1996 the Section 593 tax additions to the reserve for bad debts was repealed, effective for taxable years beginning after December 31, 1995. Thus, the Bank will be allowed a tax deduction for bad debts under the experience method only starting with the year beginning October 1, 1996.

As part of this legislation the Bank will have to recapture into taxable income the excess of the tax reserve for bad debts at September 30, 1996 over the tax reserve at April 30, 1988. It is estimated that the recapture amount will be approximately $250,000 resulting in Federal and Massachusetts income taxes of approximately $100,000 which will be paid over a six year period starting with the tax year beginning October 1, 1998. This tax has been provided for in past years and will not result in any charge to earnings.

NOTE 7 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
--------------------------------------------------------

The Bank is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution and Defined Benefit Plans (a multi-employer plan). The plans provide benefits to substantially all of the Bank's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions while benefits under the defined benefit plan are based primarily on years of service and employees' compensation. The Bank's funding policy for the defined benefit plan is to fund amounts required by applicable regulations and which are tax deductible. Amounts charged to retirement fund expense for the years ending September 30, 1996, 1995 and 1994 totaled $93,870, $84,144 and $72,551, respectively.

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

On March 26, 1996 the ESOP borrowed $872,850 from Bridgewater Savings Bank to purchase 87,285 shares of the stock of Falmouth Co-Operative Bank. The loan is secured by a pledge of the stock purchased. The Bank will make annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

Any shares of the Bank purchased by the ESOP are subject to the accounting specified by the American Institute of CPA's Statement of Position 93-6. Under the statement, as any shares are released from collateral, the Bank will report compensation expense equal to the current market price of the shares and the shares will be outstanding for earnings-per-share computations. Also, as the shares are released, the related dividends will be recorded as a reduction of retained earnings and dividends on the allocated shares will be recorded as a reduction of debt and accrued interest.

The shares purchased by the ESOP were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. The ESOP shares were as follows as of September 30, 1996:

Unreleased shares                                                     87,285
                                                                      ------
Total ESOP shares                                                     87,285
                                                                      ======

Estimated fair value of unreleased shares as of September 30:     $1,091,063
                                                                  ==========

For the first five years of the ESOP debt, the interest rate per annum is 8.15%. At the end of said five year period, the interest rate per annum shall be adjusted to equal 2.65 percentage points above the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity of five years. Interest expense on the note was $35,060 for the year ended September 30, 1996.

Although the Bank has guaranteed payment of the loan, and annual contributions to the plan are discretionary, an implied guarantee exists as the only source of income available to the Employee Stock Ownership Plan for payments on the loan is from the normal retirement contributions made by the Bank to the plan. Contributions to the ESOP Plan by the Bank were $78,702 for the year ended September 30, 1996 and ESOP compensation expense was $43,642. The minimum principal payments due on the loan are as follows as of September 30, 1996:

           Principal
           ---------
           1997                                               $  61,388
           1998                                                  66,582
           1999                                                  72,216
           2000                                                  78,327
           2001                                                  84,955
           Years thereafter                                     465,740
                                                              ---------
                Total due                                      $829,208
                                                               ========

NOTE 8 - REGULATORY MATTERS
---------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.



                                                                      For Capital
                                                      Actual         Adequacy Purposes:
                                                      ------         ------------------
                                              Amount      Ratio      Amount        Ratio
                                              ------      -----      ------        -----
                                                                 (Dollar amounts in thousands)
As of September 30, 1996:
   Total Capital (to Risk Weighted Assets)     $22,268    55.81%    $3,192  greater than or equal to 8.0%
   Tier I Capital (to Risk Weighted Assets)    $21,770    54.56%    $1,596  greater than or equal to 4.0%
   Tier I Capital (to Average Assets)          $21,770    24.27%    $3,588  greater than or equal to 4.0%

                                                      To Be Well
                                                   Capitalized Under
                                                   Prompt Corrective
                                                 Action Provisions :
                                                 -------------------
                                                 Amount       Ratio
                                                 ------       -----

As of September 30, 1996:
   Total Capital (to Risk Weighted Assets)       $3,990      greater than or equal to 10.0%
   Tier I Capital (to Risk Weighted Assets)      $2,394      greater than or equal to  6.0%
   Tier I Capital (to Average Assets)            $4,485      greater than or equal to  5.0%


As of September 30, 1995, the capital ratios of the Bank significantly exceeded minimum applicable regulatory requirements with a capital ratio of 10.89% and a risk-based capital ratio of 27.30% (unaudited).

The ability of the Bank to pay dividends on its common stock is restricted by Massachusetts banking law. No dividends may be paid if such dividends would reduce stockholders' equity of the Bank below the amount of the liquidation account required by Massachusetts conversion regulations and described in Note
10. In addition, the Bank may not pay dividends in excess of current earnings for three years following the conversion of the Bank from mutual to stock form.

NOTE 9 - FINANCIAL INSTRUMENTS
------------------------------

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

The estimated fair values of the Bank's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:

                                                                     1996                                 1995
                                                  ------------------------------------------     -----------------------
                                                     Carrying          Fair             Carrying           Fair
                                                     Amount            Value            Amount             Value
                                                     ------            -----            ------             -----
Financial assets:
   Cash and cash equivalents                      $  2,755,198    $  2,755,198       $  3,597,614      $  3,597,614
   Available-for-sale securities                    22,713,053      22,713,053         19,541,740        19,541,740
   Held-to-maturity securities                      22,839,596      22,845,398         16,034,740        16,047,468
   Federal Home Loan Bank stock                        300,900         300,900            280,100           280,100
   Loans                                            40,236,846      39,971,000         32,502,902        32,502,902*
   Accrued interest receivable                         746,601         746,601            519,793           519,793
   Cooperative Central Bank Reserve Fund Deposit       285,680         285,680            285,680           285,680

Financial liabilities:
   Deposits                                         66,205,112      66,298,000         64,781,669        64,781,669*
   Employee Stock Ownership Plan loan                  829,208         813,025

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 1.

* At September 30, 1995, the carrying values of total loans and total deposit liabilities approximated their estimated fair values.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:

                                                          1996          1995
                                                      -----------   ----------
Commitments to grant mortgage loans                    $1,781,455      385,000
Unadvanced funds on construction loans                    289,442      102,191
Unadvanced funds on home equity lines of credit         2,361,777    1,396,384
Unadvanced funds on commercial lines of credit            292,500      205,000
                                                     ------------   ----------
                                                       $4,725,174   $2,088,575
                                                       ==========   ==========

There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities as of September 30, 1996.

The Bank has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

NOTE 10 - CONVERSION
--------------------

On March 28, 1996, The Falmouth Co-Operative Bank converted from a mutual cooperative bank to a Massachusetts-chartered capital stock cooperative bank. The Bank issued 1,454,750 shares of common stock through a public offering which provided net proceeds of $13,743,649 after conversion costs of $803,851.

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $22,351,283 as of September 30, 1996.

NOTE 11 - EMPLOYMENT AGREEMENTS
-------------------------------

The Bank has employment agreements with its President and Chief Executive Officer and its Vice President and Treasurer. The employment agreements generally provide for the continued payment of specified compensation and benefits for specified periods after termination, unless the termination is for "cause" as defined in the employment agreements. The employment agreements provide for the payment, under certain circumstances, of lump-sum amounts upon termination following a "change in control" as defined in the Agreements. The employment agreements also provide for lump-sum payments in the event of the officers' voluntary termination of employment on the occurrence of certain specified events.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

The Bank is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying financial statements.

The Bank is obligated under a lease agreement covering the branch office located in East Falmouth, Massachusetts. This agreement is considered to be an operating lease. The lease term is for five years with three extension periods of five years each. The total minimum rental due in future periods under this agreement is as follows as of September 30, 1996:

           1997                                               $  20,000
           1998                                                  20,000
           1999                                                  20,000
           2000                                                  20,000
           2001                                                  20,000
                                                             ----------
           Total minimum lease payments                        $100,000
                                                               ========

The  lease  contains   provisions  for  escalation  of  minimum  lease  payments
contingent upon percentage increases in the consumer price index.

NOTE 13 - RECLASSIFICATION
--------------------------

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 14 - SUBSEQUENT EVENT, PLAN OF REORGANIZATION
--------------------------------------------------

As of November 25, 1996 the Bank entered into a Plan of Reorganization pursuant to which the Bank will become a wholly-owned subsidiary of a bank holding company which was newly formed for the purpose of effecting the Plan of Reorganization. The Plan of Reorganization is subject of the approval of the Bank's stockholders and regulators.

                                                                      APPENDIX A

================================================================================

























                           1997 STOCK OPTION PLAN FOR

                    OUTSIDE DIRECTORS, OFFICERS AND EMPLOYEES

                          OF FALMOUTH CO-OPERATIVE BANK





                         ------------------------------









                            Adopted November 19, 1996
                        Effective as of January 21, 1997



================================================================================



                                TABLE OF CONTENTS
                                                                                               Page
                                                                                               ----

                                    ARTICLE I


                                     PURPOSE
 Section 1.1       General Purpose of the Plan.................................................  1

                                   ARTICLE II

                                   DEFINITIONS
 Section 2.1       Bank........................................................................  1
 Section 2.2       Board.......................................................................  1
 Section 2.3       Change in Control...........................................................  1
 Section 2.4       Code........................................................................  2
 Section 2.5       Committee...................................................................  2
 Section 2.6       Company.....................................................................  2
 Section 2.7       Disability..................................................................  2
 Section 2.8       Disinterested Board Member..................................................  2
 Section 2.9       Effective Date..............................................................  3
 Section 2.10      Eligible Director...........................................................  3
 Section 2.11      Eligible Employee...........................................................  3
 Section 2.12      Employer....................................................................  3
 Section 2.13      Exchange Act................................................................  3
 Section 2.14      Exercise Price..............................................................  3
 Section 2.15      Fair Market Value...........................................................  3
 Section 2.16      Family Member...............................................................  3
 Section 2.17      Incentive Stock Option......................................................  3
 Section 2.18      Non-Qualified Stock Option..................................................  3
 Section 2.19      Option......................................................................  3
 Section 2.20      Option Period...............................................................  4
 Section 2.21      Person......................................................................  4
 Section 2.22      Plan........................................................................  4
 Section 2.23      Retirement..................................................................  4
 Section 2.24      Share.......................................................................  4

                                   ARTICLE III

                                AVAILABLE SHARES
 Section 3.1       Available Shares............................................................  4

                                   ARTICLE IV

                                 ADMINISTRATION
 Section 4.1       Committee...................................................................  4
 Section 4.2       Committee Action............................................................  5
 Section 4.3       Committee Responsibilities..................................................  5


                                       A-i




                                                                                              Page
                                                                                              ----

                                    ARTICLE V

                      STOCK OPTIONS FOR ELIGIBLE DIRECTORS
 Section 5.1       In General..................................................................  5
 Section 5.2       Exercise Price..............................................................  6
 Section 5.3       Option Period...............................................................  6

                                   ARTICLE VI

                      STOCK OPTIONS FOR ELIGIBLE EMPLOYEES
 Section 6.1       Size of Option..............................................................  7
 Section 6.2       Grant of Options............................................................  7
 Section 6.3       Exercise Price..............................................................  7
 Section 6.4       Option Period...............................................................  7
 Section 6.5       Required Regulatory Provisions..............................................  8
 Section 6.6       Additional Restrictions on Incentive Stock Options..........................  9

                                   ARTICLE VII

                              OPTIONS -- IN GENERAL
 Section 7.1       Method of Exercise.......................................................... 10
 Section 7.2       Limitations on Options...................................................... 10

                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION
 Section 8.1       Termination................................................................. 11
 Section 8.2       Amendment................................................................... 11
 Section 8.3       Adjustments in the Event of a Business Reorganization....................... 11

                                   ARTICLE IX

                                  MISCELLANEOUS
 Section 9.1       Status as an Employee Benefit Plan.......................................... 12
 Section 9.2       No Right to Continued Employment............................................ 12
 Section 9.3       Construction of Language.................................................... 12
 Section 9.4       Governing Law............................................................... 12
 Section 9.5       Headings.................................................................... 13
 Section 9.6       Non-Alienation of Benefits.................................................. 13
 Section 9.7       Taxes....................................................................... 13
 Section 9.8       Required Approvals.......................................................... 13
 Section 9.9       Notices..................................................................... 13

                             1997 Stock Option Plan

                                       for

                    Outside Directors, Officers and Employees

                                       of

                           Falmouth Co-operative Bank



                                    ARTICLE I

                                     PURPOSE


                  Section 1.1 General Purpose of the Plan.

                  The purpose of the Plan is to promote the growth and profitability of Falmouth Co-operative Bank, to provide eligible directors, certain key officers and employees of Falmouth Co-operative Bank and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in Falmouth Co-operative Bank.



                                   ARTICLE II

                                   DEFINITIONS


                  The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

                  Section  2.1  Bank  means   Falmouth   Co-operative   Bank,  a
cooperative bank chartered under the laws of the Commonwealth of Massachusetts, and any successor thereto.

                  Section 2.2 Board means the board of directors of the Company.

                  Section 2.3 Change in Control means any of the following events:

               (a) the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) any group constituting a person in which employees of the Company are substantial members, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 25% or more of the combined voting power of all of the Company's then outstanding securities; or

               (b) the occurrence of any event upon which the individuals who on the date the Plan is adopted are members of the Board, together with individuals whose election by the

         Board or nomination for election by the Company's stockholders was approved by the affirmative vote of at least two-thirds of the members of the Board then in office who were either members of the Board on the date this Plan is adopted or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                  (c)      the shareholders of the Company approve either:

                           (i) a merger or consolidation of the Company with any
                  other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                                    (A) either  (I) the  members of the Board of
                           the Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (II) the shareholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Company immediately before such merger or consolidation; and

                                    (B)  the  entity  which  results  from  such
                           merger or consolidation expressly agrees in writing to assume and perform the Company's obligations under the Plan; or

                    (ii) a plan of  complete  liquidation  of the  Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or

               (d) any event that would be described in section  2.3(a),  (b) or
          (c) if "the Bank" were substituted for "the Company" therein.

                  Section 2.4 Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

                  Section 2.5 Committee means the Committee described in section 4.1.

                  Section 2.6       Company means:

               (a) for so long as Falmouth Co-operative Bank is not a wholly owned subsidiary of a parent holding company, Falmouth Co-operative Bank; and

               (b) from and after the date on which Falmouth Co-operative Bank becomes a wholly owned subsidiary of a parent holding company, such parent holding company.

                  Section 2.7 Disability means a condition of total incapacity, mental or physical, for further performance of duty with the Company which the Committee shall have determined, on the basis of competent medical evidence, is likely to be permanent.

                  Section 2.8 Disinterested Board Member means a member of the Board who (a) is not a current employee of the Company or a subsidiary, (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, (c) has not been an officer of the Company, (d) does not receive remuneration from the Company or a subsidiary, either directly or indirectly, in any capacity other than as a director and (e) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) or (b) of the proxy solicitation rules of the Securities and Exchange Commission. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act.

                  Section 2.9 Effective Date means January 21, 1997, provided that the Plan shall then or thereafter be approved by the Commissioner of Banks of the Commonwealth of Massachusetts.

                  Section 2.10 Eligible Director means a member of the board of directors of an Employer who is not also an employee or an officer of an Employer.

                  Section 2.11 Eligible Employee means any employee whom the Committee may determine to be a key officer or employee of an Employer and select to receive a grant of an Option pursuant to the Plan.

                  Section 2.12 Employer means the Company, the Bank and any successor thereto and, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, any other savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution.

                  Section 2.13 Exchange Act means the Securities Exchange Act of 1934, as amended.

                  Section 2.14 Exercise Price means the price per Share at which Shares subject to an Option may be purchased upon exercise of the Option, determined in accordance with section 5.4.

                  Section 2.15 Fair Market Value means, with respect to a Share on a specified date:

               (a) the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the Shares are listed or admitted to trading; or

               (b) if the Shares are not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a Share on such date on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or

               (c) if sections 2.15(a) and (b) are not applicable, the fair market value of a Share as the Committee may determine.

                  Section 2.16 Family Member means the spouse, parent, child or sibling of an Eligible Director or Eligible Employee.

                  Section 2.17 Incentive Stock Option means a right to purchase Shares that is granted to Eligible Employees pursuant to section 6.1, that is designated by the Committee to be an Incentive Stock Option and that is intended to satisfy the requirements of section 422 of the Code.

                  Section 2.18 Non-Qualified Stock Option means a right to purchase Shares that is granted pursuant to sections 5.1 or 6.1. For Eligible
Employees, an Option will be a Non-Qualified Stock Option (a) if it is not designated by the Committee to be an Incentive Stock Option, or (b) to the extent that it does not satisfy the requirements of section 422 of the Code.

                  Section 2.19 Option means either an Incentive Stock Option or a Non-Qualified Stock Option.

                  Section 2.20 Option Period means the period during which an Option may be exercised, determined in accordance with sections 5.3 and 6.4.

                  Section 2.21 Person means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

                  Section 2.22 Plan means the 1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank, as amended from time to time.

                  Section 2.23 Retirement means retirement at or after the normal or early retirement date set forth in any tax-qualified retirement plan of the Bank.

                  Section 2.24 Share means a share of Common Stock, par value $.10 per share, of Falmouth Co-operative Bank.



                                   ARTICLE III

                                AVAILABLE SHARES


                  Section 3.1 Available Shares.

                  Subject to section 8.3, the maximum aggregate number of Shares with respect to which Options may be granted at any time shall be equal to the excess of:

                  (a)      145,475 Shares; over

                  (b)      the sum of:

                         (i)  the  number  of  Shares  with   respect  to  which
                    previously granted Options may then or in the future be exercised; plus

                         (ii) the number of Shares with respect to which previously granted Options have been exercised.

A maximum aggregate of 101,833 Shares may be granted to Eligible Employees and a maximum aggregate of 43,642 Shares may be granted to Eligible Directors. For purposes of this section 3.1, an Option shall not be considered as having been exercised to the extent that such Option terminates by reason other than the purchase of related Shares; provided, however, that for purposes of meeting the requirements of section 162(m) of the Code, no Eligible Employee who is a covered employee under section 162(m) of the Code shall receive a grant of Options in excess of the amount specified under this section 3.1, computed as if any Option which is cancelled reduced the maximum number of Shares.



                                   ARTICLE IV

                                 ADMINISTRATION


                  Section 4.1 Committee.

                  The  Plan  shall  be   administered  by  the  members  of  the
Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested

Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members.


                  Section 4.2 Committee Action.

                  The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any Person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.


                  Section 4.3 Committee Responsibilities.

                  Subject to the terms and conditions of the Plan and such limitations as may be imposed from time to time by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

               (a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan, the number of Shares subject to the Options, if any, to be granted, and the terms and conditions thereof;

               (b) to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan; and

               (c) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.



                                    ARTICLE V

                      STOCK OPTIONS FOR ELIGIBLE DIRECTORS


                  Section 5.1 In General.

                  (a) On the Effective Date, each Eligible Director shall be granted an Option to purchase a number of Shares to be determined by the Committee in consultation with an employee benefits consultant and not to exceed 7,273 for any individual Eligible Director and 43,642 for all Eligible Directors in the aggregate.

                  (b) Any Option granted under this section 5.1 shall be evidenced by a written agreement which shall specify the number of Shares covered by the Option, the Exercise Price for the Shares subject to the Option and the Option Period, all as determined pursuant to this Article V. The Option agreement shall also set forth specifically or incorporate by reference the applicable provisions of the Plan.

                  Section 5.2       Exercise Price.

                  The price per Share at which an Option granted to an Eligible Director under section 5.1 may be exercised shall be the Fair Market Value of a Share on the date on which the Option is granted.


                  Section 5.3       Option Period.

                  (a) Subject to section 5.3(b), the Option Period during which an Option granted to an Eligible Director under section 5.1 may be exercised shall commence on the date the Option is granted and shall expire on the earlier of:

               (i) removal for cause in accordance  with the Employer's  bylaws;
          or

               (ii) the last day of the ten-year period commencing on the date on which the Option was granted.

                  (b) During the Option Period, the maximum number of Shares as to which an outstanding Option may be exercised shall be as follows:

               (i) prior to the first anniversary of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option shall not be exercisable;

               (ii) on and after the first anniversary, but prior to the second anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of twenty percent (20%) of the Shares subject to the Option;

               (iii) on and after the second anniversary, but prior to the third anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of forty percent (40%) of the Shares subject to the Option when granted, including in such number any optioned Shares purchased prior to such second anniversary;

               (iv) on and after the third anniversary, but prior to the fourth anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of sixty percent (60%) of the Shares subject to the Option when granted, including in such number any optioned Shares purchased prior to such third anniversary;

               (v) on and after the fourth anniversary, but prior to the fifth anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of eighty percent (80%) of the Shares subject to the Option when granted, including in such number any optioned Shares purchased prior to such fourth anniversary; and

               (vi) on and after the fifth anniversary of the date on which the Plan is approved by shareholders pursuant to section 9.8 and for the remainder of the Option Period, the Option may be exercised as to the entire number of optioned Shares not theretofore purchased;

provided, however, that such an Option shall become fully exercisable, and all optioned Shares not previously purchased shall become available for purchase, on the date of the Option holder's death or Disability, Retirement or Change in Control, in each case while the Option holder is an Eligible Director.

                                   ARTICLE VI

                      STOCK OPTIONS FOR ELIGIBLE EMPLOYEES


                  Section 6.1 Size of Option.

                  Subject to sections 6.2 and 6.5 and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Employee may be granted Options shall be determined by the Committee, in its discretion. Except as provided in section 6.5, the maximum number of Shares that may be optioned to any one individual under this Plan during its entire duration shall be the entire number of Shares available under section 3.1 of the Plan.


                  Section 6.2 Grant of Options.

                  (a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Employee an Option to purchase Shares. The Option for such Eligible Employee must be designated as either an Incentive Stock Option or a Non-Qualified Stock Option and, if not designated as either, shall be a Non-Qualified Stock Option.

                  (b) Any Option granted under this section 6.2 shall be evidenced by a written agreement which shall:

                    (i) specify the number of Shares covered by the Option;

                    (ii) specify the Exercise  Price,  determined  in accordance with section 6.3, for the Shares subject to the Option;

                    (iii) specify the Option Period determined in accordance with section 6.4;

                    (iv) set forth  specifically or incorporate by reference the applicable provisions of the Plan; and

                    (v) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe with respect to an Option granted to an Eligible Employee.


                  Section 6.3 Exercise Price.

                  The price per Share at which an Option granted to an Eligible Employee may be exercised shall be determined by the Committee, in its discretion; provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Option is granted.


                  Section 6.4 Option Period.

                  Subject to section 6.5, the Option Period during which an Option granted to an Eligible Employee may be exercised shall commence on the date specified by the Committee in the Option agreement and shall expire on the date specified in the Option agreement or, if no date is specified, on the earliest of:

                  (a) the close of business on the last day of the three-month period commencing on the date of the Eligible Employee's termination of employment with the Employer, other than on account of death or Disability, Retirement or a Termination for Cause;

               (b) the close of business on the last day of the one-year period commencing on the date of the Eligible Employee's termination of employment with all Employers due to death, Disability or Retirement;

               (c) the date and time when the Eligible Employee ceases to be an employee of all Employers due to a Termination for Cause; and

               (d) the last day of the ten-year period commencing on the date on which the Option was granted.


                  Section 6.5 Required Regulatory Provisions.

                  Notwithstanding anything contained herein to the contrary:

               (a) no Option shall be granted to an Eligible Employee under the Plan prior to shareholder approval under section 9.8.

               (b) no Eligible Employee may be granted Options to purchase more than 36,368 Shares.

               (c) each Option granted to an Eligible Employee shall become exercisable as follows:

                    (i) prior to the first  anniversary of the date on which the
               Plan is approved by shareholders pursuant to section 9.8, the Option shall not be exercisable;

                    (ii) on and after the  first  anniversary,  but prior to the second anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of twenty percent (20%) of the Shares subject to the Option when granted;

                    (iii) on and after the second anniversary,  but prior to the third anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of forty percent (40%) of the Shares subject to the Option when granted, including in such forty percent (40%) any optioned Shares purchased prior to such second anniversary;

                    (iv) on and after the  third  anniversary,  but prior to the fourth anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of sixty percent (60%) of the Shares subject to the Option when granted, including in such sixty percent (60%) any optioned Shares purchased prior to such third anniversary;

                    (v) on and after the  fourth  anniversary,  but prior to the fifth anniversary, of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Option may be exercised as to a maximum of eighty percent (80%) of the Shares subject to the Option when granted, including in such eighty percent (80%) any optioned Shares purchased prior to such fourth anniversary; and

                    (vi) on and after the fifth anniversary of the date on which the Plan is approved by shareholders pursuant to section 9.8 and for the remainder of the Option Period, the Option may be exercised as to the entire number of optioned Shares not theretofore purchased;

               provided, however, that such an Option shall become fully exercisable, and all optioned Shares not previously purchased shall become available for purchase, on the date of the Option holder's death or Disability, Retirement or Change in Control, in each case while the Option holder is an Eligible Employee.


                  Section  6.6  Additional   Restrictions   on  Incentive  Stock
Options.

                  In addition to the limitations of section 7.2, an Option granted to an Eligible Employee designated by the Committee to be an Incentive Stock Option shall be subject to the following limitations:

          (a) If, for any calendar year, the sum of (i) plus (ii) exceeds $100,000, where (i) equals the Fair Market Value (determined as of the date of the grant) of Shares subject to an Option intended to be an Incentive Stock Option which first become available for purchase during such calendar year, and (ii) equals the Fair Market Value (determined as of the date of grant) of Shares subject to any other options intended to be Incentive Stock Options and previously granted to the same Eligible Employee which first become exercisable in such calendar year, then that number of Shares optioned which causes the sum of (i) and (ii) to exceed $100,000 shall be deemed to be Shares optioned pursuant to a Non-Qualified Stock Option or Non-Qualified Stock Options, with the same terms as the Option or Options intended to be an Incentive Stock Option;

          (b) The Exercise Price of an Incentive Stock Option granted to an Eligible Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company shall not be less than 110% of the Fair Market Value of a Share, and if an Option designated as an Incentive Stock Option shall be granted at an Exercise Price that does not satisfy this requirement, the designated Exercise Price shall be observed and the Option shall be treated as a Non- Qualified Stock Option;

          (c) The Option Period of an Incentive Stock Option granted to an Eligible Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company, shall expire no later than the fifth anniversary of the date on which the Option was granted, and if an Option designated as an Incentive Stock Option shall be granted for an Option Period that does not satisfy this requirement, the designated Option Period shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

          (d) An Incentive Stock Option that is exercised during its designated Option Period but more than:

               (i) three (3) months after the termination of employment with the Company, a parent or a subsidiary (other than on account of disability within the meaning of section 22(e)(3) of the Code or death) of the Eligible Employee to whom it was granted; and

               (ii)  one  (1)  year  after  such  individual's   termination  of
          employment with the Company, a parent or a subsidiary due to disability (within the meaning of section 22(e)(3) of the Code);

     may be exercised in accordance with its terms but shall at the time of exercise be treated as a Non-Qualified Stock Option; and

          (e) Except with the prior written approval of the Committee, no individual shall dispose of Shares acquired pursuant to the exercise of an Incentive Stock Option until after the later of (i) the second anniversary of the date on which the Incentive Stock Option was granted, or (ii) the first anniversary of the date on which the Shares were acquired.

                                   ARTICLE VII

                              OPTIONS -- IN GENERAL


                  Section 7.1       Method of Exercise.

                  (a) Subject to the limitations of the Plan and the Option agreement, an Option holder may, at any time during the Option Period, exercise his or her right to purchase all or any part of the Shares to which the Option relates; provided, however, that the minimum number of Shares which may be purchased at any time shall be 100, or, if less, the total number of Shares relating to the Option which remain unpurchased. An Option holder shall exercise an Option to purchase Shares by:

          (i) giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his or her intent to exercise the Option;

          (ii) delivering to the Committee full payment, consistent with section 7.1(b), for the Shares as to which the Option is to be exercised; and

          (iii) satisfying such other conditions as may be prescribed in the Option agreement.

                  (b) The Exercise Price of Shares to be purchased upon exercise of any Option shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or, if and to the extent permitted by the Committee, by one or more of the following: (i) in the form of Shares already owned by the Option holder having an aggregate Fair Market Value on the date the Option is exercised equal to the aggregate Exercise Price to be paid;
(ii) by requesting the Company to cancel without payment Options outstanding to such Person for that number of Shares whose aggregate Fair Market Value on the date of exercise, when reduced by their aggregate Exercise Price, equals the aggregate Exercise Price of the Options being exercised; or (iii) by a combination thereof. Payment for any Shares to be purchased upon exercise of an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

                  (c) When the requirements of sections 7.1(a) and (b) have been satisfied, the Committee shall take such action as is necessary to cause the issuance of a stock certificate evidencing the Option holder's ownership of such Shares. The Person exercising the Option shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date as of which such Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected, except as may be required under section 8.3.


                  Section 7.2       Limitations on Options.

                  (a) An Option by its terms shall not be transferable by the Option holder other than to Family Members or by will or by the laws of descent and distribution and shall be exercisable, during the lifetime of the Option holder, only by the Option holder or a Family Member. Any such transfer shall be effected by written notice to the Company given in such form and manner as the Committee may prescribe and shall be recognized only if such notice is received by the Company prior to the death of the person giving it. Thereafter, the transferee shall have, with respect to such Option, all of the rights, privileges and obligations which would attach thereunder to the transferor if the Option were issued to such transferor. If a privilege of the Option depends on the life, employment or other status of the transferor, such privilege of the Option for the transferee shall continue to depend on the life, employment or other status of the transferor.

The Committee shall have full and exclusive authority to interpret and apply the provisions of this Plan to transferees to the extent not specifically described herein. Notwithstanding the foregoing, an Incentive Stock Option is not transferable by an Eligible Employee other than by will or the laws of descent and distribution, and is exercisable, during his lifetime, solely by him.

                  (b) The Company's obligation to deliver Shares with respect to an Option shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Option holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to
(i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.



                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION


                  Section 8.1       Termination.

                  The Board may suspend or terminate the Plan in whole or in part at any time prior to the tenth anniversary of the Effective Date by giving written notice of such suspension or termination to the Committee. Unless sooner terminated, the Plan shall terminate automatically on the day preceding the tenth anniversary of the Effective Date. In the event of any suspension or termination of the Plan, all Options theretofore granted under the Plan that are outstanding on the date of such suspension or termination of the Plan shall remain outstanding and exercisable for the period and on the terms and conditions set forth in the Option agreements evidencing such Options.


                  Section 8.2       Amendment.

                  The Board may amend or revise the Plan in whole or in part at any time; provided, however, that, to the extent required to comply with section 162(m) of the Code, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the holders of a majority of the voting shares of the Company.


                  Section   8.3   Adjustments   in  the  Event  of  a   Business
Reorganization.

                  (a) In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of Shares held by each Person who is then a holder of record of Shares, the number of Shares covered by each outstanding Option and the number of Shares available pursuant to section 3.1 shall be adjusted to account for such event. Such adjustment shall be effected by multiplying such number of Shares by an amount equal to the number of Shares that would be owned after such event by a Person who, immediately prior to such event, was the holder of record of one Share, and the Exercise Price of the Options shall be adjusted by dividing the Exercise Price by such number of Shares; provided, however, that the Committee may, in its discretion, establish another appropriate method of adjustment.

                  (b) In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any Options granted under the Plan which remain outstanding may be cancelled as of the effective date of such merger, consolidation, business reorganization, liquidation or sale by the Board upon 30 days' written notice to the Option holder; provided, however, that on or as soon as practicable following the date of cancellation, each Option holder shall receive a monetary payment in such amount, or other property of such kind and value, as the Board determines in good faith to be equivalent in value to the Options that have been cancelled.

                  (c) In the event that the Company shall declare and pay any dividend with respect to Shares (other than a dividend payable in Shares) which results in a nontaxable return of capital to the holders of Shares for federal income tax purposes or otherwise than by dividend makes a distribution of property to the holders of its Shares, the Company shall make an equivalent payment to each Person holding an outstanding Option as of the record date for such dividend. Such payment shall be made at substantially the same time, in substantially the same form and in substantially the same amount per optioned Share as the dividend or other distribution paid with respect to outstanding Shares; provided, however, that if any dividend or distribution on outstanding Shares is paid in property other than cash, the Company, in its discretion applied uniformly to all outstanding Options, may make such payment in a cash amount per optioned Share equal in fair market value to the fair market value of the non-cash dividend or distribution.



                                   ARTICLE IX

                                  MISCELLANEOUS


                  Section 9.1 Status as an Employee Benefit Plan.

                  This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Code or to satisfy the definitional requirements for an "employee benefit plan" under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.


                  Section 9.2 No Right to Continued Employment.

                  Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Eligible Director or Eligible Employee any right to a continuation of his or her position as a director or employee of the Company. The Employers reserve the right to remove any Eligible Director or dismiss any Eligible Employee or otherwise deal with any Eligible Director or Eligible Employee to the same extent as though the Plan had not been adopted.


                  Section 9.3 Construction of Language.

                  Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or section number shall refer to an Article or section of this Plan unless otherwise indicated.


                  Section 9.4 Governing Law.

                  The Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

                  Section 9.5 Headings.

                  The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.


                  Section 9.6 Non-Alienation of Benefits.

                  The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts, except to the extent provided in a qualified domestic relations order as defined in section 414(p) of the Code.


                  Section 9.7 Taxes.

                  The Company shall have the right to deduct from all amounts paid by the Company in cash with respect to an Option under the Plan any taxes required by law to be withheld with respect to such Option. Where any Person is entitled to receive Shares pursuant to the exercise of an Option, the Company shall have the right to require such Person to pay the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

                  Section 9.8 Required Approvals.

                  The Plan shall not be effective or implemented unless approved by affirmative vote of the holders of a majority of the Shares entitled to vote at a meeting duly called and held for such purpose. The effectiveness of the Plan and any awards made hereunder shall be conditioned upon approval of the Plan by the Commissioner of Banks of the Commonwealth of Massachusetts.


                  Section 9.9 Notices.

                  Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

                    (a) If to the Committee:

                           Compensation Committee
                           c/o  Falmouth Co-operative Bank
                           20 Davis Straits
                           Falmouth, Massachusetts  02340

                           Attention:  Clerk

                    (b) If to an Option holder,  to the Option holder's  address as shown in the Employer's records.

                                                                      APPENDIX B


================================================================================











                     1997 RECOGNITION AND RETENTION PLAN FOR

                    OUTSIDE DIRECTORS, OFFICERS AND EMPLOYEES

                                       OF

                           FALMOUTH CO-OPERATIVE BANK






                         ------------------------------










                          Adopted on November 19, 1996
                        Effective as of January 21, 1997


================================================================================


                       TABLE OF CONTENTS
                                                                                                      Page

                                    ARTICLE I

                                     PURPOSE

Section 1.1       General Purpose of the Plan..........................................................  1


                                   ARTICLE II

                                   DEFINITIONS

Section 2.1       Award................................................................................  1
Section 2.2       Award Date...........................................................................  1
Section 2.3       Bank.................................................................................  1
Section 2.4       Beneficiary..........................................................................  1
Section 2.5       Board................................................................................  1
Section 2.6       Change of Control....................................................................  1
Section 2.7       Code.................................................................................  2
Section 2.8       Committee............................................................................  2
Section 2.9       Company..............................................................................  2
Section 2.10      Disability...........................................................................  3
Section 2.11      Disinterested Board Member...........................................................  3
Section 2.12      Effective Date.......................................................................  3
Section 2.13      Eligible Director....................................................................  3
Section 2.14      Eligible Employee....................................................................  3
Section 2.15      Employer.............................................................................  3
Section 2.16      Exchange Act.........................................................................  3
Section 2.17      Person...............................................................................  3
Section 2.18      Plan.................................................................................  3
Section 2.19      Share................................................................................  3
Section 2.20      Trust................................................................................  3
Section 2.21      Trust Agreement......................................................................  3
Section 2.22      Trust Fund...........................................................................  3
Section 2.23      Trustee..............................................................................  3


                                   ARTICLE III

                           SHARES AVAILABLE UNDER PLAN

Section 3.1       Shares Available Under Plan..........................................................  4




                                       B-i




                                                                                                      Page
                                                                                                      ----

                                   ARTICLE IV

                                 ADMINISTRATION

Section 4.1       Committee............................................................................  4
Section 4.2       Committee Action.....................................................................  4
Section 4.3       Committee Responsibilities...........................................................  4


                                    ARTICLE V

                                 THE TRUST FUND

Section 5.1       Contributions........................................................................  5
Section 5.2       The Trust Fund.......................................................................  5
Section 5.3       Investments..........................................................................  5


                                   ARTICLE VI

                                     AWARDS

Section 6.1       To Eligible Directors................................................................  5
Section 6.2       To Eligible Employees................................................................  5
Section 6.3       Awards in General....................................................................  6
Section 6.4       Share Allocations....................................................................  6
Section 6.5       Dividend Rights......................................................................  6
Section 6.6       Voting Rights........................................................................  6
Section 6.7       Tender Offers........................................................................  7
Section 6.8       Limitations on Awards................................................................  7


                                   ARTICLE VII

                       VESTING AND DISTRIBUTION OF SHARES

Section 7.1       Vesting of Shares Granted to Eligible Directors......................................  8
Section 7.2       Vesting of Shares Granted to Eligible Employees......................................  8
Section 7.3       Designation of Beneficiary...........................................................  8
Section 7.4       Manner of Distribution...............................................................  9
Section 7.5       Taxes................................................................................  9





                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

Section 8.1       Termination..........................................................................  9

                                      B-ii




                                                                                                      Page
                                                                                                      ----

Section 8.2       Amendment............................................................................  9
Section 8.3       Adjustments in the Event of a Business Reorganization................................  9


                                   ARTICLE IX

                                  MISCELLANEOUS

Section 9.1       Status as an Employee Benefit Plan................................................... 10
Section 9.2       No Right to Continued Employment..................................................... 10
Section 9.3       Construction of Language............................................................. 10
Section 9.4       Governing Law........................................................................ 10
Section 9.5       Headings............................................................................. 11
Section 9.6       Non-Alienation of Benefits........................................................... 11
Section 9.7       Notices.............................................................................. 11
Section 9.8       Required Approvals................................................................... 11



                                      B-iii

                       1997 RECOGNITION AND RETENTION PLAN
                  FOR OUTSIDE DIRECTORS, OFFICERS AND EMPLOYEES
                                       OF
                           FALMOUTH CO-OPERATIVE BANK



                                    ARTICLE I

                                     PURPOSE


                  Section 1.1   General Purpose of the Plan.

                  The purpose of the Plan is to promote the growth and profitability of Falmouth Co-operative Bank and to provide eligible directors, certain key officers and employees of Falmouth Co-operative Bank with an incentive to achieve corporate objectives, to attract and retain directors, key officers and employees of outstanding competence and to provide such directors, officers and employees with an equity interest in Falmouth Co-operative Bank.



                                   ARTICLE II

                                   DEFINITIONS


                  The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

                  Section 2.1 Award means a grant of Shares to an Eligible Director or Eligible Employee pursuant to section 6.1 or 6.2.

                  Section 2.2 Award Date means, with respect to a particular Award, the date specified by the Committee in the notice of the Award issued to the Eligible Director or Eligible Employee by the Committee, pursuant to section
6.1 or 6.2.

                  Section 2.3 Bank means Falmouth Co-operative Bank, a stock cooperative bank chartered under the laws of the Commonwealth of Massachusetts, and any successor thereto.

                  Section 2.4 Beneficiary means the Person designated by an Eligible Director or Eligible Employee pursuant to section 7.3, to receive distribution of any Shares available for distribution to such Eligible Director or Eligible Employee, in the event such Eligible Director or Eligible Employee dies prior to receiving distribution of such Shares.

                  Section 2.5 Board means the Board of Directors of the Company.

                  Section 2.6 Change of Control means any of the following events:

                  (a) the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities
         Exchange Act of 1934, as amended ("Exchange Act")), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) any group constituting a person in which employees of the Company are substantial members, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 25% or more of the combined voting power of all of the Company's then outstanding securities; or

                  (b) the occurrence of any event upon which the individuals who on the date the Plan is adopted are members of the Board, together with individuals whose election by the Board or nomination for election by the Company's stockholders was approved by the affirmative vote of at least two-thirds of the members of the Board then in office who were either members of the Board on the date this Plan is adopted or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
         Act); or

                  (c)      the shareholders of the Company approve either:

                           (i) a merger or consolidation of the Company with any
                  other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                                    (A) either  (I) the  members of the Board of
                           the Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (II) the shareholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Company immediately before such merger or consolidation; and

                                    (B)  the  entity  which  results  from  such
                           merger or consolidation expressly agrees in writing to assume and perform the Company's obligations under the Plan; or

                            (ii) a plan of complete  liquidation  of the Company
                   or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or

                  (d) any event that would be described in section 2.6(a), (b) or (c) if "the Bank" were substituted for "the Company" therein.

                  Section 2.7 Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

                  Section 2.8 Committee means the Committee described in section 4.1.

                  Section 2.9  Company means:

                   (a) for so  long  as  Falmouth  Co-operative  Bank,  is not a
         wholly  owned  subsidiary  of  a  parent  holding   company,   Falmouth
         Co-operative Bank; and

                  (b) from and after the date on which Falmouth Co-operative Bank becomes a wholly owned subsidiary of a parent holding company, such parent holding company.

                  Section 2.10 Disability means a condition of total incapacity, mental or physical, for further performance of duty with the Company which the Committee shall have determined, on the basis of competent medical evidence, is likely to be permanent.

                  Section 2.11 Disinterested Board Member means a member of the Board who (a) is not a current employee of the Company or a subsidiary, (b) does not receive remuneration from the Company or a subsidiary, either directly or indirectly, in any capacity other than as a director and (c) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) or
(b) of the proxy solicitation rules of the Securities and Exchange Commission. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of Rule 16b-3 promulgated under the Exchange Act.

                  Section 2.12 Effective Date means January 21, 1997, provided that the Plan shall then or thereafter be approved by the Commissioner of Banks of the Commonwealth of Massachusetts.

                  Section 2.13 Eligible Director means a member of the board of directors of the Employer who is not also an employee of any Employer.

                  Section 2.14 Eligible Employee means any employee whom the Committee may determine to be a key officer or employee of the Employer and select to receive an Award pursuant to the Plan.

                  Section 2.15 Employer means the Company, the Bank and any successor thereto and, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, any other savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution.

                  Section 2.16 Exchange Act means the Securities and Exchange Act of 1934, as amended.

                  Section 2.17 Person means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

                  Section 2.18 Plan means the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank as amended from time to time.

                  Section 2.19 Share means a share of common stock of Falmouth Co-operative Bank, par value $.10 per share.

                  Section 2.20 Trust means the legal relationship created by the Trust Agreement pursuant to which the Trustee holds the Trust Fund in trust. The Trust may be referred to as the "Recognition and Retention Plan Trust of Falmouth Co-operative Bank."

                  Section 2.21 Trust Agreement means the agreement between Falmouth Co-operative Bank and the Trustee therein named or its successor pursuant to which the Trust Fund shall be held in trust.

                  Section 2.22 Trust Fund means the corpus (consisting of contributions paid over to the Trustee, and investments thereof), and all earnings, appreciations or additions thereof and thereto, held by the Trustee under the Trust Agreement in accordance with the Plan, less any depreciation thereof and any payments made therefrom pursuant to the Plan.

                  Section 2.23 Trustee means the Trustee of the Trust Fund from time to time in office. The Trustee shall serve as Trustee until it is removed or resigns from office and is replaced by a successor Trustee or Trustees appointed by Falmouth Co-operative Bank.

                                   ARTICLE III

                           SHARES AVAILABLE UNDER PLAN


                   Section 3.1 Shares Available Under Plan.

                  The maximum number of Shares under the Plan shall be 58,190. An aggregate maximum of 17,457 Shares may be granted to Eligible Directors, with a maximum of 2,909 granted to any one Eligible Director.



                                   ARTICLE IV

                                 ADMINISTRATION


                   Section 4.1 Committee.

                  The Plan shall be administered by the members of the Compensation Committee of Falmouth Co-operative Bank who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members.


                   Section 4.2 Committee Action.

                  The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any Person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.


                  Section 4.3   Committee Responsibilities.

                  Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

                  (a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for Awards under the Plan, the amount of Shares, if any, to be granted pursuant to an Award, and the terms and conditions of such Award;

                   (b) to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan; and

                   (c) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

                                    ARTICLE V

                                 THE TRUST FUND


                   Section 5.1 Contributions.

                  The Company shall contribute, or cause to be contributed, to the Trust, from time to time, such amounts of money or property as shall be determined by the Board, in its discretion. No contributions by Eligible Directors or Eligible Employees shall be permitted.


                   Section 5.2 The Trust Fund.

                  The Trust Fund shall be held and invested under the Trust Agreement with the Trustee. The provisions of the Trust Agreement shall include provisions conferring powers on the Trustee as to investment, control and disbursement of the Trust Fund, and such other provisions not inconsistent with the Plan as may be prescribed by or under the authority of the Board. No bond or security shall be required of any Trustee at any time in office.


                   Section 5.3 Investments.

                  The Trustee shall invest the Trust Fund in Shares and in such other investments as may be permitted under the Trust Agreement, including savings accounts, time or other interest bearing deposits in or other interest bearing obligations of the Company, in such proportions as shall be determined by the Committee; provided, however, that in no event shall the Trust Fund be used to purchase more than 58,190 Shares. Notwithstanding the immediately preceding sentence, the Trustee may temporarily invest the Trust Fund in short-term obligations of, or guaranteed by, the U.S. Government or an agency thereof, or the Trustee may retain the Trust Fund uninvested or may sell assets of the Trust Fund to provide amounts required for purposes of the Plan.



                                   ARTICLE VI

                                     AWARDS


                   Section 6.1 To Eligible Directors.

                  On the Effective Date, each Person who is then an Eligible Director shall be granted an Award of a number of Shares to be determined by the Committee in consultation with an employee benefits consultant and not to exceed 2,909 for any individual Eligible Director and 17,457 for all Eligible Directors in the aggregate.


                   Section 6.2 To Eligible Employees.

                  Subject to section 6.8 and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Employee may be granted an Award shall be determined by the Committee in its discretion; provided however, that in no event shall the number of Shares allocated to an Eligible Employee in an Award exceed the number of Shares then held in the Trust and not allocated in connection with other Awards.

                   Section 6.3 Awards in General.

                  Any Award shall be evidenced by a written notice issued by the Committee to the Eligible Director or Eligible Employee, which notice shall:

                   (a) specify the number of Shares covered by the Award;

                   (b) specify the Award Date;

                   (c) specify the dates on which such Shares shall become available for distribution to the Eligible Director or Eligible Employee, in accordance with sections 7.1 and 7.2; and

                   (d) contain such other terms and conditions not inconsistent with the Plan as the Board may, in its discretion, prescribe.


                   Section 6.4 Share Allocations.

                  Upon the grant of an Award to an Eligible Director or Eligible Employee, the Committee shall notify the Trustee of the Award and of the number of Shares subject to the Award. Thereafter, until such time as the Shares subject to such Award become vested or are forfeited, the books and records of the Trustee shall reflect that such number of Shares are being held for the benefit of the Award recipient.


                   Section 6.5 Dividend Rights.

                  (a) Any cash dividends or distributions declared and paid with respect to Shares in the Trust Fund that are, as of the record date for such dividend, allocated to an Eligible Director or Eligible Employee in connection with an Award shall be promptly paid to such Eligible Director or Eligible Employee. Any cash dividends declared and paid with respect to Shares that are not, as of the record date for such dividend, allocated to any Eligible Director or Eligible Employee in connection with any Award shall, at the direction of the Committee, be held in the Trust or used to pay the administrative expenses of the Plan, including any compensation due to the Trustee.

                  (b) Any dividends or distributions declared and paid with respect to Shares in property other than cash shall be held in the Trust Fund. If, as of the record date for such dividend or distribution, the Shares with respect to which it is paid are allocated to an Eligible Director or Eligible Employee in connection with an Award, the property so distributed shall be similarly allocated such Eligible Director or Eligible Employee in connection with such Award and shall be held for distribution or forfeiture in accordance with the terms and conditions of the Award.


                   Section 6.6 Voting Rights.

                  (a) Each Eligible Director or Eligible Employee to whom an Award has been made that is not fully vested shall have the right to direct the manner in which all voting rights appurtenant to the Shares related to such Award will be exercised while such Shares are held in the Trust Fund. Such a direction shall be given by completing and filing, with the inspector of elections, the Trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction, a written direction in the form and manner prescribed by the Committee. If no such direction is given by an Eligible Director or Eligible Employee, then the voting rights appurtenant to the Shares allocated to him shall not be exercised.

                  (b) To the extent that the Trust Fund contains Shares that are not allocated in connection with an Award, all voting rights appurtenant to such Shares shall be exercised by the Trustee in such manner as the Committee shall direct to reflect the voting directions given by Eligible Director or Eligible Employees with respect to Shares allocated in connection with their Awards.

                  (c) The Committee shall furnish, or cause to be furnished, to each Eligible Director or Eligible Employee, all annual reports, proxy materials and other information furnished by the Company, or by any proxy solicitor, to the holders of Shares.


                   Section 6.7 Tender Offers.

                  (a) Each Eligible Director or Eligible Employee to whom an Award has been made that is not fully vested shall have the right to direct, with respect to the Shares related to such Award, the manner of response to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction shall be given by completing and filing, with the inspector of elections, the Trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction, a written direction in the form and manner prescribed by the Committee. If no such direction is given by an Eligible Director or Eligible Employee, then the Shares shall not be tendered or exchanged.

                  (b) To the extent that the Trust Fund contains Shares that are not allocated in connection with an Award, all responses to tender, exchange and other offers appurtenant to such Shares shall be given by the Trustee in such manner as the Committee shall direct to reflect the responses given by Eligible Director or Eligible Employees with respect to Shares allocated in connection with their Awards.

                  (c) The Committee shall furnish, or cause to be furnished, to each Eligible Director or Eligible Employee, all information furnished by the offeror to the holders of Shares.


                  Section 6.8       Limitations on Awards.

         (a)      Notwithstanding anything in the Plan to the contrary:

                    (i) No Award  shall be  granted  under the Plan prior to the earlier of the date on which the Plan is approved by shareholders pursuant to section 9.8;

                    (ii) No Eligible  Employee may be granted Awards covering in excess of 14,547 Shares;

                    (iii) each Award shall become  vested and  distributable  as follows:

                           (A) prior to the February 1 following the first anniversary of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Award shall not be vested;

                           (B) on the February 1 following the first anniversary
                  of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Award will be vested as to twenty percent (20%) of the Shares subject to the Award when granted;

                           (C) on the February 1 following the second anniversary of the date on which the Award is granted, the Award will be vested as to an additional twenty percent (20%) of the Shares subject to the Award when granted;

                           (D) on the February 1 following the third anniversary
                  of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Award will be vested as to an additional twenty percent (20%) of the Shares subject to the Award when granted;

                           (E) on the February 1 following the fourth anniversary of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Award will be vested as to an additional twenty percent (20%) of the Shares subject to the Award when granted; and

                           (F) on the February 1 following the fifth anniversary
                  of the date on which the Plan is approved by shareholders pursuant to section 9.8, the Award will be vested as to an additional twenty percent (20%) of the Shares subject to the Award when granted;

         provided, however, that such an Award shall become fully vested on the date of the Award holder's death, Disability, Retirement or Change in Control.

                  (b) An Award by its terms shall not be transferable by the Eligible Director or Eligible Employee other than by will or by the laws of descent and distribution, and the Shares granted pursuant to such Award shall be distributable, during the lifetime of the Recipient, only to the Recipient.



                                   ARTICLE VII

                       VESTING AND DISTRIBUTION OF SHARES


                   Section 7.1 Vesting of Shares Granted to Eligible Directors.

                  The Shares subject to each Award granted to Eligible Directors under the Plan shall become vested as follows: (i) twenty percent (20%) of such Shares shall become vested upon the February 1 following the first anniversary of the date the Plan is approved by shareholders pursuant to section 9.8; (ii) 20% of such Shares shall become vested upon the February 1 following the second anniversary of the date the Plan is approved by shareholders pursuant to section 8.8; (iii) 20% of such Shares shall become vested upon the February 1 following the third anniversary of the date the Plan is approved by shareholders pursuant to section 8.8; (iv) 20% of such Shares shall become vested upon the February 1 following the fourth anniversary of the date the Plan is approved by shareholders pursuant to section 8.8; and (v) 20% of such Shares shall become vested upon the February 1 following the fifth anniversary of the date the Plan is approved by shareholders pursuant to section 8.8; provided, however, that the Eligible Director has remained a director of the Employer during the entire period commencing with the date the Plan is approved by shareholders pursuant to section 8.8 and ending on the applicable anniversary of the date of shareholder approval; and provided, further, an Award shall become 100% vested upon the Award holder's death, Disability, Retirement or Change in Control.


                   Section 7.2 Vesting of Shares Granted to Eligible Employees.

                  Subject to section 6.8 and the terms and conditions of the Plan, each Award to an Eligible Employee made under the Plan shall become vested at the times and upon the conditions specified by the Committee in the Award notice; provided, however, that an Award shall become fully vested on the date of the Award holder's death, Disability, Retirement or Change in Control.


                   Section 7.3 Designation of Beneficiary.

                  An Eligible Director or Eligible Employee who has received an Award may designate a Beneficiary to receive any undistributed Shares that are, or become, available for distribution on, or after, the date of his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the Beneficiary designated by an Eligible Director or Eligible Employee dies prior to the Eligible Director or Eligible Employee, or in the event that no Beneficiary has been designated, any undistributed Shares that are, or become, available for distribution on, or after, the Eligible Director's or Eligible Employee's death shall be paid to the executor or administrator of the Eligible Director's or Eligible Employee's estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select.


                   Section 7.4 Manner of Distribution.

                  (a) As soon as practicable following the date any Shares granted pursuant to an Award become vested pursuant to sections 7.1 and 7.2, the Committee shall take such actions as are necessary to cause the transfer of record ownership of the Shares that have become vested from the Trustee to the Award holder and shall cause the Trustee to distribute to the Award holder all property other than Shares then being held in connection with the Shares being distributed.

                  (b) The Company's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Eligible Director or Eligible Employee or Beneficiary to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.


                   Section 7.5 Taxes.

                  The Company, the Committee or the Trustee shall have the right to require any person entitled to receive Shares pursuant to an Award to pay the amount of any tax which is required to be withheld with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.



                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION


                   Section 8.1 Termination.

                  The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee; provided, however, that the Plan may not be terminated while there are outstanding Awards that may thereafter become vested. Upon the termination of the Plan, the Trustee shall make distributions from the Trust Fund in such amounts and to such persons as the Committee may direct and shall return the remaining assets of the Trust Fund, if any, to the Company.


                   Section 8.2 Amendment.

                  The Board may amend or revise the Plan in whole or in part at any time, including, without limitation, any amendments that may be required by any federal or state governmental unit or any national securities exchange as a condition precedent to receiving any approval needed in order to implement the Plan or to obtain any optional regulatory treatment deemed appropriate or desirable.


                   Section   8.3   Adjustments   in  the  Event  of  a  Business
Reorganization.

                   (a) In the event of any merger, consolidation, or other business reorganization (including but not limited to a Change of Control) in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of Shares held by each person who is then a holder of record of Shares, the number of Shares held in the Trust Fund, including Shares covered by Awards, shall be adjusted to account for such event. Such adjustment shall be effected by multiplying such number of Shares by an amount equal to the number of Shares that would be owned after such event by a person who, immediately prior to such event, was the holder of record of one Share; provided, however, that the Committee may, in its discretion, establish another appropriate method of adjustment.

                  (b) In the event of any merger, consolidation, or other business reorganization (including but not limited to a Change of Control) in which the Company is not the surviving entity, the Trustee shall hold in the Trust Fund any money, stock, securities or other property received by holders of record of Shares in connection with such merger, consolidation, or other business reorganization. Any Award with respect to which Shares had been allocated to an Eligible Director or Eligible Employee shall be adjusted by allocating to the Eligible Director or Eligible Employee receiving such Award the amount of money, stock, securities or other property received by the Trustee for the Shares allocated to such Eligible Director or Eligible Employee.



                                   ARTICLE IX

                                  MISCELLANEOUS


                   Section 9.1 Status as an Employee Benefit Plan.

                  This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Code or to satisfy the definitional requirements for an "employee benefit plan" under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.


                   Section 9.2 No Right to Continued Employment.

                  Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Eligible Director or Eligible Employee any right to a continuation of employment by the Company. The Employers reserve the right to dismiss any Eligible Director or Eligible Employee or otherwise deal with any Eligible Director or Eligible Employee to the same extent as though the Plan had not been adopted.


                   Section 9.3 Construction of Language.

                  Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or section number shall refer to an Article or section of this Plan unless otherwise indicated.


                   Section 9.4 Governing Law.

                  The Plan shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal laws of the United States of America.

                   Section 9.5 Headings.

                  The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.


                   Section 9.6 Non-Alienation of Benefits.

                  The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts, except to the extent provided in a qualified domestic relations order as defined in section 414(p) of the Code.


                   Section 9.7 Notices.

                  Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is personally delivered or 5 days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other:

                  (a)  If to the Stock Compensation Committee:

                       Falmouth Co-operative Bank
                       c/o Falmouth Co-operative Bank
                       20 Davis Straits
                       Falmouth, Massachusetts  02340

                       Attention:  Clerk

                  (b) If to an Eligible Director or Eligible Employee, to the Eligible Director's or Eligible Employee's address as shown in the Employer's records.


                   Section 9.8 Required Approvals.

                  The Plan shall not be effective or implemented unless approved by affirmative vote of the holders of a majority of the Shares entitled to vote at a meeting duly called and held for such purpose. The effectiveness of the Plan and any awards made hereunder shall be conditioned upon approval of the Plan by the Commissioner of Banks of the Commonwealth of Massachusetts.

                                                                      APPENDIX C

================================================================================







                      AGREEMENT AND PLAN OF REORGANIZATION


                                 BY AND BETWEEN



                           FALMOUTH CO-OPERATIVE BANK

                                       AND

                             FALMOUTH BANCORP, INC.




                          DATED AS OF NOVEMBER 25, 1996




================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                     Pursuant to Section 26B of Chapter 172
                      of the General Laws of Massachusetts


         This Agreement and Plan of Reorganization (the "Plan"), dated as of November 25, 1996, is made by and between Falmouth Co-operative Bank, a stock co-operative bank organized and existing under the laws of the State of Massachusetts and having an office at 20 Davis Straits, Falmouth, Massachusetts 02540 ("Falmouth" or the "Bank") and Falmouth Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware and having an office at 20 Davis Straits, Falmouth, Massachusetts 02540 (the "Bancorp"). This Plan constitutes the plan of acquisition between the Bank and Bancorp for purposes of Section 26B of Chapter 172 of the General Laws of Massachusetts.


                              W I T N E S S E T H:


         Whereas, as of the date of this Agreement, the authorized capital stock of Falmouth consists of 3,000,000 shares, of which (i) 2,500,000 shares are common stock of par value of $0.10 per share (the "Bank Common Stock"), of which 1,454,750 shares are issued and outstanding and (ii) 500,000 shares are serial preferred stock, of par value $0.10 per share, issuable in classes and series, none of which shares are issued and outstanding.

         Whereas, Bancorp is a business corporation, having been incorporated on November 25, 1996 pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware and recorded in the Office of the Recorder of Deeds in the County of New Castle on that date. The registered office of Bancorp is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at such office is The Corporation Trust Company. As of the date of this Agreement, the authorized capital stock of Bancorp consists of 5,500,000 shares, as follows: (a) 5,000,000 shares are common stock, par value $0.01 per share ("Bancorp Common Stock"), of which 100 shares are issued and outstanding to Falmouth; and (b) 500,000 shares are preferred stock, par value $0.01 per share, issuable in classes and series, none of which shares are issued and outstanding.

         Whereas, the parties are entering into this Plan in order to set forth the terms and conditions pursuant to which Bancorp will acquire all of the issued and outstanding shares of Bank Common Stock in exchange for shares of Bancorp Common Stock pursuant to the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts and of this Plan. This Plan has been adopted and approved by a vote of at least a majority of all the members of the Board of Directors of the Bank, and by a vote of at least a majority of all the members of the Board of Directors of Bancorp. The officers of the Bank and of Bancorp whose respective signatures appear below have been duly authorized to execute and deliver this Plan.

         Now, Therefore, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Bank and Bancorp hereto do hereby agree as follows:

                                    SECTION 1

                           APPROVAL AND FILING OF PLAN
                           ---------------------------

         1.1 This Plan shall be submitted for approval by the holders of Bank Common Stock at a meeting to be duly called and held in accordance with the Bylaws of the Bank and all applicable laws and regulations. Notice of such meeting shall be mailed directly to all stockholders and published at least once a week for two successive weeks in a newspaper of general circulation in the County of Barnstable, Commonwealth of Massachusetts. Both of said newspaper publications shall be at least fifteen days prior to the date of the meeting.

         1.2 Subject to the approval of this Plan by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock as required by law, the Bank and Bancorp shall submit this Plan to the Commissioner of Banks of the Commonwealth of Massachusetts (the "Bank Commissioner") for his approval and filing in accordance with the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts. This Plan shall be accompanied by such certificates of the respective officers of the Bank and Bancorp as may be required by law and a written request from the Bank that this Plan not be filed by the Bank Commissioner until such future time as the Bank Commissioner shall have received from the Bank and Bancorp the written notice described in Section 2 hereof.

         1.3 If the requisite approval of this Plan is obtained at the meeting of holders of Bank Common Stock referred to in Subsection 1.1 hereof, thereafter and until the Effective Time, as hereinafter defined, the Bank shall issue certificates for Bank Common Stock, whether upon transfer or otherwise, only if such certificates bear a legend indicating that this Plan has been approved and that shares of Bank Common Stock evidenced by such certificates are subject to the acquisition by Bancorp pursuant to this Plan.

                                    SECTION 2

                          DEFINITION OF EFFECTIVE TIME
                          ----------------------------

         The transactions contemplated by this Plan shall become effective at 12:01 A.M. on the first business day following the date on which the Bank Commissioner duly files this Plan in accordance with the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts, which filing shall be preceded by written notice to the Bank Commissioner from the Bank and Bancorp advising the Bank Commissioner that (i) all the conditions precedent to this Plan becoming effective specified in Section 5 hereof, other than the condition described in Subsection 5.2, have been satisfied and (ii) the Plan has not been terminated by the Bank or Bancorp in accordance with the provisions of Section 6 hereof. Such time is hereinafter referred to as the "Effective Time."

                                    SECTION 3

                          ACTIONS AT THE EFFECTIVE TIME
                          -----------------------------

         3.1 At the Effective Time, Bancorp shall, without any further action on its part or on the part of the holders of Bank Common Stock, automatically and by operation of law acquire and become the owner for all purposes of all shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time, and Bancorp shall be entitled to have issued to it by the Bank a certificate or certificates representing such shares. Thereafter, Bancorp shall have full and exclusive power to vote such shares of Bank Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

         3.2 At the Effective Time, any shares of Bancorp Common Stock which may have been previously issued and are outstanding immediately prior to the Effective Time shall be redeemed and retired and shall thereafter constitute authorized and unissued shares of Bancorp Common Stock.

         3.3 At the Effective Time, the holders of the shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, without any further action on their part or on the part of Bancorp, automatically and by operation of law cease to own such shares and shall instead become owners of one share of Bancorp Common Stock for each share of Bank Common Stock held by them immediately prior to the Effective Time. Thereafter, such persons shall have full and exclusive power to vote such shares of Bancorp Common Stock, to receive dividends thereon, except as otherwise provided herein, and to exercise all rights of an owner thereof.

         3.4 At the Effective Time, all previously issued and outstanding certificates representing shares of Bank Common Stock shall automatically and by operation of law cease to represent shares of Bank Common Stock or any interest therein and each certificate shall instead represent the ownership by the holder thereof of an equal number of shares of Bancorp Common Stock. No holder of a certificate shall be entitled to vote the shares of Bank Common Stock formerly represented by such certificate, or to receive dividends thereon, or to exercise any other rights of ownership in respect thereof.

         3.5 Notwithstanding any of the foregoing, any Dissenting Stockholder, as such term is defined in Subsection 7.1 hereof, shall have such rights as are provided by Subsection 7.2 hereof and by the laws of the Commonwealth of Massachusetts.




                                    SECTION 4

                        ACTIONS AFTER THE EFFECTIVE TIME
                        --------------------------------

         In connection with the exchange of the issued and outstanding shares of Bank Common Stock for shares of Bancorp Common Stock, it shall not be necessary for non-Dissenting Stockholders, as such term is defined in Subsection 7.1 hereof, to exchange their existing certificates of Bank Common Stock for certificates of Bancorp Common Stock. At the Effective Time, non-Dissenting Stockholders shall automatically become holders of Bancorp Common Stock, and their stock certificates shall automatically represent the same number and type of shares of Bancorp Common Stock. After the Effective Time, as outstanding certificates of Bank Common Stock are presented for transfer or, upon the request of any holder of certificates of Bancorp Common Stock, new certificates of Bancorp shall be issued by the registrar and transfer agent for Bank Common Stock. Any certificate presented for transfer to a name other than that in which the surrendered certificate is registered must be properly endorsed and otherwise in proper form for transfer and accompanied by evidence of payment of any applicable stock transfer or other taxes.

                                    SECTION 5

                              CONDITIONS PRECEDENT
                              --------------------

         This Plan and the transactions provided for herein shall not become effective unless all of the following shall have occurred:

         5.1 This Plan and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock at a meeting of such stockholders duly called and held for such purpose in accordance with the Bylaws of the Bank and all applicable laws and regulations.

         5.2 This Plan shall have been approved by the Bank Commissioner and a copy of this Plan with his approval endorsed thereon shall have been filed in his office, all as provided in Section 26B of Chapter 172 of the General Laws of Massachusetts.

         5.3 Bancorp shall have provided notice of this Plan to the Federal Reserve Bank of Boston (the "Reserve Bank") in accordance with 12 C.F.R. Section
225.15 and the Reserve Bank shall not have objected to the parties' consummation of the transactions contemplated hereby within thirty days after the date of the Reserve Bank's receipt of such notice or, alternatively, the Reserve Bank or the Board of Governors of the Federal Reserve System, acting pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, shall have approved an application of Bancorp to become a bank holding company upon the consummation of the transactions contemplated by this Plan and a period of thirty days shall have elapsed after the date of such approval.

         5.4 The Bank shall have received a favorable opinion from its counsel, satisfactory in form and substance to the Bank, with respect to the federal income tax consequences of this Plan and the transactions contemplated hereby, to the effect that:

         (a) No gain or loss will be recognized by stockholders of Falmouth upon the transfer of their shares of Bank Common Stock to Bancorp solely in exchange for shares of Bancorp Common Stock;

         (b) No gain or loss will be recognized by Bancorp upon its receipt of shares of Bank Common Stock in exchange for shares of Bancorp Common Stock;

         (c) The aggregate basis of the shares of Bancorp Common Stock to be received by each stockholder of Falmouth will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor; and

         (d) The holding period of the shares of Bancorp Common Stock to be received by each stockholder of Falmouth in the transaction will include the holding period of the shares of Bank Common Stock exchanged therefor; provided, that such stockholder held such shares of Bank Common Stock as a capital asset at the Effective Time.

         5.5 To the extent legally required, the shares of Bancorp Common Stock to be issued to the holders of Bank Common Stock pursuant to this Plan shall have been registered or qualified for such issuance under the Securities Act of 1933, as amended, and all applicable state securities laws.

         5.6 The Bank and Bancorp shall have obtained all other consents, permissions and approvals and taken all actions required by law and agreement, or otherwise deemed necessary or appropriate by the Bank or Bancorp, prior to the consummation of the transactions provided for by this Plan and Bancorp's having and exercising all rights of ownership with respect to all of the outstanding shares of Bank Common Stock to be acquired by it hereunder.

                                    SECTION 6

                               TERMINATION OF PLAN
                               -------------------

         6.1 This Plan may be terminated by either the Bank or Bancorp at any time before the Effective Time in the event that:

         (a) The number of shares of Bank Common Stock owned by Dissenting Stockholders, as defined in Subsection 7.1 hereof, shall make consummation of the transactions contemplated by this Plan inadvisable in the opinion of the Bank or Bancorp;

         (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to this Plan which shall make consummation of the transactions contemplated by this Plan inadvisable in the opinion of the Bank or Bancorp; or

         (c) For any other reason consummation of the transactions contemplated by this Plan is inadvisable in the opinion of the Bank or Bancorp.

         Such termination shall be effected by written notice by either the Bank or Bancorp to the other of them, and shall be authorized or approved by the Board of Directors of the party giving such notice. Upon the giving of such notice, this Plan shall be terminated and shall be of no further force or effect and there shall be no liability hereunder or on account of such termination on the part of the Bank or Bancorp or the Directors, officers, employees, agents or stockholders of either of them. In the event of such termination of this Plan, the Bank shall pay the fees and expenses incurred by itself and Bancorp in connection with this Plan and the proposed transactions contemplated hereby. If either party hereto gives written notice of termination to the other party pursuant to this Section 6, the party giving such written notice shall simultaneously furnish a copy thereof to the Bank Commissioner.

                                    SECTION 7

                        RIGHTS OF DISSENTING STOCKHOLDERS
                        ---------------------------------

         7.1 The term "Dissenting Stockholders" shall mean those holders of Bank Common Stock who file with the Bank before the taking of the vote on this Plan written objection to this Plan, pursuant to Section 86 of Chapter 156B of the General Laws of Massachusetts, stating that they intend to demand payment for their shares of Bank Common Stock if this Plan is consummated and whose shares are not voted in favor of this Plan.

         7.2 Dissenting Stockholders who comply with the provisions of Sections 86 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts and all other applicable provisions of law shall be entitled to receive from the Bank payment of the fair value of their shares of Bank Common Stock upon surrender by such holders of the certificates which previously represented such shares of Bank Common Stock. Certificates so obtained by the Bank, upon payment of the fair value of such shares as provided by law, shall be canceled. Shares of Bancorp Common Stock, to which Dissenting Stockholders would have been entitled had they not dissented, shall be deemed to constitute authorized and unissued shares of Bancorp Common Stock and may thereafter be issued or otherwise disposed of by Bancorp at the discretion of, and on such terms as may be fixed by, its Board of Directors.

                                    SECTION 8

                         STOCK BASED COMPENSATION PLANS
                         ------------------------------

         At the Effective Time, Bancorp shall adopt and assume sponsorship of the Falmouth Co-operative Bank Employee Stock Ownership Plan ("ESOP") and any stock option plan or restricted stock plan of the Bank in effect at the Effective Time, including all of the Bank's obligations with respect to any outstanding options, stock or restricted stock granted pursuant to such plans. All outstanding options to purchase Falmouth common stock granted pursuant to any stock option plan of the Bank prior to the Reorganization will become options to purchase the same number of shares of Bancorp common stock with the same terms, conditions and exercise price as the original options granted, and all grants of restricted shares of Falmouth common stock granted pursuant to any restricted stock plan of the Bank prior to the Reorganization will become grants of restricted shares of Bancorp common stock. In addition, all shares of Falmouth common stock held by the trust established for the ESOP shall be exchanged on a one-for-one basis for Bancorp common stock in accordance with the terms of Section 3 of this Plan.

                                    SECTION 9

                                AMENDMENT OF PLAN
                                -----------------

         This Plan may be amended or modified at any time by mutual agreement of the Boards of Directors of Bancorp and the Bank (i) prior to its approval by the stockholders of the Bank, in any respect, and (ii) subsequent to such approval, in any respect, provided that the Bank Commissioner shall approve of such amendment or modification.

                                   SECTION 10

                                  GOVERNING LAW
                                  -------------

         This Plan shall be construed under and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

                                   SECTION 11

                          NO THIRD PARTY BENEFICIARIES
                          ----------------------------

         Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective stockholders, or any of them, any rights, remedies, obligations or licenses under or by reason of this Plan.

                                   SECTION 12

                                    HEADINGS
                                    --------

         The headings of sections contained herein are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

                                   SECTION 13

                                  COUNTERPARTS
                                  ------------

         This Plan may be executed in one or more counterparts, each of which when duly executed shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

                                   SECTION 14

                                  SEVERABILITY
                                  ------------

         If any provision of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Plan and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                                   SECTION 15

                         GENERAL INTERPRETIVE PRINCIPLES
                         -------------------------------

         For purposes of this Plan, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Plan have the meanings assigned to them in this Plan and include the plural as well as the singular, and the words of any gender shall include each other gender where appropriate; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
(c) references herein to a "Section" or other subdivision without reference to a document are to the designated Section or other subdivision of this Plan; (d) the words "herein," "hereof," "hereto" and other words of similar import refer to this Plan as a whole and not to any particular provision; and (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                   SECTION 16

                    ENTIRE AGREEMENT AND PARTIES IN INTEREST
                    ----------------------------------------

         This Plan, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to their subject matter. This Plan shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                                   SECTION 17

                                     NOTICES
                                     -------

         Any notice, direction, request, demand, waiver or other communication required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or by telecopy, telex or similar mode of transmission or, if mailed, by certified mail, return receipt requested with first class postage prepaid, to the parties at the addresses listed below, or to such other address as any party may, by written notice, specify to the other parties:

                      If to Falmouth:
                      ---------------

                      Falmouth Co-operative Bank
                      20 Davis Straits
                      Falmouth, Massachusetts 02540

                      Attention: Santo P. Pasqualucci, President and Chief Executive Officer

                      If to Bancorp:
                      --------------

                      Falmouth Bancorp, Inc.
                      c/o Falmouth Co-operative Bank
                      20 Davis Straits
                      Falmouth, Massachusetts 02540

                      Attention: Santo P. Pasqualucci, President and Chief Executive Officer

                      With a copy to:
                      ---------------

                      Richard A. Schaberg, Esq.
                      Thacher Proffitt & Wood
                      1500 K. Street, N.W., Suite 200
                      Washington, D.C. 20005

         In Witness Whereof, Falmouth and Bancorp have each caused this Agreement and Plan of Reorganization to be executed on their behalf.

                                         FALMOUTH CO-OPERATIVE BANK


                                         By/s/ Santo P. Pasqualucci
                                           -------------------------------
                                           Santo P. Pasqualucci
                                           President and Chief Executive Officer

Attest:


By/s/ John A. DeMello
  -------------------------------------
      John A. DeMello
      Clerk



                                         FALMOUTH BANCORP, INC.



                                         By/s/ Santo P. Pasqualucci
                                           -------------------------------
                                           Santo P. Pasqualucci
                                           President and Chief Executive Officer

Attest:


By/s/ John A. DeMello
  -------------------------------------
      John A. DeMello
      Secretary



      I hereby approve this Agreement and Plan of Reorganization.


                                            -------------------------------
                                            Name:
                                            Commissioner of Banks, Commonwealth
                                             of Massachusetts

                                                                      APPENDIX D

                          DISSENTERS' APPRAISAL RIGHTS

                      PROVISIONS OF THE GENERAL LAWS OF THE
                    COMMONWEALTH OF MASSACHUSETTS RELATING TO
                   APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS
      (SECTIONS 86-98 OF CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS)

         86.      SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

         If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

         87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

         The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

         "If the action proposed is approved by the stockholders at the meeting and effected by the corporation any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

         88.      NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

         The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

         89.      DEMAND FOR PAYMENT; TIME FOR PAYMENT

         If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

         90.      DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

         If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

         91.      PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

         If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

         92.      DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

         After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

         93.      REFERENCE TO SPECIAL MASTER

         The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

         94.      NOTATION ON STOCK CERTIFICATE OF PENDENCY OF BILL

         On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertified shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

         95.      COSTS; INTERESTS

         The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

         96.      DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

         Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1)  A bill shall not be filed within the time provided in section ninety;
     (2)  A bill, if filed, shall be dismissed as to such stockholder; or
     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

         Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

         97.      STATUS OF SHARES PAID FOR

         The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

         98.      EXCLUSIVE REMEDY; EXCEPTION

         The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      APPENDIX E

================================================================================








                          CERTIFICATE OF INCORPORATION


                                       OF


                             FALMOUTH BANCORP, INC.


                              UNDER SECTION 102 OF


                           THE GENERAL CORPORATION LAW


                            OF THE STATE OF DELAWARE







================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                      NAME.................................  1

                                   ARTICLE II

                              REGISTERED OFFICE AND AGENT................... 1

                                   ARTICLE III

                                     PURPOSE...............................  1

                                   ARTICLE IV

                                  CAPITAL STOCK............................  1
Section 1.        Shares, Classes and Series Authorized..................... 1
Section 2. Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Relating to the Capital Stock 1

                                    ARTICLE V

                  LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK................3
Section 1.        Applicability of Article...................................3
Section 2.        Prohibitions Relating to Beneficial Ownership of
                  Voting Stock.............................................. 3
Section 3.        Excess Shares............................................. 3
Section 4.        Powers of the Board of Directors.......................... 3
Section 5.        Severability.............................................. 4
Section 6.        Exclusions................................................ 4

                                   ARTICLE VI

                              BOARD OF DIRECTORS............................ 5
Section 1.        Number of Directors....................................... 5
Section 2.        Classification of Board................................... 5
Section 3.        Vacancies................................................. 5
Section 4.        Removal of Directors...................................... 5
Section 5.        Directors Elected by Preferred Stockholders............... 6
Section 6.        Evaluation of Acquisition Proposals....................... 6
Section 7.        Power to Call Special Meeting of Stockholders............. 6

                                   ARTICLE VII

                   ACTION BY STOCKHOLDERS WITHOUT A MEETING................. 6

                                  ARTICLE VIII

                         CERTAIN BUSINESS COMBINATIONS...................... 6

                                                                            Page
                                                                            ----


Section 1.        Higher Vote Required for Certain Business Combinations...  6
Section 2.        When Higher Vote is Not Required.........................  7
Section 3.        Definitions..............................................  9
Section 4.        Powers of the Disinterested Directors.................... 12
Section 5.        Effect on Fiduciary Obligations of Interested
                    Stockholders........................................... 12
Section 6.        Amendment, Repeal, Etc................................... 13

                                   ARTICLE IX

                                ANTI-GREENMAIL............................. 13

                                    ARTICLE X

                       LIMITATION OF DIRECTOR LIABILITY.................... 13

                                   ARTICLE XI

                                INDEMNIFICATION............................ 14
Section 1.        Actions, Suits or Proceedings Other than by or in the
                    Right Corporation...................................... 14
Section 2.        Actions or Suits by or in the Right of the Corporation... 14
Section 3.        Indemnification for Costs, Charges and Expenses of a
                    Successful Party....................................... 15
Section 4.        Indemnification for Expenses of a Witness................ 15
Section 5.        Determination of Right to Indemnification................ 15
Section 6.        Advancement of Costs, Charges and Expenses............... 16
Section 7.        Procedure for Indemnification............................ 16
Section 8.        Settlement............................................... 16
Section 9.        Other Rights; Continuation of Right to Indemnification;
                    Individual Contracts................................... 17
Section 10.       Savings Clause........................................... 17
Section 11.       Insurance................................................ 17
Section 12.       Definitions.............................................. 17
Section 13.       Subsequent Amendment and Subsequent Legislation.......... 18

                                   ARTICLE XII

                                  AMENDMENTS............................... 18
Section 1.        Amendments of Certificate of Incorporation............... 18
Section 2.        Amendments of Bylaws..................................... 19

                                   ARTICLE XII

                                     NOTICES............................... 20

                          CERTIFICATE OF INCORPORATION

                                       OF

                             FALMOUTH BANCORP, INC.



                  THE UNDERSIGNED, for the purpose of forming a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, does hereby certify that this Certificate of Incorporation of Falmouth Bancorp, Inc. was duly adopted in accordance with the provisions of Section 102 of the General Corporation Law of the State of Delaware, and further certifies as follows:


                                    ARTICLE I

                                      NAME
                                      ----

   The name of the corporation is Falmouth Bancorp, Inc. (the "Corporation").


                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT
                           ---------------------------

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

                                     PURPOSE
                                     -------

                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

                                  CAPITAL STOCK
                                  -------------

                  Section 1. Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,500,000 shares, of which 500,000 shares shall be preferred stock, par value one cent ($.01) per share (the "Preferred Stock"), and 5,000,000 shares shall be common stock, par value one cent ($.01) per share (the "Common Stock"). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "Capital Stock."

                  Section 2. Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Relating to the Capital Stock. The following is a statement of the designations, powers, prefer- ences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation (the "Board of Directors"):

                  (a) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

                  (i) the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

                  (ii) the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

                  (iii) whether the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

                  (iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                  (vi) any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

                  All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

                  Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and in case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

                  (b) Common Stock. All shares of Common Stock shall be identical to each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

                  Subject to the preferences, privileges and powers with respect to each class or series of Preferred Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Capital Stock.


                                    ARTICLE V

                   LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK
                   -------------------------------------------

                  Section 1.  Applicability  of Article.  The provisions of this
Article V shall become effective upon the consummation of the reorganization whereby Falmouth Bancorp, Inc. will become the holding company for Falmouth Co-operative Bank, a co-operative bank organized under the laws of the Commonwealth of Massachusetts (the "Bank"). All terms used in this Article V and not otherwise defined herein shall have the meanings ascribed to such terms in
Section 3 of Article VIII, below.

                  Section 2. Prohibitions Relating to Beneficial Ownership of Voting Stock. No Person (other than the Corporation, any Subsidiary, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan) shall directly or indirectly acquire or hold the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Stock of the Corporation. Any Person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Stock in violation of this Section 2 shall be subject to the provisions of Sections 3 and 4 of this Article V, below. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any Voting Stock to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than ten percent (10%) of the Voting Stock.

                  Section 3. Excess Shares. If, notwithstanding the foregoing prohibition, a Person shall, voluntarily or involuntarily, become or attempt to become the purported beneficial owner (the "Purported Owner") of shares of Voting Stock in excess of ten percent (10%) of the issued and outstanding shares of Voting Stock, the number of shares in excess of ten percent (10%) shall be deemed to be "Excess Shares," and the holder thereof shall be entitled to cast one hundredth (1/100) of one vote per share for each Excess Share.

                  The above restrictions set forth in this Article V shall be noted conspicuously on all certificates evidencing ownership of Voting Stock.

                  Section 4. Powers of the Board of Directors.

                  (a) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw or otherwise, regulations and procedures not inconsistent with the express provisions of this Article V for the orderly application, administration and implementation of the provisions of this Article V. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent, shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Voting Stock of the Corporation.

                  (b) When it appears that a particular Person has become a Purported Owner of Excess Shares in violation of Section 2 of this Article V, or of the rules and regulations of the Board of Directors with respect to this Article V, and that the provisions of this Article V require application, interpretation, or construction, then a majority of the directors of the Corporation shall have the power and duty to interpret all of the terms and provisions of this Article V, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article V, including, without limitation, (i) the number of shares of Voting Stock beneficially owned by any Person or Purported Owner, (ii) whether a Person or Purported Owner is an Affiliate or Associate of, or is acting in concert with, any other Person or Purported Owner, (iii) whether a Person or Purported Owner has an agreement, arrangement or understanding with any other Person or Purported Owner as to the voting or disposition of any shares of the Voting Stock, (iv) the application of any other definition or operative provision of this Article V to the given facts, or (v) any other matter relating to the applicability or effect of this Article V.

                  The Board of Directors shall have the right to demand that any Person who is reasonably believed to be a Purported Owner of Excess Shares (or who holds of record Voting Stock beneficially owned by any Person reasonably believed to be a Purported Owner in excess of such limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares of Voting Stock beneficially owned by such Person or Purported Owner and (ii) any other factual matter relating to the applicability or effect of this Article V as may reasonably be requested of such Person or Purported Owner.

                  Any applications, interpretations, constructions or any other determinations made by the Board of Directors pursuant to this Article V, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders and neither the Corporation nor any of its stockholders shall have the right to challenge any such construction, application or determination.

                  Section 5. Severability. In the event any provision (or portion thereof) of this Article V shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article V shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article V remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Purported Owners, if any, notwithstanding any such finding.

                  Section 6. Exclusions. This Article V shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Corporation to any underwriter or underwriters acting on behalf of the Corporation, or to the selling group acting on such underwriter's or underwriters' behalf, in connection with a public offering of the Common Stock; or (b) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction or reorganization that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Corporation's stockholders, other than pursuant to the exercise of any dissenters' appraisal rights, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, one percent (1%) of the issued and outstanding shares of such class of equity or convertible securities.


                                   ARTICLE VI

                               BOARD OF DIRECTORS
                               ------------------

                  Section 1. Number of Directors. The number of directors of the Corporation shall be as determined only by resolution of the Board of Directors, but shall not be less than seven (7) nor more than twenty-five (25).

                  Section 2. Classification of Board. Subject to the rights of any holders of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the Board of Directors providing for such issuance and subject to the provisions hereof, the directors of the Corporation shall be divided into three classes with respect to term of office, each class to contain, as near as may be possible, one-third of the entire number of the Board, with the terms of office of one class expiring each successive year. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999. At each annual meeting of stockholders, the successors to the class of directors (other than directors elected by holders of shares of one or more series of Preferred Stock) whose term expires at that time shall be elected by the stockholders to serve until the annual meeting of stockholders held three years next following and until their successors shall be elected and qualified.

                  In the event of any intervening changes in the authorized number of directors (other than directors elected by holders of shares of one or more series of Preferred Stock), only the Board of Directors shall designate the class or classes to which the increases or decreases in directorships shall be apportioned in order more nearly to achieve equality of number of directors among the classes; provided, however, that no such apportionment or redesignation shall shorten the term of any incumbent director.

                  Unless and to the extent that the Bylaws so provide, elections of directors need not be by written ballot.

                  Section 3. Vacancies. Subject to the limitations prescribed by law and this Certificate of Incorporation, all vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the number of directors (subject to the provisions of Article VI, Section 5 hereof relating to directors elected by holders of one or more series of Preferred Stock), shall be filled only by a vote of a majority of the directors then holding office, whether or not a quorum, and any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his successor shall be elected and qualified.

                  Section 4. Removal of Directors. Any or all of the directors (subject to the provisions of Article VI, Section 5 hereof relating to directors elected by holders of shares of one or more series of Preferred Stock) may be removed at any time, but only for cause, and any such removal shall require the vote, in addition to any vote required by law, of not less than eighty percent (80%) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote generally in the election of directors at a meeting of stockholders expressly called for that purpose. For purposes of this Section 4, conduct worthy of removal for "cause" shall include (a) conduct as a director of the Corporation or any subsidiary of the Corporation, which conduct involves willful material misconduct, breach of fiduciary duty involving personal pecuniary gain or gross negligence in the performance of duties, (b) conduct, whether or not as a director of the Corporation or a subsidiary of the Corporation, which conduct involves dishonesty or breach of fiduciary duty and is punishable by imprisonment for a term exceeding one year under state or federal law or (c) removal of such person from the Board of Directors of the Bank, if such person is so serving, in accordance with the Charter and Bylaws of the Bank.

                  Section  5.  Directors  Elected  by  Preferred   Stockholders.
Notwithstanding anything set forth in the Bylaws to the contrary, the qualifications, term of office and provisions governing vacancies, removal and other matters pertaining to directors elected by holders of one or more series of Preferred Stock shall be as set forth in a resolution or resolutions adopted by the Board of Directors setting forth the designations, preferences and rights relating to any such series of Preferred Stock pursuant to Article IV, Section 2 hereof.

                  Section 6. Evaluation of Acquisition Proposals. The Board of Directors of the Corporation, when evaluating any offer to the Corporation or to the stockholders of the Corporation from another party to (a) purchase for cash, or exchange any securities or property for, any outstanding equity securities of the Corporation, (b) merge or consolidate the Corporation with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to the extent permitted by law not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries and the effects on the communities in which the Corporation's and its subsidiaries' facilities are located.

                  Section 7. Power to Call Special Meeting of Stockholders. Special meetings of stockholders, for any purpose, may be called at any time only by resolution of at least three-fourths of the Directors of the Corporation then in office, by the Chairman of the Board or by the President and Chief Executive Officer. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting prescribed by the Bylaws of the Corporation.


                                   ARTICLE VII

                    ACTION BY STOCKHOLDERS WITHOUT A MEETING
                    ----------------------------------------

                  Except as  otherwise  provided  for or fixed  pursuant  to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.


                                  ARTICLE VIII

                          CERTAIN BUSINESS COMBINATIONS
                          -----------------------------

                  Section 1. Higher Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law, by this Certificate of Incorporation, or by the provisions of any series of Preferred Stock that may at the time be outstanding, and except as otherwise expressly provided for in Section 2 of this Article VIII, any Business Combination, as hereinafter defined, shall require the affirmative vote of not less than eighty percent (80%) (to the extent permitted by law, but in no event less than two-thirds) of the total number of votes eligible to be cast by the holders of all outstanding shares of Voting Stock, voting together as a single class (it being understood that for purposes of this Article VIII each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV and
Article V of this Certificate of Incorporation or in any resolution or resolutions of the Board of Directors for issuance of shares of Preferred Stock), together (to the extent permitted by law) with the affirmative vote of at least fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by the Interested Stockholder involved or any Affiliate or Associate thereof, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                  Section 2. When Higher Vote is Not Required. The provisions of
Section 1 of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors then in office or if all of the conditions specified in the following subsections (a) through (g) are met:

                  (a) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                  (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (A) within the two year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors then in office) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid, other than in cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

                  (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher.

                  (b) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than Common Stock, in such Business Combination shall be at least equal to the highest of the following (such requirement being applicable to each such class or series of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of such class or series of Voting Stock):

                  (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees) paid by the Interested Stockholder for any shares of such class or series of Voting Stock acquired by it (A) within the two year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors then in office) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class or series of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class or series of Voting Stock;

                  (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                  (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                  (c) The consideration to be received by holders of any particular class or series of outstanding Voting Stock (including Common Stock) in such Business Combination shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of Voting Stock. If the Interested Stockholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock in such Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

                  (d) The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Stockholder immediately prior to the Consummation Date shall be entitled to receive in such Business Combination cash or other consideration for their shares in compliance with subsections (a), (b) and (c) of this Section 2.

                  (e) After the Determination Date and prior to the Consummation
Date:

                  (i) except as approved by a majority of the Disinterested Directors then in office, there shall have been no failure to declare and pay, or set aside for payment, at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

                  (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors then in office, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors then in office; and

                  (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except (a) as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder, (b) as the result of a stock dividend paid by the Corporation or (c) upon the exercise or conversion of securities of the Corporation issued pro rata to all holders of Common Stock which are exercisable for or convertible into shares of Voting Stock.

                  (f) After the Determination Date, the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Corporation or an Affiliate of the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (g) A proxy or information statement describing the proposed Business Combination in accordance with the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The first page of such proxy or information statement shall prominently display the recommendation, if any, that a majority of the Disinterested Directors then in office may choose to make to the holders of Voting Stock regarding the proposed Business Combination. Such proxy or information statement shall also contain, if a majority of the Disinterested Directors then in office so requests, an opinion of a reputable investment banking firm (which firm shall be engaged solely on behalf of the stockholders of the Corporation other than the Interested Stockholder and shall be selected by a majority of the Disinterested Directors then in office, furnished with all information it reasonably requests, and paid a reasonable fee for its services by the Corporation upon the

Corporation's receipt of such opinion) as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of Voting Stock other than the Interested Stockholder.

                  Section 3. Definitions. For purposes of this Article VIII, the following terms shall have the following meanings:

                  (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing by the Secretary of State of the State of Delaware of this Certificate of Incorporation, whether or not the Corporation was then subject to such rule.

                  (b) "Announcement Date" shall mean the date of the first public announcement of the proposal of the Business Combination.

                  (c) A Person shall be deemed the "beneficial owner," or to have "beneficial ownership," of any shares of Voting Stock that:

                  (i) such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                  (ii) such Person or any or its Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (but a Person shall not be deemed to be the beneficial owner of any Voting Stock solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote, or to direct the vote of, pursuant to any agreement, arrangement or understanding; or

                  (iii) is beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock;

provided, however, that no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) (y) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Stock of the Corporation beneficially owned by any other such director or officer (or any Affiliate or Associate thereof) or (z) shall be deemed to beneficially own any Voting Stock of the Corporation owned by any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the corporation is a member for the benefit of employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan, not specifically allocated to such Person's personal account.

                  (d) The term "Business Combination" shall mean any transaction that is referred to in any one or more of the following paragraphs (i) through
(vi):

                  (i) any merger or consolidation of the Corporation or any Subsidiary (other than a merger pursuant to Section 253 of the General Corporation Law of the State of Delaware) with (A) any Interested Stockholder, or (B) any other entity (whether or not such other entity is itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of any Interested Stockholder; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value equal to five percent (5%) or more of the total assets of the Corporation or the Subsidiary in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made; or

                  (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder other than (A) on a pro rata basis to all holders of Voting Stock, (B) in connection with the exercise or conversion of securities issued pro rata that are exercisable for, or convertible into, securities of the Corporation or any Subsidiary of the Corporation or (C) the issuance or transfer of such securities having an aggregate Fair Market Value equal to less than one percent (1%) of the aggregate Fair Market Value of all of the outstanding Capital Stock; or

                  (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, 1% of the issued and outstanding shares of such class or series of equity or convertible securities; or

                  (vi) the acquisition by the Corporation or a Subsidiary of any
         securities  of  an  Interested   Stockholder   or  its   Affiliates  or
         Associates.

                  (e)   "Consummation   Date"   shall   mean  the  date  of  the
         consummation of the Business Combination.

                  (f) "Determination Date" shall mean the date on which the Interested Stockholder became an Interested Stockholder.

                  (g) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, or otherwise affiliated with, the Interested Stockholder and who either was a member of the Board of Directors prior to the Determination Date, or was recommended for election by a majority of the Disinterested Directors in office at the time such director was nominated for election. If there is no Interested Stockholder, each member of the Board of Directors shall be a Disinterested Director.

                  (h) "Fair Market Value" shall mean (i) in the case of stock, the highest closing price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq Stock Market or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors then in office, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors then in office.

                  (i) References to "highest per share price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

                  (j) "Interested Stockholder" shall mean any Person (other than the Corporation, any Subsidiary, or any pension, profit-sharing, stock bonus or other compensation or employee benefit plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the corporation is a member for the benefit of employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan) who or which:

                  (i) is the beneficial owner of ten percent (10%) or more of the Voting Stock; or

                  (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the then outstanding Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and not executed on any exchange or in the over-the-counter market through a registered broker or dealer.

In determining whether a Person is an Interested Stockholder pursuant to this subsection (j), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (c) of this
Section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (k) "Person" shall mean any corporation, partnership, trust, unincorporated organization or association, syndicate, any other entity or a natural person, together with any Affiliate or Associate of such person or any other person acting in concert with such person.

                  (l) "Subsidiary" shall mean any corporation or entity of which a majority of any class or series of equity securities is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subsection (j) of this Section 3, the term "Subsidiary" shall mean only a corporation or entity of which a majority of each class or series of outstanding voting securities is owned, directly or indirectly, by the Corporation.

                  (m) "Voting Stock" shall mean all of the outstanding shares of Capital Stock entitled to vote generally in the election of directors.

                  Section 4. Powers of the Disinterested Directors. When it appears that a particular Person may be an Interested Stockholder and that the provisions of this Article VIII need to be applied or interpreted, then a majority of the directors of the Corporation who would qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article VIII, and to determine on the basis of information known to them after reasonable inquiry of all facts necessary to ascertain compliance with this Article VIII, including, without limitation, (a) whether a Person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) the Fair Market Value of (i) the assets that are the subject of any Business Combination, (ii) the securities to be issued or transferred by the Corporation or any Subsidiary in any Business Combination,
(iii) the consideration other than cash to be received by holders of shares of any class or series of Common Stock or Voting Stock other than Common Stock in any Business Combination, (iv) the outstanding Capital Stock, or (v) any other item the Fair Market Value of which requires determination pursuant to this
Article  VIII,  and (e) whether all of the  applicable  conditions  set forth in
Section 2 of this Article VIII have been met with respect to any Business Combination.

                  Any constructions, applications, or determinations made by the Board of Directors or the Disinterested Directors pursuant to this Article VIII, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders, and neither the Corporation nor any of its stockholders shall have the right to challenge any such construction, application or determination.

                  Section 5. Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligations imposed by law.

                  Section 6. Amendment, Repeal, Etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), in addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any amendment, alteration, repeal or rescission of any provision of this Article VIII must also be approved by either
(i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by any Interested Stockholder or Affiliate or Associate thereof, voting together as a single class.


                                   ARTICLE IX

                                 ANTI-GREENMAIL
                                 --------------

                  Any direct or indirect purchase or other acquisition by the Corporation of any Voting Stock (as defined in Article VIII, Section 3(m) hereof) from any Significant Stockholder (as hereinafter defined) who has been the beneficial owner (as defined in Article VIII, Section 3(c) hereof) of such Voting Stock for less than two years prior to the date of such purchase or other acquisition shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the total number of outstanding shares of Voting Stock, excluding in calculating such affirmative vote and the total number of outstanding shares all Voting Stock beneficially owned by such Significant Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, but no such affirmative vote shall be required (i) with respect to any purchase or other acquisition of Voting Stock made as part of a tender or exchange offer from all holders of the same class of Voting Stock and complying with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or
(ii) with respect to any purchase of Voting Stock, where the Board of Directors has determined that the purchase price per share of the Voting Stock does not exceed the fair market value of the Voting Stock. Such fair market value shall be calculated on the basis of the average closing price or the mean of the bid and ask prices of a share of Voting Stock for the 20 trading days immediately preceding the execution of a definitive agreement to purchase the Voting Stock from a Significant Stockholder.

                  For the purpose of this Article IX, "Significant Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which is the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the outstanding Voting Stock.


                                    ARTICLE X

                        LIMITATION OF DIRECTOR LIABILITY
                        --------------------------------

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

                  Any amendment, termination or repeal of this Article X or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.

                  In addition to any requirements of law or of any other provisions of this Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Article X.


                                   ARTICLE XI

                                 INDEMNIFICATION
                                 ---------------

                  Section 1. Actions, Suits or Proceedings Other than by or in the Right of the Corporation. To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything contained in this Article XI, but subject to Section 7 hereof, the Corporation shall not be obligated to indemnify any director or officer in connection with an action, suit or proceeding, or part thereof, initiated by such person against the Corporation unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Board of Directors.

                  Section 2. Actions or Suits by or in the Right of the Corporation. To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding anything contained in this Article XI, but subject to Section 7 hereof, the Corporation shall not be obligated to indemnify any director or officer in connection with an action or suit, or part thereof, initiated by such person against the Corporation unless such action or suit, or part thereof, was authorized or consented to by the Board of Directors.

                  Section 3. Indemnification for Costs, Charges and Expenses of a Successful Party. To the extent that a director, officer, employee or agent of the Corporation has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article XI, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including at- torneys' fees) actually and reasonably incurred by such person or on such person's behalf in connection therewith.

                  Section 4. Indemnification for Expenses of a Witness. To the extent that any person who is or was or has agreed to become a director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the written request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person's behalf in connection therewith.

                  To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the written request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person's behalf in connection therewith.

                  Section 5. Determination of Right to Indemnification. Any indemnification under Section 1 or 2 of this Article XI (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2 of this
Article XI. Any indemnification under Section 4 of this Article XI (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determinations shall be made by (a) a majority vote of directors who were not parties to such action, suit or proceeding even though less than a quorum of the Board of Directors, or (b) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion or (c) by the stockholders of the Corporation. To obtain indemnification under this Article XI, any person referred to in Section 1, 2, 3 or 4 of this Article XI shall submit to the Corporation a written request, including therewith such documents as are reasonably available to such person and are reasonably necessary to determine whether and to what extent such person is entitled to indemnification.

                  Section 6. Advancement of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys' fees) incurred by or on behalf of a director or officer in defending a civil or criminal action, suit or proceeding referred to in Section 1 or 2 of this Article XI shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by or on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of a written undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article XI or by law. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's financial ability to make repayment. The majority of the directors who were not parties to such action, suit or proceeding may, upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

                  Section 7. Procedure for Indemnification. Any indemnification under Section 1, 2, 3 or 4 of this Article XI or advancement of costs, charges and expenses under Section 6 of this Article XI shall be made promptly, and in any event within sixty (60) days (except indemnification to be determined by stockholders which will be determined at the next annual meeting of stockholders), upon the written request of the director or officer. The right to indemnification or advancement of expenses as granted by this Article XI shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition of such request is made within sixty (60) days of the request. Such person's costs, charges and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement, to the extent successful, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 6 of this Article XI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in
Section 1 or 2 of this Article XI, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2 of this Article XI, nor the fact that there has been an actual determination by the Corporation (including its directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  Section 8. Settlement. The Corporation shall not be obligated to reimburse the costs, charges and expenses of any settlement to which it has not agreed. If in any action, suit or proceeding (including any appeal) within the scope of Section 1 or 2 of this Article XI, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision of this Article XI, the indemnification obligation of the Corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by or on behalf of such person prior to the time such settlement could reasonably have been effected. For purposes of this Section 8, whether a person shall have "unreasonably failed to enter into a settlement" shall be as determined by the Board.

                  Section 9. Other Rights; Continuation of Right to Indemnification; Individual Contracts. The indemnification and advancement of costs, charges and expenses provided by or granted pursuant to this Article XI shall not be deemed exclusive of any other rights to which those persons seeking indemnification or advancement of costs, charges and expenses may be entitled under law (common or statutory) or any Bylaw, agreement, policy of indemnification insurance or vote of stockholders or directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the legatees, heirs, distributees, executors and administrators of such person. Nothing contained in this Article XI shall be deemed to prohibit the Corporation from entering into, and the Corporation is specifically authorized to enter into, agreements with directors, officers, employees and agents providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article XI shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article XI is in effect.

                  Section 10. Savings Clause. If this Article XI or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director or officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the full extent permitted by applicable law.

                  Section 11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation against any costs, charges or expenses, liability or loss incurred by such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such costs, charges or expenses, liability or loss under the Certificate of Incorporation or applicable law; provided, however, that such insurance is available on acceptable terms as determined by the Board. To the extent that any director, officer, employee or agent is reimbursed by an insurance company under an indemnification insurance policy for any costs, charges, expenses (including at-torneys' fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by any applicable portion of this Article XI, the Bylaws, any agreement, the policy of indemnification insurance or otherwise, the Corporation shall not be obligated to reimburse the person to be indemnified in connection with such proceeding.

                  Section 12. Definitions. For purposes of this Article XI, the following terms shall have the following meanings:

                  (a) "The Corporation" shall include, in addition to the resulting corporation, any constituent corporation or entity (including any constituent of a constituent) absorbed by way of an acquisition, consolidation, merger or otherwise, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employee or agent so that any person who is or was a director, officer, employee or agent of such constituent corporation or entity, or is or was serving at the written request of such constituent corporation or entity as a director or officer of another corporation, entity, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation or entity as he would have with respect to such constituent corporation or entity if its separate existence had continued;

                  (b) "Other enterprises" shall include employee benefit plans, including, but not limited to, any employee benefit plan of the Corporation;

                  (c) "Director or officer" of the Corporation shall include any director, officer, partner or trustee who is or was or has agreed to serve at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise;

                  (d) "Serving at the request of the Corporation" shall include any service that imposes duties on, or involves services by a director, officer, employee or agent of the Corporation with respect to an employee benefit plan, its participants or beneficiaries, including acting as a fiduciary thereof;

                  (e) "Fines" shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan;

                  (f) To the fullest extent permitted by law, a person shall be deemed to have acted in "good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful," if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise; and

                  (g) A person shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in Sections 1 and 2 of this Article XI if such person acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan.

                  Section 13. Subsequent Amendment and Subsequent Legislation. Neither the amendment, termination or repeal of this Article XI or of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation or of any statute inconsistent with this Article XI shall eliminate, affect or diminish in any way the rights of any director, officer, employee or agent of the Corpora-tion to indemnification under the provisions of this Article XI with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

                  If the General Corporation Law of the State of Delaware is amended to expand further the indemnification permitted to directors and officers of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.


                                   ARTICLE XII

                                   AMENDMENTS

                  Section 1. Amendments of Certificate of Incorporation. In addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of any Series of Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of this Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of this Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon; provided, however, that if any such Change relates to Section 13 of Article XI or Articles V, VI, VII or XII of this Certificate of Incorporation, such Change must also be approved either (i) by not less than a majority of the authorized number of directors and, if one or more Interested Stockholders (as defined in Article VIII hereof) exist, by not less than a majority of the Disinterested Directors (as defined in Article VIII hereof), or (ii) by the affirmative vote of the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon and, if the Change is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate (as such terms are defined in Article VIII hereof) of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of Capital Stock entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof. Notwithstanding the foregoing, any provision of the Certificate of Incorporation that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision. Subject to the foregoing, the Corporation reserves the right to amend this Certificate of Incorporation from time to time in any and as many respects as may be desired and as may be lawfully contained in an original certificate of incorporation filed at the time of making such amendment.

                  Except as may otherwise be provided in this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section 1.

                  Section 2. Amendments of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the Bylaws of the Corporation in accordance with the terms thereof; provided, however, that any Bylaw made by the Board may be altered, amended, rescinded, or repealed in accordance with the terms thereof by the holders of shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the Bylaws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

                                   ARTICLE XII

                                     NOTICES
                                     -------

                  The name and mailing address of the incorporator of this Corporation is:

                           Falmouth Co-operative Bank
                                20 Davis Straits
                          Falmouth, Massachusetts 02540

                  Falmouth Co-operative Bank caused this Certificate of Incorporation to be signed by Santo P. Pasqualucci, President and Chief Executive Officer, and attested to by John A. DeMello, Clerk of Falmouth Co-operative Bank, this 25th day of November, 1996.

                                  FALMOUTH CO-OPERATIVE BANK



                                  By:      /s/ Santo P. Pasqualucci
                                           ----------------------------------
                                           Santo P. Pasqualucci
                                           President and Chief Executive Officer
Attest:



/s/ John A. DeMello
-----------------------------------------
John A. DeMello
Clerk

                                                                      APPENDIX F

================================================================================












                                     BYLAWS


                                       OF


                             FALMOUTH BANCORP, INC.
















================================================================================

              TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                    ARTICLE I

                                    OFFICES................................  1
Section I         Registered Office........................................  1
Section II        Additional Offices.......................................  1

                                   ARTICLE II

                                 STOCKHOLDERS..............................  1
Section I         Place of Meetings........................................  1
Section II        Annual Meetings..........................................  1
Section III       Special Meetings.........................................  1
Section IV        Notice of Meetings.......................................  1
Section V         Waiver of Notice.........................................  2
Section VI        Fixing of Record Date....................................  2
Section VII       Quorum...................................................  2
Section VIII      Conduct of Meetings......................................  2
Section IX        Voting; Proxies..........................................  3
Section X         Inspectors of Election...................................  3
Section XI        Procedure for Nominations................................  3
Section XII       Substitution of Nominees.................................  4
Section XIII      New Business.............................................  4

                                   ARTICLE III

                                 CAPITAL STOCK.............................  5
Section I         Certificates of Stock....................................  5
Section II        Transfer Agent and Registrar.............................  6
Section III       Registration and Transfer of Shares......................  6
Section IV        Lost, Destroyed and Mutilated Certificates...............  6
Section V         Holder of Record.........................................  6

                                   ARTICLE IV

                              BOARD OF DIRECTORS...........................  6
Section I         Responsibilities; Number of Directors....................  6
Section II        Qualifications...........................................  7
Section III       Regular and Annual Meetings..............................  7
Section IV        Special Meetings.........................................  7
Section V         Notice of Meetings; Waiver of Notice.....................  7
Section VI        Conduct of Meetings......................................  7
Section VII       Quorum and Voting Requirements...........................  7
Section VIII      Informal Action by Directors.............................  8
Section IX        Resignation..............................................  8
Section X         Vacancies................................................  8
Section XI        Compensation.............................................  8
Section XII       Amendments Concerning the Board..........................  8

                                                                          Page

                                    ARTICLE V

                                  COMMITTEES...............................  8
Section I         Standing Committees......................................  8
Section II        Nominating Committee.....................................  9
Section III       Other Committees.........................................  9

                                   ARTICLE VI

                                   OFFICERS................................  9
Section I         Number...................................................  9
Section II        Term of Office and Removal...............................  9
Section III       President and Chief Executive Officer....................  9
Section IV        Vice Presidents.......................................... 10
Section V         Treasurer................................................ 10
Section VI        Secretary................................................ 10
Section VII       Other Officers and Employees............................. 10
Section VIII      Compensation of Officers and Others...................... 10

                                   ARTICLE VII

                                   DIVIDENDS............................... 10

                                  ARTICLE VIII

                                  AMENDMENTS............................... 11

                                     BYLAWS

                                       OF

                             FALMOUTH BANCORP, INC.



                                    ARTICLE I

                                     OFFICES

                  Section I Registered Office. The registered office of Falmouth Bancorp, Inc. (the "Corporation") in the State of Delaware shall be in the City of Wilmington, County of New Castle.

                  Section II Additional Offices. The Corporation may also have offices and places of business at such other places, within or without the State of Delaware, as the Board of Directors (the "Board") may from time to time designate or the business of the Corporation may require.

                                   ARTICLE II

                                  STOCKHOLDERS

                  Section I Place of Meetings. Meetings of stockholders of the Corporation shall be held at such place, within or without the State of Delaware, as may be fixed by the Board and designated in the notice of meeting. If no place is so fixed, they shall be held at the principal administrative office of the Corporation.

                  Section II Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors and the transaction of any other business which may properly come before such meeting shall be held each year on the third Tuesday in January at 5:00 p.m., unless a different hour or place is designated by the Board.

                  Section III Special Meetings. Special meetings of stockholders, for any purpose, may be called at any time only by the Chairman of the Board, the President and Chief Executive Officer or by resolution of at least three-fourths of the directors then in office. Special meetings shall be held on the date and at the time and place as may be designated by the Board. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

                  Section IV Notice of Meetings. Except as otherwise required by law, written notice stating the place, date and hour of any meeting of stockholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at such meeting, either personally or by mail not less than ten
(10) nor more than sixty (60) days before the date of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail, with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, or at such other address as the stockholder shall have furnished in writing to the Secretary. Notice of any special meeting shall indicate that the notice is being issued by or at the direction of the person or persons calling such meeting. When any meeting of stockholders, either annual or special, is adjourned to another time or place, no notice of the adjourned meeting need be given, other than an announcement at the meeting at which such adjournment is taken giving the time and place to which the meeting is adjourned; provided, however, that if the adjournment is for more than thirty (30) days, or if after adjournment, the Board fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                  Section V Waiver of Notice. Notice of any annual or special meeting need not be given to any stockholder who submits a signed waiver of notice of any meeting, in person or by proxy or by his or her duly authorized attorney-in-fact, whether before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice by such stockholder, except where a stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                  Section  VI  Fixing  of  Record  Date.   For  the  purpose  of
determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose, the Board shall fix a date as the record date for any such determination of stockholders, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. Such date in any case shall be not more than sixty (60) days and, in the case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 6, such determination shall, unless otherwise provided by the Board, also apply to any adjournment thereof. If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                  Section VII Quorum. The holders of record of a majority of the total number of votes eligible to be cast in the election of directors generally by the holders of the outstanding shares of the capital stock of the Corporation entitled to vote thereat, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of stockholders, except as otherwise provided by law, these Bylaws or the Certificate of Incorporation. If less than a majority of such total number of votes are represented at a meeting, a majority of the number of votes so represented may adjourn the meeting from time to time without further notice, provided, that if such adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. When a quorum is once present to organize a meeting of stockholders, such quorum is not broken by the subsequent withdrawal of any stockholders.

                  Section VIII Conduct of Meetings. The President shall serve as chairman at all meetings of the stockholders. If the President is absent or otherwise unable to so serve, the ranking Vice-President shall serve as chairman at any meeting of stockholders held in such absence. If both the President and the ranking Vice-President are absent or otherwise unable to serve, such other person as shall be appointed by the Board of Directors shall serve as chairman at any meeting of stockholders held in such absence. The Secretary or, in his or her absence, such other person as the chairman of the meeting shall appoint, shall serve as secretary of the meeting. The chairman of the meeting shall conduct all meetings of the stockholders in accordance with the best interests of the Corporation and shall have the authority and discretion to establish reasonable procedural rules for the conduct of such meetings, including such regulation of the manner of voting and the conduct of discussion as he or she shall deem appropriate.

                  Section IX Voting; Proxies. Each stockholder entitled to vote at any meeting may vote either in person or by proxy. Unless otherwise specified in the Certificate of Incorporation or in a resolution, or resolutions, of the Board providing for the issuance of preferred stock, each stockholder entitled to vote shall be entitled to one vote for each share of capital stock registered in his or her name on the transfer books or records of the Corporation. Each stockholder entitled to vote may authorize another person or persons to act for him or her by proxy. All proxies shall be in writing, signed by the stockholder or by his or her duly authorized attorney-in-fact, and shall be filed with the Secretary before being voted. No proxy shall be valid after three (3) years from the date of its execution unless otherwise provided in the proxy. The attendance at any meeting by a stockholder who shall have previously given a proxy applicable thereto shall not, as such, have the effect of revoking the proxy. The Corporation may treat any duly executed proxy as not revoked and in full force and effect until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date. If ownership of a share of voting stock of the Corporation stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, any one or more of such stockholders may cast all votes to which such ownership is entitled. If an attempt is made to cast conflicting votes by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such stock and present at such meeting. If such conflicting votes are evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the Court. Except for the election of directors or as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of stockholders, all matters shall be determined by a vote of the holders of a majority of the number of votes eligible to be cast by the holders of the outstanding shares of capital stock of the Corporation present and entitled to vote thereat. Directors shall, except as otherwise required by law, these Bylaws or the Certificate of Incorporation, be elected by a plurality of the votes cast by each class of shares entitled to vote at a meeting of stockholders, present and entitled to vote in the election.

                  Section X Inspectors of Election. In advance of any meeting of stockholders, the Board shall appoint one or more persons, other than officers, directors or nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. Such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the meeting shall make such appointment at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act at the meeting, the vacancy so created may be filled by appointment by the Board in advance of the meeting or at the meeting by the chairman of the meeting. The duties of the inspectors of election shall include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, receiving votes, ballots or consents, hearing and deciding all challenges and questions arising in connection with the right to vote, counting and tabulating all votes, ballots or consents, determining the results, and doing such acts as are proper to the conduct of the election or the vote with fairness to all stockholders. Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them. Each inspector shall be entitled to a reasonable compensation for his or her services, to be paid by the Corporation.

                  Section  XI  Procedure   for   Nominations.   Subject  to  the
provisions hereof, the Board of Directors shall act as a Nominating Committee to select nominees for election as directors. Except in the case of a nominee substituted as a result of the death, incapacity, withdrawal or other inability to serve of a nominee, the Nominating Committee shall deliver written nominations to the Secretary at least twenty (20) days prior to the date of the annual meeting. Provided the Nominating Committee makes such nominations, no nominations for directors except those made by the Nominating Committee shall be voted upon at the annual meeting of stockholders unless other nominations by stockholders are made in accordance with the provisions of this Section 11. Nominations of individuals for election to the Board at a meeting of stockholders may be made by any stockholder of record of the Corporation entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary as set forth in this Section 11. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an election of directors to be held at an annual meeting of stockholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an election to be held at an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. For purposes of this Section 11, notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director,
(i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) such person's written consent to serve as a director, if elected, and (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Corporation is then subject to such rules); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, (ii) the class and number of shares of the Corporation which are owned of record by such stockholder and the dates upon which he or she acquired such shares, (iii) a description of all arrangements or understandings between the stockholder and nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (iv) the identification of any person employed, retained, or to be compensated by the stockholder submitting the nomination or by the person nominated, or any person acting on his or her behalf to make solicitations or recommendations to stockholders for the purpose of assisting in the election of such director, and a brief description of the terms of such employment, retainer or arrangement for compensation. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee together with the required written consent. No person shall be elected as a director of the Corporation unless nominated in accordance with the procedures set forth in this
Section 11.

                  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall declare to the meeting that such nomination was not properly brought before the meeting and shall not be considered.

                  Section XII Substitution of Nominees. In the event that a person is validly designated as a nominee in accordance with Section 11 of this
Article II and shall thereafter become unwilling or unable to stand for election to the Board, the Nominating Committee may designate a substitute nominee upon delivery, not fewer than five (5) days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to Section 11 of this Article II had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such substituted nominee.

                  Section XIII New Business. Any new business to be taken up at the annual meeting at the request of the Chairman of the Board, the President and Chief Executive Officer or by resolution of at least three-fourths of the directors then in office shall be stated in writing and filed with the Secretary at least fifteen (15) days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but, except as provided in this Section 13, no other proposal shall be acted upon at the annual meeting. Any proposal offered by any stockholder may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of stockholders, sixty
(60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. For purposes of this Section 13, notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. A stockholder's notice to the Secretary shall set forth as to the matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting; (b) the name and address of the stockholder proposing such business; (c) the class and number of shares of the Corporation which are owned of record by the stockholder and the dates upon which he or she acquired such shares; (d) the identification of any person employed, retained, or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal, and a brief description of the terms of such employment, retainer or arrangement for compensation; and (e) such other information regarding such proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission or required to be delivered to the Corporation pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Corporation is then subject to such rules). This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board or the management of the Corporation, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided. This provision shall not constitute a waiver of any right of the Corporation under the proxy rules of the Securities and Exchange Commission or any other rule or regulation to omit a stockhol- der's proposal from the Corporation's proxy materials.

                  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any new business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall declare to the meeting that such new business was not properly brought before the meeting and shall not be considered.



                                   ARTICLE III

                                  CAPITAL STOCK

                  Section I Certificates of Stock. Certificates representing shares of stock shall be in such form as shall be determined by the Board. Each certificate shall state that the Corporation will furnish to any stockholder upon request and without charge a statement of the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each class or series of stock and the qualifications or restrictions of such preferences and/or rights, or shall set forth such statement on the certificate itself. The certificates shall be numbered in the order of their issue and entered in the books of the Corporation or its transfer agent or agents as they are issued. Each certificate shall state the registered holder's name and the number and class of shares, and shall be signed by the Chairman of the Board or the President and Chief Executive Officer, and the Secretary or any Assistant Secretary, and may, but need not, bear the seal of the Corporation or a facsimile thereof. Any or all of the signatures on the certificates may be facsimiles. In case any officer who shall have signed any such certificate shall cease to be such officer of the Corporation, whether because of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

                  Section II Transfer Agent and Registrar. The Board shall have the power to appoint one or more Transfer Agents and Registrars for the transfer and registration of certificates of stock of any class, and may require that stock certificates be countersigned and registered by one or more of such Transfer Agents and Registrars.

                  Section III  Registration  and Transfer of Shares.  Subject to
the provisions of the Certificate of Incorporation of the Corporation, the name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him or her, the numbers of the certificates covering such shares and the dates of issue of such certificates. Subject to the provisions of the Certificate of Incorporation of the Corporation, the shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, with such guarantee or proof of the authenticity of the signature as the Corporation or its agents may reasonably require and with proper evidence of payment of any applicable transfer taxes. Subject to the provisions of the Certificate of Incorporation of the Corporation, a record shall be made of each transfer.

                  Section IV Lost, Destroyed and Mutilated Certificates. The holder of any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue, or cause to be issued, a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed upon evidence satisfactory to the Corporation of the loss, theft or destruction of the certificate, and in the case of mutilation, the surrender of the mutilated certificate. The Corporation may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his or her legal representatives, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, destruction or mutilation of any such certificate and the issuance of such new certificate, or may refer such owner to such remedy or remedies as he or she may have under the laws of the State of Delaware.

                  Section V Holder of Record. Subject to the provisions of the Certificate of Incorporation of the Corporation, the Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

                                   ARTICLE IV

                               BOARD OF DIRECTORS

                  Section I Responsibilities; Number of Directors. The business and affairs of the Corporation shall be under the direction of the Board. The Board shall consist of not less than seven (7) nor more than twenty-five (25) directors. Within the foregoing limits, the number of directors shall be determined only by resolution of the Board. A minimum of three (3) directors shall be persons other than officers or employees of the Corporation or its subsidiaries and shall not have a relationship which, in the opinion of the

Board (exclusive of such persons), could interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No more than two directors shall be officers or employees of the Corporation or its subsidiaries.

                  Section II Qualifications. Each director shall be at least eighteen (18) years of age.


                  Section III Regular and Annual Meetings. An annual meeting of the Board for the election of officers shall be held, without notice other than these Bylaws, immediately after, and at the same place as, the annual meeting of the stockholders, or, with notice, at such other time or place as the Board may fix by resolution. The Board may provide, by resolution, the time and place, within or without the State of Delaware, for the holding of regular meetings of the Board without notice other than such resolution.

                  Section IV Special Meetings. Special meetings of the Board may be called for any purpose at any time by or at the request of the Chairman of the Board or the President and Chief Executive Officer. Special meetings of the Board shall also be called by the Secretary upon the written request, stating the purpose or purposes of the meeting, of at least a majority of the directors then in office. The persons authorized to call special meetings of the Board shall give notice of such meetings in the manner prescribed by these Bylaws and may fix any place, within or without the Corporation's regular business area, as the place for holding any special meeting of the Board called by such persons. No business shall be conducted at a special meeting other than that specified in the notice of meeting.

                  Section V Notice of Meetings; Waiver of Notice. Except as otherwise provided in Section 4 of this Article IV, at least twenty-four (24) hours notice of meetings shall be given to each director if given in person, by same-day courier or by telephone, telegraph, telex, facsimile or other electronic transmission and at least five (5) days notice of meetings shall be given if given in writing and delivered by courier (other than same-day) or by postage prepaid mail. The purpose of any special meeting shall be stated in the notice. Such notice shall be deemed given when sent or given to any mail or courier service (other than same-day) or company providing electronic transmission service. Any director may waive notice of any meeting by submitting a signed waiver of notice with the Secretary, whether before or after the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                  Section VI Conduct of Meetings. Meetings of the Board shall be presided over by the President, and in the absence or incapacity of the President, the presiding officer shall be the ranking Vice- President. In the absence or disability of both the President and the ranking Vice-President, a majority of the entire Board shall designate a director who shall preside over meetings of the Board. The Secretary or, in his absence, a person appointed by the President (or other presiding person), shall act as secretary of the meeting. The President (or other person presiding) shall conduct all meetings of the Board in accordance with the best interests of the Corporation and shall have the authority and discretion to establish reasonable procedural rules for the conduct of Board meetings. At the discretion of the President, any one or more directors may participate in a meeting of the Board or a committee of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting.

                  Section VII Quorum and Voting Requirements. A quorum at any meeting of the Board shall consist of not less than a majority of the directors then in office or such greater number as shall be required by law, these Bylaws or the Certificate of Incorporation, but not less than one-third (1/3) of the total number. If less than a required quorum is present, the majority of those directors present shall adjourn the meeting to another time and place without further notice. At such adjourned meeting at which a quorum shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a majority vote of the directors present at a meeting, if a quorum is present, shall constitute an act of the Board.

                  Section VIII Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

                  Section IX Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman of the Board or the President and Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof.

                  Section X Vacancies. To the extent not inconsistent with the Certificate of Incorporation and subject to the limitations prescribed by law and the rights of holders of Preferred Stock, vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the number of directors, shall be filled only by a vote of a majority of the directors then holding office, whether or not a quorum, at any regular or special meeting of the Board called for that purpose. Subject to the rights of holders of Preferred Stock, no person shall be so elected a director unless nominated by the Nominating Committee. Subject to the rights of holders of Preferred Stock, any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor shall be elected and qualified.

                  Section XI Compensation. From time to time, as the Board deems necessary, the Board shall fix the compensation of directors and officers of the Corporation in such one or more forms as the Board may determine.

                  Section XII Amendments Concerning the Board. The number of directors and other restrictions and qualifications for directors of the Corporation as set forth in these Bylaws may be altered only by a vote, in addition to any vote required by law, of two-thirds of the entire Board or by the affirmative vote of the holders of record of not less than eighty percent (80%) of the total votes eligible to be cast by holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose.



                                    ARTICLE V

                                   COMMITTEES

                  Section I Standing Committees. At each annual meeting of the Board, upon recommendation by the Chairman of the Board, the directors shall designate from their own number, by resolution, the following committees:

                  (a)      Executive Committee

                  (b)      Audit Committee

                  (c)      Compensation Committee

                  (d)      Nominating Committee
which shall be standing committees of the Board. The Chairman of the Board shall appoint a director to fill any vacancy on any committee of the Board. The members of the committees shall serve at the pleasure of the Board.

                  Section II Nominating Committee. The Board of Directors shall act as the Nominating Committee for selecting nominees for election as directors. Notwithstanding the foregoing, no director shall serve on the Nominating Committee in any capacity in any year during which such director's term as a director is scheduled to expire. The Nominating Committee shall review qualifications of and interview candidates for the Board and shall make nominations for election of board members in accordance with the provisions of these Bylaws in relation to those suggestions to the Board. The Chairman of the Board shall designate one member of the Committee to serve as chairman of the Nominating Committee. A quorum shall consist of at least a majority of the members of the Committee.

                  Section III Other Committees. The Board may by resolution authorize such other committees as from time to time it may deem necessary or appropriate for the conduct of the business of the Corporation. The members of each committee so authorized shall be appointed by the Board from members of the Board and/or employees of the Corporation. Each such committee shall exercise such powers as may be assigned by the Board to the extent not inconsistent with law, these Bylaws, the Certificate of Incorporation, or resolutions of the Board.

                                   ARTICLE VI

                                    OFFICERS

                  Section I Number. The Board shall, at each annual meeting, elect a Chairman of the Board, a President and Chief Executive Officer, a Secretary and may elect a Vice Chairman, one or more Vice Presidents and such other officers as the Board from time to time may deem necessary or the business of the Corporation may require. Any number of offices may be held by the same person except that no person may simultaneously hold the offices of President and Chief Executive Officer and Secretary.

                  The election of all officers shall be by a majority of the directors then in office. If such election is not held at the meeting held annually for the election of officers, such officers may be so elected at any subsequent regular meeting or at a special meeting called for that purpose, in the same manner above provided. Each person elected shall have such authority, bear such title and perform such duties as provided in these Bylaws and as the Board may prescribe from time to time. All officers elected or appointed by the Board shall assume their duties immediately upon their election and shall hold office at the pleasure of the Board. Whenever a vacancy occurs among the officers, it may be filled at any regular or special meeting called for that purpose, in the same manner as above provided.

                  Section II Term of Office and Removal. Each officer shall serve until his or her successor is elected and duly qualified, the office is abolished, or he or she is removed. Except for the Chairman of the Board, the President and Chief Executive Officer, any officer may be removed at any regular meeting of the Board with or without cause by an affirmative vote of a majority of the directors then in office. The Board may remove the Chairman of the Board or the President and Chief Executive Officer at any time, with or without cause, only by the unanimous vote of the non-officer directors then holding office at any regular or special meeting of the Board called for that purpose.

                  Section III President and Chief Executive Officer. The President shall be the Chief Executive Officer of the Corporation and shall, subject to the direction of the Board, oversee all the major activities of the Corporation and its subsidiaries and be responsible for assuring that the policy decisions of the Board are implemented as formulated. The President and Chief Executive Officer shall be responsible, in consultation with such Officers and members of the Board as he deems appropriate, for planning the growth of the Corporation. The President and Chief Executive Officer shall be responsible for stockholder relations and relations with investment bankers or other similar financial institutions, and shall be empowered to designate officers of the Corporation and its subsidiaries to assist in such activities. The President and Chief Executive Officer shall be principally responsible for exploring and reporting to the Board all opportunities for mergers, acquisitions and new business. The President and Chief Executive Officer, under authority given to him, shall have the authority to sign instruments in the name of the Corporation. The President and Chief Executive Officer shall have general supervision and direction of all of the Corporation's officers and personnel, subject to and consistent with policies enunciated by the Board. Unless otherwise provided by the Board, the President and Chief Executive Officer shall preside as Chairman, when present, at all meetings of stockholders and of the Board. The President and Chief Executive Officer shall have such other powers as may be assigned to him by the Board or its committees.

                  Section IV Vice Presidents. Vice Presidents may be appointed by the Board of Directors to perform such duties as may be prescribed by these Bylaws, the Board or the President and Chief Executive Officer as permitted by the Board.

                  Section  V  Treasurer.   The  Treasurer  shall  be  the  chief
accounting officer of the Corporation and shall be responsible for the maintenance of adequate systems and records. The Treasurer shall also keep a record of all assets, liabilities, receipts, disbursements, and other financial transactions, and shall see that all expenditures are made in accordance with procedures duly established from time to time by the Board. The Treasurer shall make such reports as may be required by the Board or as are required by law.

                  Section VI Secretary. The Secretary shall attend all meetings of the Board and of the stockholders, and shall record, or cause to be recorded, all votes and minutes of all proceedings of the Board and of the stockholders in a book or books to be kept for that purpose. The Secretary shall perform such executive and administrative duties as may be assigned by the Board, the Chairman of the Board or the President and Chief Executive Officer. The Secretary shall have charge of the seal of the Corporation, shall submit such reports and statements as may be required by law or by the Board, shall conduct all correspondence relating to the Board and its proceedings and shall have such other powers and duties as are generally incident to the office of Secretary and as may be assigned to him or her by the Board, the Chairman of the Board or the President and Chief Executive Officer.

                  Section VII Other Officers and Employees. Other officers and employees appointed by the Board shall have such authority and shall perform such duties as may be assigned to them, from time to time, by the Board or the President and Chief Executive Officer.

                  Section VIII Compensation of Officers and Others. The compensation of all officers and employees shall be fixed from time to time by the Board, or by any committee or officer authorized by the Board to do so, upon the recommendation and report by the Compensation Committee. The compensation of agents shall be fixed by the Board, or by any committee or officer authorized by the Board to do so, upon the recommendation and report of the Compensation Committee.

                                   ARTICLE VII

                                    DIVIDENDS

                  The Board shall have the power, subject to the provisions of law and the requirements of the Certificate of Incorporation, to declare and pay dividends out of surplus (or, if no surplus exists, out of net profits of the Corporation, for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except where there is an impairment of capital stock), to pay such dividends to the stockholders in cash, in property, or in shares of the capital stock of the Corporation, and to fix the date or dates for the payment of such dividends.

                                  ARTICLE VIII

                                   AMENDMENTS

                  These Bylaws, except as provided by applicable law or the Certificate of Incorporation, or as otherwise set forth in these Bylaws, may be amended or repealed at any regular meeting of the entire Board by the vote of two-thirds of the Board; provided, however, that (a) a notice specifying the change or amendment shall have been given at a previous regular meeting and entered in the minutes of the Board; (b) a written statement describing the change or amendment shall be made in the notice mailed to the directors of the meeting at which the change or amendment shall be acted upon; and (c) any Bylaw made by the Board may be altered, amended, rescinded, or repealed by the holders of shares of capital stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose in accordance with the percentage requirements set forth in the Certificate of Incorporation and/or these Bylaws. Notwithstanding the foregoing, any provision of these Bylaws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.        Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Article X of the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article XI of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the written request of the Company.

      Article XI also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Bank currently maintains and the Company expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

Item 21.        Exhibits and Financial Statement Schedules.

      The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

(a)   List of Exhibits.  (Filed herewith unless otherwise noted).

Exhibit No.                                             Description
-----------                                             -----------
     2.1        Agreement and Plan of Reorganization by and among Falmouth Co-operative Bank and
                Falmouth Bancorp, Inc. (included as Appendix C to the Proxy Statement-Prospectus)

     3.1        Certificate of Incorporation of Falmouth Bancorp, Inc. (included as Appendix E to the
                Proxy Statement-Prospectus)

     3.2        Bylaws of Falmouth Bancorp, Inc. (included as Appendix F to the Proxy Statement-
                Prospectus)

     3.3        Charter of Falmouth Co-operative Bank*

     3.4        Bylaws of Falmouth Co-operative Bank*

     4.1        Form of Stock Certificate of Falmouth Bancorp, Inc.*

     5.1        Opinion of Thacher Proffitt & Wood re: legality

     8.1        Opinion of Thacher Proffitt & Wood re: federal tax matters

     8.2        Opinion of John P. Conroy, P.C. re: Massachusetts tax matters

    10.1        1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Co-
                operative Bank (included as Appendix A to the Proxy Statement-Prospectus)

    10.2        1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of
                Falmouth Co-operative Bank (included as Appendix B to the Proxy Statement-
                Prospectus)

    10.3        Employment Agreement by and between Falmouth Co-operative Bank and Santo
                Pasqualucci, effective as of March 27, 1996*

    10.4        Employment Agreement by and between Falmouth Co-operative Bank and George
                Young, effective as of March 27, 1996*

    10.5        Falmouth Co-operative Bank Employee Stock Ownership Plan, effective as of March
                28, 1996*

    10.6        Falmouth Co-operative Bank Employee Stock Ownership Trust, effective as of March
                28, 1996*

    16.1        Letter regarding Change in Certifying Accountant*

    23.1        Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this
                Registration Statement)

    23.2        Consent of Shatswell MacLeod & Co., P.C.

    23.3        Consent of Keith Hersey Sheehan Benoit Dempsey & Oman, P.C.

    27.1        Financial Data Schedule (only filed in EDGAR format)*

    99.1        Proxy Card for 1997 Annual Meeting of Falmouth Co-operative Bank.
-----------------
*Previously filed on November 27, 1996.

                                      II-2

(b)   Financial Statement Schedules.

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.


Item 22.        Undertakings.

         The undersigned Registrant hereby undertakes as follows:

         (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Falmouth, State of Massachusetts, on December 24, 1996.

                                       Falmouth Bancorp, Inc.

                                       By: /s/ Santo P. Pasqualucci
                                           ----------------------------------
                                           Santo P. Pasqualucci
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Santo P. Pasqualucci and Richard A. Schaberg as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.

                   Name                                      Title                               Date
                   ----                                      -----                               ----
/s/ Santo P. Pasqualucci                     Director, President and Chief                 December 24, 1996
------------------------                     Executive Officer
Santo P. Pasqualucci                         (Principal executive officer)


          *                                  Vice President and Treasurer                  December 24, 1996
-----------------------                      (Principal financial officer)
George E. Young, III


          *                                  Director                                      December 24, 1996
----------------------
John W. Holland, Jr.


          *                                  Director                                      December 24, 1996
------------------
James A. Keefe


          *                                  Director                                      December 24, 1996
--------------------
Gardner L. Lewis


          *                                  Director                                      December 24, 1996
---------------------
John J. Lynch, Jr.


          *                                  Director                                      December 24, 1996
--------------------
Ronald L. McLane


          *                                  Director                                      December 24, 1996
---------------------
Eileen C. Miskell


          *                                  Director                                      December 24, 1996
-------------------
Robert H. Moore

                                      II-4

                   Name                                      Title                               Date
                   ----                                      -----                               ----


          *                                  Director                                      December 24, 1996
--------------------
Walter A. Murphy


          *                                  Director                                      December 24, 1996
---------------------
William E. Newton


          *                                  Director                                      December 24, 1996
-----------------
Armand Ortins


*By /s/ Santo P. Pasqualucci
    ------------------------
    Santo P. Pasqualucci
    Attorney-in-fact**


----------

     **By  authority of power of attorney  previously  filed with the  Company's
Registration Statement on November 27, 1996.

                                TABLE OF CONTENTS

List of Exhibits (filed herewith unless otherwise noted)

Exhibit No.                                             Description                                                Page No.
-----------                                             -----------                                                --------
     2.1        Agreement and Plan of Reorganization by and among Falmouth Co-operative Bank and
                Falmouth Bancorp, Inc. (included as Appendix C to the Proxy Statement-Prospectus)

     3.1        Certificate of Incorporation of Falmouth Bancorp, Inc. (included as Appendix E to the
                Proxy Statement-Prospectus)

     3.2        Bylaws of Falmouth Bancorp, Inc. (included as Appendix F to the Proxy Statement-
                Prospectus)

     3.3        Charter of Falmouth Co-operative Bank*

     3.4        Bylaws of Falmouth Co-operative Bank*

     4.1        Form of Stock Certificate of Falmouth Bancorp, Inc.*

     5.1        Opinion of Thacher Proffitt & Wood re: legality

     8.1        Opinion of Thacher Proffitt & Wood re: federal tax matters

     8.2        Opinion of John P. Conroy, P.C. re: Massachusetts tax matters

    10.1        1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Co-
                operative Bank (included as Appendix A to the Proxy Statement-Prospectus)

    10.2        1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of
                Falmouth Co-operative Bank (included as Appendix B to the Proxy Statement-
                Prospectus)

    10.3        Employment Agreement by and between Falmouth Co-operative Bank and Santo
                Pasqualucci, effective as of March 27, 1996*

    10.4        Employment Agreement by and between Falmouth Co-operative Bank and George
                Young, effective as of March 27, 1996*

    10.5        Falmouth Co-operative Bank Employee Stock Ownership Plan, effective as of March
                28, 1996*

    10.6        Falmouth Co-operative Bank Employee Stock Ownership Trust, effective as of March
                28, 1996*

    16.1        Letter regarding Change in Certifying Accountant*

    23.1        Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this
                Registration Statement)

    23.2        Consent of Shatswell MacLeod & Co., P.C.

    23.3        Consent of Keith Hersey Sheehan Benoit Dempsey & Oman, P.C.

    27.1        Financial Data Schedule (only filed in EDGAR format)*

    99.1        Proxy Card for 1997 Annual Meeting of Falmouth Co-operative Bank.
-----------------
*Previously filed on November 27, 1996.